   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 1997.



                                                      REGISTRATION NO. 333-42261

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                            LUCENT TECHNOLOGIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                             3661                            22-3408857
  (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                              600 MOUNTAIN AVENUE
                         MURRAY HILL, NEW JERSEY 07974
                                 (908) 582-8500
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                PAMELA F. CRAVEN
                             VICE PRESIDENT -- LAW
                            LUCENT TECHNOLOGIES INC.
                              600 MOUNTAIN AVENUE
                         MURRAY HILL, NEW JERSEY 07974
                                 (908) 582-8500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

             MICHAEL J. HOLLIDAY, ESQ.                              PETER B. TARR, ESQ.
              LUCENT TECHNOLOGIES INC.                             SUSAN W. MURLEY, ESQ.
                600 MOUNTAIN AVENUE                                  HALE AND DORR LLP
           MURRAY HILL, NEW JERSEY 07974                              60 STATE STREET
                                                                BOSTON, MASSACHUSETTS 02109

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger (the "Merger") of Prancer Acquisition, Inc., a wholly-owned subsidiary of Lucent Technologies Inc., with and into Prominet Corporation pursuant to the Agreement and Plan of Merger described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


=============================================================================================================
                                                          PROPOSED MAXIMUM PROPOSED MAXIMUM
                                                           OFFERING PRICE      AGGREGATE        AMOUNT OF
    TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE          PER           OFFERING       REGISTRATION
            TO BE REGISTERED               REGISTERED(1)        SHARE          PRICE(2)          FEE(4)
-------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(3).......... 2,500,000 shares        (2)         $2,989,634         $881.94
=============================================================================================================


(1) Represents the estimated maximum number of shares of Lucent Common Stock which are issuable upon consummation of the Merger, computed based on the estimated maximum number of shares of Prominet Common Stock (9,265,470), Prominet Series A Preferred Stock (10,117,788) and Prominet Series B Preferred Stock (4,076,484) that may be converted into shares of Lucent Common Stock to be registered.

(2) Pursuant to Rule 457(f)(2) promulgated under the Securities Act of 1933, the registration fee is based on the book value of the Prominet Capital Stock, as of December 11, 1997.

(3) Includes associated Preferred Share Purchase Rights, which initially are attached to and trade with the shares of Lucent Common Stock being registered hereby. Value attributable to such Preferred Share Purchase Rights, if any, is reflected in the market price of Lucent Common Stock.


(4) Previously paid.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS
EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                            LUCENT TECHNOLOGIES INC.

                             CROSS-REFERENCE TABLE

 CROSS REFERENCE SHEET BETWEEN ITEMS OF FORM S-4 AND PROXY STATEMENT/PROSPECTUS
                   PURSUANT TO ITEM 501(b) OF REGULATION S-K.

 ITEM                                                           CAPTION OR LOCATION IN
NUMBER                 ITEM IN FORM S-4                       PROXY STATEMENT/PROSPECTUS
------   ---------------------------------------------  ---------------------------------------
   1.    Forepart of Registration Statement and
         Outside Front Cover Page of Prospectus.......  Facing Page, Cross-Reference Table and
                                                        Outside Front Cover Page of Proxy
                                                        Statement/Prospectus
   2.    Inside Front and Outside Back Cover Pages of
         Prospectus...................................  Table of Contents, "Available
                                                        Information" and "Incorporation of
                                                        Documents by Reference"
   3.    Risk Factors, Ratio of Earnings to Fixed
         Charges and Other Information................  "Summary" and "Risk Factors"
   4.    Terms of the Transaction.....................  "Summary," "The Merger," "Terms of the
                                                        Merger Agreement" and "Comparison of
                                                        the Rights of Holders of Lucent Common
                                                        Stock and the Rights of Holders of
                                                        Prominet Capital Stock"
   5.    Pro Forma Financial Information..............  Not Applicable
   6.    Material Contacts with the Company Being
         Acquired.....................................  "The Merger"
   7.    Additional Information Required for
         Reoffering by Persons and Parties Deemed to
         be Underwriters..............................  Not Applicable
   8.    Interests of Named Experts and Counsel.......  "Experts" and "Legal Matters"
   9.    Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities..................................  Not Applicable
  10.    Information with Respect to S-3
         Registrants..................................  "Incorporation of Documents by
                                                        Reference," "Recent Developments" and
                                                        "Certain Information Concerning Lucent"
  11.    Incorporation of Certain Information by
         Reference....................................  "Incorporation of Documents by
                                                        Reference" and "Available Information"
  12.    Information with Respect to S-2 or S-3
         Registrants..................................  Not Applicable
  13.    Incorporation of Certain Information by
         Reference....................................  Not Applicable
  14.    Information with Respect to Registrants Other
         Than S-3 or S-2 Registrants..................  Not Applicable
  15.    Information with Respect to S-3 Companies....  Not Applicable
  16.    Information with Respect to S-2 or S-3
         Companies....................................  Not Applicable
  17.    Information with Respect to Companies Other
         Than S-3 or S-2 Companies....................  "Summary" and "Certain Information
                                                        Concerning Prominet"

 ITEM                                                           CAPTION OR LOCATION IN
NUMBER                 ITEM IN FORM S-4                       PROXY STATEMENT/PROSPECTUS
------   ---------------------------------------------  ---------------------------------------
  18.    Information if Proxies, Consents or
         Authorizations Are to Be Solicited...........  "Incorporation of Documents by
                                                        Reference," "Summary," "Prominet
                                                        Special Meeting," "The Merger,"
                                                        "Appraisal Rights" and "Certain
                                                        Information Concerning Prominet"
  19.    Information if Proxies, Consents or
         Authorizations Are Not to Be Solicited, or in
         an Exchange Offer............................  Not Applicable

                              PROMINET CORPORATION


                               400 NICKERSON ROAD


                        MARLBOROUGH, MASSACHUSETTS 01752



                                                               December 18, 1997


Dear Stockholder:


     At our Special Meeting of Stockholders (the "Special Meeting") to be held on January 21, 1998, you will be asked to vote upon the approval and adoption of the Agreement and Plan of Merger dated as of December 9, 1997 (the "Merger Agreement") among Lucent Technologies Inc. ("Lucent"), Prancer Acquisition, Inc., a wholly-owned subsidiary of Lucent ("Acquisition"), and Prominet Corporation ("Prominet"), providing for the merger of Acquisition with and into Prominet upon the terms and subject to the conditions of the Merger Agreement (the "Merger"). Holders of Prominet Series A Preferred Stock and Prominet Series B Preferred Stock are also being asked to vote upon determinations as to whether the Merger will be a liquidation, dissolution or winding up with respect to the Prominet Series A Preferred Stock and Prominet Series B Preferred Stock, respectively. The foregoing proposals are described more fully in the accompanying Proxy Statement/Prospectus.



     After careful consideration, Prominet's Board of Directors has unanimously determined that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, Prominet and its stockholders. Accordingly, Prominet's Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of Prominet vote FOR approval of the Merger Agreement and the Merger. The approval of the Merger Agreement and the Merger requires the affirmative vote of holders of at least a majority of the outstanding shares of the Prominet Common Stock (including, for purposes of determining such majority, the shares of Prominet Series A Preferred Stock and Prominet Series B Preferred Stock, calculated as if such shares had been converted into Prominet Common Stock), and the affirmative vote of at least 75% of the Prominet Series A Preferred Stock and at least 75% of the Prominet Series B Preferred Stock (each voting as a class). In addition, Prominet's Board of Directors has unanimously recommended that (i) the holders of Prominet Series A Preferred Stock vote FOR approval of a determination that the Merger not be deemed a liquidation, dissolution or winding up with respect to the Prominet Series A Preferred Stock entitling such holders to cash distributions, provided that approval of this proposal will not affect the right of the holders of Prominet Series A Preferred Stock to receive the liquidation preference which is reflected in the exchange ratio of Lucent Common Stock for Prominet Series A Preferred Stock and (ii) the holders of Prominet Series B Preferred Stock vote FOR approval of a determination that the Merger not be deemed a liquidation, dissolution or winding up with respect to the Prominet Series B Preferred Stock entitling such holders to a liquidation preference.



     In connection with the execution of the Merger Agreement, Lucent entered into a Voting Agreement with Robert Badavas, Brian Ramelson, Joshua Weiss, Carmena Limited Partnership, Charles River Partnership VII, A Limited Partnership, Matrix IV Entrepreneurs Fund, L.P., Matrix Partners IV, L.P. and Menlo Ventures VI, L.P., the beneficial holders of approximately 61% of the issued and outstanding shares of Prominet Common Stock, approximately 76% (on a fully diluted basis) of the issued and outstanding shares of Prominet Series A Preferred Stock and approximately 76% (on a fully diluted basis) of the issued and outstanding shares of Prominet Series B Preferred Stock, respectively, pursuant to which these stockholders have agreed to vote in favor of the approval of the Merger Agreement and the Merger and have granted certain officers of Acquisition an irrevocable proxy and power of attorney to vote their shares in favor of the approval of the Merger Agreement and the Merger. Any issued and outstanding shares of Prominet Common Stock, Prominet Series A Preferred Stock or Prominet Series B Preferred Stock held by a person who has not voted in favor of or consented to the Merger and who complies with the applicable provisions of the Delaware General Corporation Law (the "DGCL") concerning the right of holders of shares of capital stock of Prominet to require appraisal of such shares shall not be converted as described in the accompanying Proxy Statement/Prospectus, but shall, by virtue of the Merger, become the right to receive such consideration as may be determined to be due such holder pursuant to the DGCL.


     Stockholders are urged to review carefully the information contained in the Proxy Statement/Prospectus attached hereto prior to deciding how to vote their shares at the Special Meeting.

     Whether or not you expect to attend the Special Meeting in person, please complete, sign and promptly return the enclosed proxy in the enclosed postage-prepaid envelope to assure representation of your shares. You may revoke your proxy at any time before it has been voted, and if you attend the Special Meeting you may vote in person, even if you previously returned your proxy. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          MENACHEM E. ABRAHAM
                                          President, Chief Executive Officer and
                                          Treasurer

                              PROMINET CORPORATION
                               400 NICKERSON ROAD
                        MARLBOROUGH, MASSACHUSETTS 01752
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JANUARY 21, 1998


TO THE STOCKHOLDERS OF PROMINET CORPORATION


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Prominet Corporation, a Delaware corporation ("Prominet"), will be held on January 21, 1998, at 10:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.


     At the Special Meeting you will be asked to consider and vote upon the following proposal:

     To approve and adopt the Agreement and Plan of Merger dated as of December 9, 1997 (the "Merger Agreement"), among Lucent Technologies Inc., a Delaware corporation ("Lucent"), Prancer Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Lucent ("Acquisition"), and Prominet, providing for the merger of Acquisition with and into Prominet upon the terms and subject to the conditions of the Merger Agreement (the "Merger").

     In addition, at the Special Meeting, the holders of Prominet Series A Preferred Stock will be asked to consider and vote upon the following proposal:

     To approve a determination that, for purposes of Article FOURTH, Section B2(c) of Prominet's Certificate of Incorporation, as amended, the Merger shall not be deemed a liquidation, dissolution or winding up with respect to the Prominet Series A Preferred Stock entitling the holders of Prominet Series A Preferred Stock to cash distributions as a result of the Merger, provided that nothing in this proposal shall affect the right of the holders of Prominet Series A Preferred Stock to receive the liquidation preference which is reflected in the Series A Exchange Ratio (as defined below).

     In addition, at the Special Meeting, the holders of Prominet Series B Preferred Stock will be asked to consider and vote upon the following proposal:

     To approve a determination that, for purposes of Article FOURTH, Section C2(c) of Prominet's Certificate of Incorporation, as amended, the Merger shall not be deemed a liquidation, dissolution or winding up with respect to the Prominet Series B Preferred Stock entitling the holders of Prominet Series B Preferred Stock to a liquidation preference.

     Pursuant to the Merger Agreement each share of Prominet capital stock ("Prominet Capital Stock") issued and outstanding at the effective time of the Merger will be converted (a) in the case of each share of Common Stock of Prominet, into 0.1027 ("Common Stock Exchange Ratio"), (b) in the case of each share of Prominet Series A Preferred Stock, into 0.1102 ("Series A Exchange Ratio"), (c) in the case of each share of Prominet Series B Preferred Stock, into 0.1027 ("Series B Exchange Ratio"), of a fully paid and nonassessable share of common stock, par value $.01 per share, of Lucent ("Lucent Common Stock") and
(d) each option to purchase shares of Prominet Common Stock ("Prominet Option") that is not exercised prior to the consummation of the Merger will be assumed by Lucent and will thereafter represent an option to purchase a certain number of shares of Lucent Common Stock at an exercise price that, in each case, is proportionately adjusted to reflect the Common Stock Exchange Ratio. Any issued and outstanding shares of Prominet Capital Stock held by a person who has not voted in favor of or consented to the Merger and who complies with the applicable provisions of the Delaware General Corporation Law (the "DGCL") concerning the right of holders of shares of Prominet Capital Stock to require appraisal of their shares of Prominet Capital Stock shall not be converted as described in the accompanying Proxy Statement/Prospectus, but shall, by virtue of the Merger, become the right to receive such consideration as may be determined to be due such holder pursuant to the DGCL.

     THE BOARD OF DIRECTORS OF PROMINET UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

     IN ADDITION, THE BOARD OF DIRECTORS OF PROMINET UNANIMOUSLY RECOMMENDS THAT
(i) THE HOLDERS OF PROMINET SERIES A PREFERRED STOCK VOTE FOR APPROVAL OF A DETERMINATION THAT THE MERGER NOT BE DEEMED A LIQUIDATION, DISSOLUTION OR WINDING UP ENTITLING SUCH HOLDERS TO CASH DISTRIBUTIONS, AND (ii) THE HOLDERS OF PROMINET SERIES B PREFERRED STOCK VOTE FOR APPROVAL OF A DETERMINATION THAT THE MERGER NOT BE DEEMED A LIQUIDATION, DISSOLUTION OR WINDING UP ENTITLING SUCH HOLDERS TO A LIQUIDATION PREFERENCE.

     Detailed information concerning the Merger Agreement and the Merger is contained in the accompanying Proxy Statement/Prospectus; please read it carefully.

                                          For the Board of Directors,

                                          MENACHEM E. ABRAHAM
                                          President, Chief Executive Officer and
                                          Treasurer
Marlborough, Massachusetts

December 18, 1997


     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. A STOCKHOLDER WHO EXECUTES A PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED BY GIVING WRITTEN NOTICE OF REVOCATION TO PROMINET, BY SUBSEQUENTLY FILING ANOTHER PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

               HOLDERS OF PROMINET CAPITAL STOCK SHOULD NOT SEND
                     STOCK CERTIFICATES WITH THEIR PROXIES.

LUCENT TECHNOLOGIES INC.     PROMINET CORPORATION
600 MOUNTAIN AVENUE          400 NICKERSON ROAD
MURRAY HILL, NEW JERSEY      MARLBOROUGH,
  07974                      MASSACHUSETTS 01752

                           PROXY STATEMENT/PROSPECTUS
                            ------------------------

     This Proxy Statement/Prospectus constitutes the prospectus of Lucent Technologies Inc., a Delaware corporation ("Lucent"), with respect to the issuance of approximately 2,500,000 shares of common stock of Lucent, par value $.01 per share (the "Lucent Common Stock"), together with the corresponding percentage right (a "Lucent Right") to purchase shares of Lucent junior preferred stock, par value $1.00 per share ("Lucent Junior Preferred Stock"), issued pursuant to the Rights Agreement, dated as of April 4, 1996 (the "Rights Agreement"), between Lucent and The Bank of New York, as successor agent (the "Rights Agent") to be issued in a merger (the "Merger") between Prominet Corporation, a Delaware corporation ("Prominet"), and Prancer Acquisition, Inc., a Delaware corporation that is a wholly-owned subsidiary of Lucent ("Acquisition"), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of December 9, 1997 (the "Merger Agreement"), among Lucent, Acquisition and Prominet, with Prominet surviving as a wholly-owned subsidiary of Lucent. Subject to the terms and conditions of the Merger Agreement, each share of capital stock of Prominet ("Prominet Capital Stock") outstanding immediately prior to the time the Merger is effective (other than the shares of Prominet capital stock owned by Lucent or Prominet which shall be canceled and other than Dissenting Shares (as defined below)) will be converted (subject to adjustment in certain circumstances) (i) in the case of the Prominet Common Stock, into 0.1027, (ii) in the case of the Prominet Series A Preferred Stock, into 0.1102 and (iii) in the case of the Prominet Series B Preferred Stock, into 0.1027, of a share of Lucent Common Stock. Each holder of a warrant to purchase Prominet Capital Stock (other than Associated Warrants (as defined below) which, by their terms, will terminate at the Effective Time) has agreed that, at the time the Merger becomes effective, its warrant will be converted (subject to adjustment in certain circumstances) into the right to receive the number of shares of Lucent Common Stock (decreased to the nearest full share) equal to the number of shares of Prominet Capital Stock subject to such warrant immediately prior to the Effective Time multiplied by (i) in the case of warrants having an exercise price per share of less than $1.00, 0.1027 and (ii) in the case of warrants having an exercise price per share equal to or greater than $1.00 but less than $2.00, 0.0796. Cash will be paid in lieu of any fractional share of Lucent Common Stock. Shares of Prominet which are not voted in favor of the Merger and as to which the holders have properly demanded appraisal ("Dissenting Shares") in accordance with the Delaware General Corporation Law (the "DGCL") will be entitled to receive such consideration as determined to be due in accordance with the DGCL.


     Within 10 business days after the time the Merger becomes effective, Lucent will cause 432,210 shares of Lucent Common Stock (together with the corresponding Lucent Rights) issued in connection with the Merger to be deposited in escrow with The Bank of New York, as escrow agent. The number of shares (and Lucent Rights) received by each stockholder of Prominet in connection with the Merger will be reduced by such stockholder's pro rata portion of such escrowed shares (and Lucent Rights). The escrowed shares (and Lucent Rights) will be distributed to the stockholders of Prominet Capital Stock entitled thereto only if certain conditions are met. See "RISK FACTORS."


     The consummation of the Merger is subject, among other things, to the approval and adoption of the Merger Agreement by a majority of the outstanding shares entitled to vote thereon at the Prominet Special Meeting (as defined below), provided that a quorum is present. Concurrent with the Merger Agreement, Lucent has entered into a voting agreement with eight Prominet stockholders, including certain officers and directors of Prominet, of which three stockholders hold approximately 61% (on a fully diluted basis) of the issued and outstanding shares of Prominet Common Stock, four stockholders hold approximately 76% (on a fully diluted basis) of the issued and outstanding shares of Prominet Series A Preferred Stock and four stockholders hold approximately 76% (on a fully diluted basis) of the issued and outstanding shares of Prominet Series B Preferred Stock, pursuant to which such stockholders have agreed to vote in favor of the Merger and have granted certain officers of Acquisition an irrevocable proxy and power of attorney to vote their shares in favor of the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger."

     SEE "RISK FACTORS" COMMENCING ON PAGE 11 FOR A DESCRIPTION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY STOCKHOLDERS BEFORE VOTING. A CONFORMED COPY OF THE MERGER AGREEMENT IS ATTACHED HERETO AS APPENDIX A.


     Lucent Common Stock is listed for trading under the symbol "LU" on the New York Stock Exchange (the "NYSE"). On December 9, 1997, the last trading day prior to the public announcement of the Merger, the last reported sale price of Lucent Common Stock, as reported on the NYSE Composite Transactions Tape, was $80 1/8 per share. On December 17, 1997, the last trading day prior to the date of this Proxy Statement/Prospectus, the last reported sale price of Lucent Common Stock, as reported on the NYSE Composite Transactions Tape, was $76 per share.



     This Proxy Statement/Prospectus is being furnished to the stockholders of Prominet in connection with the solicitation of proxies by the Board of Directors of Prominet (the "Prominet Board") for use at a special meeting of the stockholders of Prominet (the "Prominet Special Meeting") to be held on January 21, 1998, at 10:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and at any adjournment thereof, for the purpose of considering and voting upon the Merger.


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY LUCENT OR PROMINET. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF LUCENT, PROMINET OR ACQUISITION SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR THAT INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


       The date of this Proxy Statement/Prospectus is December 18, 1997.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    1
INCORPORATION OF DOCUMENTS BY REFERENCE...............................................    2
SUMMARY...............................................................................    3
  Risk Factors........................................................................    3
  The Companies.......................................................................    3
  Accounting Treatment................................................................    4
  Recent Developments.................................................................    4
  Prominet Special Meeting............................................................    4
  Voting Rights.......................................................................    4
  Share Ownership of Management.......................................................    5
  Quorum; Required Vote...............................................................    5
  The Merger and the Merger Agreement.................................................    5
  Other Related Matters...............................................................    7
  Appraisal Rights....................................................................    8
  Comparison of the Rights of Holders of Lucent Common Stock and the Rights of Holders
     of Prominet Capital Stock........................................................    8
  Market Prices and Dividends.........................................................    8
  Summary Selected Financial Information..............................................    9
RISK FACTORS..........................................................................   11
  Escrowed Shares.....................................................................   11
  Fixed Exchange Ratios Despite Changes in Lucent Stock Price.........................   11
  Conflicts of Interest...............................................................   12
  Absence of Review of Adequacy of Merger Consideration...............................   12
  Tax Risks Associated With the Merger................................................   12
PROMINET SPECIAL MEETING..............................................................   12
  Date, Time, Place and Purpose.......................................................   12
  Record Date; Voting Rights..........................................................   13
  Voting Agreements...................................................................   13
  Share Ownership of Management.......................................................   13
  Quorum; Required Vote...............................................................   14
  Proxies.............................................................................   14
  Solicitation of Proxies; Expenses...................................................   15
THE MERGER............................................................................   15
  General.............................................................................   15
  Background of the Merger............................................................   16
  Recommendation of the Prominet Board................................................   17
  Interests of Certain Persons in the Merger..........................................   17
  Lucent's Reasons for the Merger.....................................................   18
  Prominet's Reasons for the Merger...................................................   18
  Resales of Lucent Common Stock......................................................   19

                                                                                        PAGE
TERMS OF THE MERGER AGREEMENT.........................................................   20
  Conversion of Shares in the Merger..................................................   20
  No Fractional Shares................................................................   20
  Adjustment of Exchange Ratios.......................................................   21
  Exchange Agent; Procedures For Exchange of Certificates.............................   21
  Effective Time of the Merger........................................................   22
  Dissenting Shares...................................................................   22
  Escrow Arrangements.................................................................   22
  Representations and Warranties......................................................   23
  Conduct of Business Pending the Merger..............................................   24
  Reorganization......................................................................   25
  No Solicitation.....................................................................   25
  Conditions to the Merger............................................................   25
  Stock Options; Unvested Restricted Stock; Warrants..................................   26
  Indemnification.....................................................................   27
  Termination.........................................................................   27
  Fees and Expenses...................................................................   28
  Amendment...........................................................................   28
  Waiver..............................................................................   28
OTHER RELATED MATTERS.................................................................   28
  Escrow Agreement....................................................................   28
  Non-Competition Agreements..........................................................   29
  Accounting Treatment................................................................   29
  Certain Federal Income Tax Consequences.............................................   29
  Stock Exchange Listing..............................................................   31
DESCRIPTION OF LUCENT CAPITAL STOCK...................................................   31
APPRAISAL RIGHTS......................................................................   31
  Rights of Dissenting Stockholders...................................................   31
COMPARISON OF THE RIGHTS OF HOLDERS OF LUCENT COMMON STOCK AND THE RIGHTS OF HOLDERS
  OF PROMINET CAPITAL STOCK...........................................................   33
  Capitalization......................................................................   34
  Voting Rights.......................................................................   34
  Number, Election, Vacancy and Removal of Directors..................................   34
  Amendments to Certificates of Incorporation.........................................   35
  Amendments to Bylaws................................................................   36
  Stockholder Action..................................................................   36
  Notice of Certain Stockholder Actions...............................................   36
  Special Stockholder Meetings........................................................   37
  Limitation of Personal Liability of Directors.......................................   37
  Dividends...........................................................................   37
  Conversion..........................................................................   37
CERTAIN INFORMATION CONCERNING LUCENT.................................................   38

                                                                                        PAGE
CERTAIN INFORMATION CONCERNING PROMINET...............................................   38
  Management's Discussion and Analysis of Financial Condition and Results of
     Operations.......................................................................   39
  Management of Prominet..............................................................   41
  Director Compensation...............................................................   42
  Executive Compensation..............................................................   42
  1996 Stock Option Plan..............................................................   42
  Restricted Stock Agreements.........................................................   43
  Prominet Stock Information..........................................................   45
  Certain Transactions................................................................   46
LEGAL MATTERS.........................................................................   48
EXPERTS...............................................................................   48
PROMINET FINANCIAL STATEMENTS.........................................................  F-1

APPENDICES
  Appendix A -- Agreement and Plan of Merger
  Appendix B -- Delaware General Corporation Law

                             AVAILABLE INFORMATION

     Lucent is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the
Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials relating to Lucent may also be inspected at the NYSE, 20 Broad Street, New York, New York 10005. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

     Lucent has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the issuance of shares of Lucent Common Stock in connection with the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and the Exhibits thereto for further information. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and reference is hereby made to the copy thereof so filed for more detailed information, each such statement being qualified in its entirety by such reference.

     The information in this Proxy Statement/Prospectus concerning Lucent and Acquisition has been furnished by Lucent; the information concerning Prominet and its subsidiaries has been furnished by Prominet. Prominet is not subject to the informational requirements of the Exchange Act.

     All reports and other documents filed by Lucent pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Prominet Special Meeting, and any and all adjustments thereof shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS THERETO WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF PROMINET CAPITAL STOCK, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO CORPORATE HEADQUARTERS, LUCENT TECHNOLOGIES INC., 600 MOUNTAIN AVENUE, MURRAY HILL, NEW JERSEY 07974, TELEPHONE NUMBER 1-888-4 LUCENT. IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS, ANY REQUEST THEREFOR SHOULD BE MADE NO LATER THAN JANUARY 13, 1998.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission pursuant to the Securities Act and the Exchange Act are incorporated herein by reference (Commission File No. 001-11639):

          1. Lucent's Transition Report on Form 10-K for the transition period from January 1, 1996 through September 30, 1996, filed with the Commission on December 30, 1996;

          2. Lucent's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997 (as amended by Form 10-Q/A filed May 21,
     1997) and June 30, 1997;

          3. The "Description of Capital Stock" section of Lucent's Registration Statement on Form 10 filed with the Commission on February 26, 1996, as amended by Amendment No. 1 thereto filed on Form 10/A on March 12, 1996, Amendment No. 2 thereto filed on Form 10/A on March 22, 1996 and Amendment No. 3 thereto filed on Form 10/A on April 1, 1996; and

          4. Lucent's Current Report on Form 8-K dated October 21, 1997.

     As used herein, unless the context otherwise clearly requires: "Lucent" refers to Lucent Technologies Inc. and its consolidated subsidiaries and "Prominet" refers to Prominet Corporation and its subsidiary. Capitalized terms not defined in this Proxy Statement/Prospectus have the respective meanings specified in the Merger Agreement.

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement/ Prospectus or in documents incorporated herein by reference. This summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements included or incorporated by reference in this Proxy Statement/Prospectus. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.
                            ------------------------

     STOCKHOLDERS OF PROMINET ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO IN THEIR ENTIRETY AND SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH BELOW UNDER THE HEADING "RISK FACTORS."
                            ------------------------

RISK FACTORS

     In considering whether to approve and adopt the Merger Agreement, the stockholders of Prominet should consider that: (i) there is a risk that if Product Delivery (as defined below) is not timely, all or a portion of the 432,210 shares of Lucent Common Stock (and corresponding Lucent Rights) deposited into escrow pursuant to the Merger Agreement will not be distributed to the Prominet stockholders otherwise entitled thereto; (ii) each of the Exchange Ratios (as defined below) is a fixed ratio and will not be adjusted in the event of any increase or decrease in the market price of Lucent Common Stock prior to the time that the Merger becomes effective; (iii) certain directors and executive officers of Prominet may be deemed to have conflicts of interest with respect to the Merger; (iv) no independent financial adviser to Prominet has considered whether the consideration to be received by holders of Prominet Capital Stock in connection with the Merger is fair to such holders from a financial point of view; and (v) there is a risk that all the gain or loss realized by the holders of Prominet Capital Stock as a result of the Merger will be subject to tax. See "RISK FACTORS."

THE COMPANIES

     Lucent. Lucent is one of the world's leading designers, developers and manufacturers of telecommunications systems, software and products. These integrated systems and software applications enable network operators and business enterprises to connect, route, manage and store information between and within locations. Lucent is a global leader in the sale of public telecommunications systems, and is a supplier of systems or software to most of the world's largest networks. Lucent is also a global leader in the sale of business communications systems and microelectronic components for communications systems and computer manufacturers. Lucent was formed from the systems and technology units that were formerly part of AT&T Corp. ("AT&T"), including the research and development capabilities of Bell Laboratories. Lucent's principal executive offices are located at 600 Mountain Avenue, Murray Hill, New Jersey 07974 and its telephone number is (908) 582-8500.

     Prominet. Prominet was founded in February 1996 to develop a family of high-capacity, high-density, multilayer-capable ethernet switching and routing systems designed for gigabit-scaled campus networking. Prominet's products under development are designed to provide (i) 45.76 gigabits of switching capacity,
(ii) Layer 2 switching and Layer 3 routing performance at 33 and 18 million packets per second ("pps"), respectively, (iii) bandwidth management, (iv) advanced applications such as quality of service (QoS), class of service and IP multicasting, and (v) a competitive cost of megabit per port pricing.

     Prominet recently began shipping its P550(TM) Cajun(TM) Switch, a high-capacity, multilayer switch that provides 10/100/1,000 megabits per second of capacity in a compact, fault tolerant 7-slot chassis. The Switch's 45.76 gigabits per second ("Gbps") of total backplane capacity permits network managers to deliver more than 33 million pps of system throughput.

     Prominet currently has under development the P550(TM) Cajun(TM) Switch with Integrated Routing, which is designed to enable scalable, packet-by-packet, IP and IPX routing at wire speed with the Layer 2 switching capabilities of the initial P550(TM) Cajun(TM) Switch in the same 7-slot chassis. This technology is intended to perform many of the same Layer 3 functions as legacy software-based routers, but at multi-gigabit speeds and at a lower cost. The silicon-based implementation is designed to enable full multi-level quality of service (QoS) capabilities, including the ability to make routing and prioritization decisions based on Layer 3 application information, at 10/100/1,000 wire speeds.

     Acquisition. Acquisition was incorporated in Delaware on December 4, 1997 solely for the purpose of consummating the Merger. Acquisition has limited assets and no business and has not carried on any activities other than those which are directly related to its formation and its execution of the Merger Agreement. Its principal executive offices are located at 211 Mt. Airy Road, Basking Ridge, New Jersey 07920 and its telephone number is (908) 953-4900.

ACCOUNTING TREATMENT


     The Merger will be accounted for as a "purchase" transaction for accounting and financial reporting purposes, in accordance with generally accepted accounting principles. In connection with the Merger, it is anticipated that Lucent will take a one-time charge associated with acquired in-process research and development. Such charge is expected to be approximately $150 million and will be taken in the fiscal quarter in which the Merger is consummated.


RECENT DEVELOPMENTS


     On December 15, 1997, Lucent acquired Livingston Enterprises, Inc. ("Livingston"), a leading provider of integrated remote access networking solutions for Internet Service Providers. The acquisition was structured as a stock-for-stock merger and Lucent will issue up to 7,661,129 shares of Lucent Common Stock in consideration for all Livingston common stock not owned by Lucent and its affiliates immediately prior to the merger. The acquisition is intended to constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). The acquisition will be accounted for as a purchase for accounting and financial reporting purposes, in accordance with generally accepted accounting principles, and, in connection therewith, it is anticipated that Lucent will take, in the fiscal quarter ended December 31, 1997, a one-time charge of approximately $427 million associated with acquired in-process research and development.



PROMINET SPECIAL MEETING



     Purpose. The Prominet Special Meeting will be held on January 21, 1998 at 10:00 a.m., local time, to consider and vote upon a proposal to approve and adopt the Merger Agreement, which provides for the merger of Acquisition with and into Prominet, with Prominet continuing as the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Lucent. Holders of Prominet Series A Preferred Stock and Prominet Series B Preferred Stock are also being asked to vote upon determinations as to whether the Merger will be a liquidation, dissolution or winding up with respect to the Prominet Series A Preferred Stock and Prominet Series B Preferred Stock, respectively. See "PROMINET SPECIAL MEETING -- Date, Time, Place and Purpose."



     Record Date. Only holders of record of Prominet Capital Stock at the close of business on December 16, 1997 (the "Prominet Record Date") are entitled to receive notice of and to vote at the Prominet Special Meeting. At the close of business on the Prominet Record Date, there were approximately 7,150,772 shares of Prominet Common Stock issued and outstanding, approximately 9,921,067 shares of Prominet Series A Preferred Stock issued and outstanding and approximately 4,028,355 shares of Prominet Series B Preferred Stock issued and outstanding. Each share of Prominet Common Stock entitles the registered holder thereof to one vote, each share of Prominet Series A Preferred Stock entitles the registered holder thereof to one vote and each share of Prominet Series B Preferred Stock entitles the registered holder thereof to one vote. In addition, each share of Prominet Series A Preferred Stock and Prominet Series B Preferred Stock entitles the holder thereof to one vote within its respective class. See "PROMINET SPECIAL MEETING -- Record Date; Voting Rights."


VOTING RIGHTS


     In connection with the execution of the Merger Agreement, Lucent entered into a Voting Agreement with Carmena Limited Partnership, Brian Ramelson and Joshua Weiss, beneficial owners of approximately 61% of the issued and outstanding shares of Prominet Common Stock, Charles River Partnership VII, A Limited Partnership ("Charles River"), Matrix Partners IV, L.P. ("Matrix"), Matrix IV Entrepreneurs Fund, L.P. ("Matrix Entrepreneurs") and Robert Badavas, beneficial holders of approximately 76% (on a fully diluted basis) of the issued and outstanding shares of Prominet Series A Preferred Stock and

Charles River, Matrix, Matrix Entrepreneurs and Menlo Ventures VI, L.P. ("Menlo"), beneficial owners of approximately 76% (on a fully diluted basis) of the issued and outstanding shares of Prominet Series B Preferred Stock, pursuant to which such holders have agreed to vote in favor of the approval of the Merger Agreement and the Merger and have granted certain officers of Acquisition an irrevocable proxy and power of attorney to vote the shares in favor of approval of the Merger Agreement and the Merger. See "PROMINET SPECIAL MEETING -- Voting Agreements."

SHARE OWNERSHIP OF MANAGEMENT


     As of the Prominet Record Date, the directors and executive officers of Prominet beneficially owned approximately 3,912,170 (approximately 54.5%) of the issued and outstanding shares of Prominet Common Stock, 7,744,353 (approximately 77.3%) (on a fully diluted basis) of the issued and outstanding shares of the Prominet Series A Preferred Stock and 2,244,943 (approximately 55.5%) (on a fully diluted basis) of the issued and outstanding shares of the Prominet Series B Preferred Stock. See "THE MERGER -- Interests of Certain Persons in the Merger."


QUORUM; REQUIRED VOTE

     A majority of the shares of Prominet Capital Stock entitled to vote on the Merger Agreement and on the proposals to each of the holders of Prominet Series A Preferred Stock and Prominet Series B Preferred Stock, in each case, represented in person or by proxy at the Prominet Special Meeting, is required in order for a quorum to be present. In the absence of a quorum, the Prominet Special Meeting may be adjourned by the vote of a majority of the shares represented.

     Approval and adoption of the Merger Agreement will require the affirmative vote of (a) a majority of outstanding shares of Prominet Common Stock entitled to vote thereon (including, for purposes of determining such a majority, the shares of Prominet Series A Preferred Stock and Prominet Series B Preferred Stock, calculated as if such shares had been converted into Prominet Common Stock at a conversion ratio of one for one for the Prominet Series A Preferred Stock and one for one for the Prominet Series B Preferred Stock, respectively) and (b) 75% of the outstanding shares of each of the Prominet Series A Preferred Stock and the Prominet Series B Preferred Stock entitled to vote thereon at the Prominet Special Meeting, voting as a class, provided that a quorum is present.

     Approval and adoption of the proposals to the holders of Prominet Series A Preferred Stock and holders of Prominet Series B Preferred Stock will require the vote of 80% of the outstanding shares of the Prominet Series A Preferred Stock and the Prominet Series B Preferred Stock entitled to vote thereon at the Prominet Special Meeting, respectively, provided that a quorum is present.

THE MERGER AND THE MERGER AGREEMENT

     General. On December 9, 1997, Lucent, Acquisition and Prominet executed the Merger Agreement. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. At the Effective Time (as defined below) of the Merger, Acquisition will be merged with and into Prominet, with Prominet continuing as the Surviving Corporation and a wholly-owned subsidiary of Lucent. As a result of the Merger, the separate corporate existence of Acquisition will cease and Prominet will succeed to all the rights and be responsible for all the obligations of Acquisition in accordance with the DGCL. Subject to the terms and conditions of the Merger Agreement, each share of Prominet Capital Stock outstanding immediately prior to the Effective Time (other than shares owned directly or indirectly by Lucent or Prominet which shall be canceled and other than Dissenting Shares) will be converted (a) in the case of each share of Prominet Common Stock, into 0.1027 (the "Common Stock Exchange Ratio"), (b) in the case of each share of Prominet Series A Preferred Stock, into 0.1102 (the "Series A Exchange Ratio") and (c) in the case of each share of Prominet Series B Preferred Stock, into 0.1027 (the "Series B Exchange Ratio") of a share of Lucent Common Stock, in each case, together with the corresponding percentage of a Lucent Right. Each holder of a warrant to purchase Prominet Capital Stock (other than Associated Warrants (as defined below) which, by their terms, will terminate at the Effective Time) has agreed that, at the time the Merger becomes effective, its warrant will be converted into the right to receive the number of shares of Lucent Common Stock (decreased to the nearest full share) equal to the number of shares of Prominet Capital Stock subject to such warrant immediately prior to the Effective Time multiplied by (i) in the case of warrants having an exercise price per share of less than $1.00, 0.1027 (the

"Warrant A Exchange Ratio") and (ii) in the case of warrants having an exercise price per share equal to or greater than $1.00 but less than $2.00, 0.0796 (the "Warrant B Exchange Ratio" and, together with the Warrant A Exchange Ratio, are referred to as the "Warrant Exchange Ratios"). The Common Stock Exchange Ratio, the Series A Exchange Ratio, the Series B Exchange Ratio, the Warrant A Exchange Ratio and the Warrant B Exchange Ratio are collectively referred to as the "Exchange Ratios." The Exchange Ratios are subject to adjustment in certain circumstances. Cash will be paid in lieu of any fractional share of Lucent Common Stock. The consideration for Dissenting Shares, if any, will be paid in accordance with the provisions of the DGCL. Within 10 business days after the Effective Time of the Merger, Lucent will cause 432,210 shares of the Lucent Common Stock (together with the corresponding Lucent Rights) issued in connection with the Merger to be deposited in escrow with The Bank of New York, as escrow agent (the "Escrow Agent"). Such shares (and Lucent Rights) will be distributed to the holders of Prominet Capital Stock entitled thereto only if certain conditions are met with respect to the delivery of Prominet's P550(TM) Cajun(TM) Switch with Integrated Routing. See "RISK FACTORS -- Escrowed Shares," "THE MERGER -- General," "TERMS OF THE MERGER AGREEMENT -- Conversion of Shares in the Merger," "-- No Fractional Shares," "-- Adjustment of Exchange Ratios," "-- Dissenting Shares," "-- Escrow Arrangements" and "APPRAISAL RIGHTS."


     At the Effective Time, all outstanding stock options to purchase Prominet Common Stock ("Stock Options") will be assumed by Lucent and will thereafter represent options to purchase a number of shares of Lucent Common Stock (and Lucent Rights) at an exercise price proportionately adjusted to reflect the Common Stock Exchange Ratio ("Substitute Options"). Following the Merger, the Substitute Options will continue to be subject to the terms and conditions of Prominet's 1996 Stock Option Plan (the "1996 Stock Plan"), and the applicable option agreements, including vesting restrictions, if any. See "TERMS OF THE MERGER AGREEMENT -- Stock Options; Unvested Restricted Stock; Warrants" and "OTHER RELATED MATTERS -- Escrow Agreement."

     Recommendation of the Prominet Board. The Prominet Board has unanimously determined that the Merger is advisable and fair to, and in the best interests of, Prominet and its stockholders and has approved the Merger Agreement. The Prominet Board has also unanimously determined that the proposals to the holders of the Prominet Series A Preferred Stock and Prominet Series B Preferred Stock, respectively, are in the best interests of Prominet and the holders of the Prominet Series A Preferred Stock and Prominet Series B Preferred Stock, respectively. THE PROMINET BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF PROMINET VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE PROMINET SPECIAL MEETING. IN ADDITION, THE PROMINET BOARD UNANIMOUSLY RECOMMENDS THAT (I) THE HOLDERS OF PROMINET SERIES A PREFERRED STOCK VOTE FOR APPROVAL OF A DETERMINATION THAT THE MERGER NOT BE DEEMED A LIQUIDATION, DISSOLUTION OR WINDING UP ENTITLING SUCH HOLDERS TO CASH DISTRIBUTIONS, AND (II) THE HOLDERS OF PROMINET SERIES B PREFERRED STOCK VOTE FOR APPROVAL OF A DETERMINATION THAT THE MERGER NOT BE DEEMED A LIQUIDATION, DISSOLUTION OR WINDING UP ENTITLING SUCH HOLDERS TO A LIQUIDATION PREFERENCE. For a discussion of the interests that certain officers and directors of Prominet have with respect to the Merger, in addition to their interests as stockholders of Prominet generally, see "THE MERGER -- Interests of Certain Persons in the Merger." Such interests, together with other relevant factors, were considered by the Prominet Board in making its recommendation and approving the Merger Agreement. See "THE
MERGER -- Recommendation of the Prominet Board" and "-- Prominet's Reasons for the Merger." In addition, certain stockholders of Prominet have the right to appoint or approve the directors of Prominet pursuant to the Stockholders' Agreement (as defined below). See "COMPARISON OF THE RIGHTS OF HOLDERS OF LUCENT COMMON STOCK AND THE RIGHTS OF HOLDERS OF PROMINET CAPITAL STOCK -- Number, Election, Vacancy and Removal of Directors -- Prominet."


     Interests of Certain Persons in the Merger. As of the Prominet Record Date, the directors and executive officers of Prominet beneficially owned approximately (i) 3,912,170 shares of Prominet Common Stock, 7,744,353 shares of Prominet Series A Preferred Stock and 2,244,943 shares of Prominet Series B Preferred Stock for which they will receive the same consideration in connection with the Merger as other holders of

Prominet Common Stock, Prominet Series A Preferred Stock and Prominet Series B Preferred Stock, respectively, and (ii) Associated Warrants (as defined below) to acquire 66,666 shares of Prominet Common Stock and unexercised options to acquire 250,000 shares of Prominet Common Stock which will be treated as described herein under "TERMS OF THE MERGER AGREEMENT -- Stock Options; Unvested Restricted Stock; Warrants." Concurrent with the execution of the Merger Agreement, Lucent entered into employment agreements with Menachem E. Abraham, President, Chief Executive Officer and Treasurer, Joshua Weiss, Vice
President -- Engineering, Douglas Ruby, Vice President -- Product Marketing, Timothy Lieto, Vice President -- Sales and Marketing and Allen D. Zubatkin, Vice President -- Operations of Prominet and certain other employees of Prominet, which provide certain benefits to each of them. In addition, Lucent has agreed to provide significant additional compensation to certain employees of Prominet (including members of senior management) if certain performance criteria (principally related to successful delivery of products and achieving certain levels of revenue) are satisfied. Mr. Abraham, Charles River, Matrix and Menlo (which pursuant to the Stockholders' Agreement (as defined below) have the right to appoint or approve the directors of Prominet) and Matrix Entrepreneurs and Menlo Entrepreneurs Fund VI, L.P. ("Menlo Entrepreneurs") hold 8% Subordinated Notes (the "Notes") of Prominet in an aggregate principal amount of $4,000,000. The Notes, including any interest thereon, are due and payable at the Effective Time. In connection with the Notes, Prominet issued Common Stock Purchase Warrants (the "Associated Warrants") to the holders of the Notes to purchase an aggregate of 88,888 shares of Prominet Common Stock at an exercise price of $4.50 per share. As amended, the Associated Warrants are not exercisable before the earlier of April 1, 1998 and the termination of the Merger Agreement and will terminate without exercise if the Effective Time occurs on or before March 31, 1998. See "THE MERGER -- Interests of Certain Persons in the Merger" and "CERTAIN INFORMATION CONCERNING PROMINET -- Certain Transactions."


     Effective Time of the Merger. The Merger will become effective at the time (the "Effective Time") of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL, such later date as may be specified in the Certificate of Merger or such later date as Lucent, Acquisition and Prominet may mutually agree. The Certificate of Merger will be filed as soon as practicable following the satisfaction or waiver of the conditions in the Merger Agreement. The parties currently anticipate that the Merger will occur on or before January 31, 1998, although there can be no assurance as to whether or when the Merger will occur. See "TERMS OF THE MERGER AGREEMENT -- Effective Time of the Merger."

     Conditions of the Merger. The respective obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain conditions including the approval and adoption of the Merger Agreement by the requisite vote of the Prominet stockholders, the continued effectiveness of the Registration Statement and the receipt of certain regulatory approvals. The respective obligations of Lucent and Acquisition on the one hand and Prominet on the other are also conditioned upon the satisfaction or waiver by the other party of certain conditions including performance of obligations, no material adverse change and receipt of certain consents. See "TERMS OF THE MERGER AGREEMENT -- Conditions to the Merger."

     Termination.  The Merger Agreement may be terminated (a) by mutual consent;
(b) by either Lucent or Prominet, if (i) the Effective Time does not occur by March 31, 1998, subject to certain limitations or (ii) any court or governmental authority having jurisdiction has permanently enjoined or prohibited the Merger; or (c) by either Lucent or Prominet if the other materially breaches its obligations under the Merger Agreement unless such failure is cured within 15 days. See "TERMS OF THE MERGER AGREEMENT -- Termination."

OTHER RELATED MATTERS

     Certain Federal Income Tax Consequences. The Merger is intended to constitute a "reorganization" within the meaning of Section 368(a) of the Code, in which case no gain or loss will be recognized by the stockholders of Prominet as a result of the Merger, except with respect to cash, if any, received in lieu of fractional shares of Lucent Common Stock and cash received by dissenting Prominet stockholders. See "OTHER RELATED MATTERS -- Certain Federal Income Tax Consequences."

APPRAISAL RIGHTS

     Holders of shares of Prominet Capital Stock who have not voted in favor of the Merger or consented thereto in writing and who have demanded properly in writing appraisal of such shares in accordance with Section 262 of the DGCL, are entitled to dissenters' appraisal rights under the DGCL in connection with the Merger. See "APPRAISAL RIGHTS."

COMPARISON OF THE RIGHTS OF HOLDERS OF LUCENT COMMON STOCK AND THE RIGHTS OF HOLDERS OF PROMINET
CAPITAL STOCK

     The rights of the Prominet stockholders are currently governed by the DGCL and by Prominet's Certificate of Incorporation (as amended, the "Prominet Certificate"), the Bylaws of Prominet (as amended, the "Prominet Bylaws"). The rights of certain Prominet stockholders are also governed by the Amended and Restated Stockholders' Agreement dated as of April 25, 1997, as amended on December 9, 1997, by and among Prominet and certain holders of Prominet Capital Stock (the "Stockholders' Agreement"). At the Effective Time, Prominet stockholders who receive Lucent Common Stock as full or partial consideration in the Merger will become stockholders of Lucent and their rights as Lucent stockholders will be governed by the DGCL and by Lucent's Restated Certificate of Incorporation (as amended, the "Lucent Certificate") and the Bylaws of Lucent (as amended, the "Lucent Bylaws"). There are various differences between Prominet's Certificate of Incorporation and Bylaws and those of Lucent. See "COMPARISON OF THE RIGHTS OF HOLDERS OF LUCENT COMMON STOCK AND THE RIGHTS OF HOLDERS OF PROMINET CAPITAL STOCK."

MARKET PRICES AND DIVIDENDS

     Lucent Common Stock is listed and traded on the NYSE under the symbol "LU." The table below indicates the high and low sales prices per share of Lucent Common Stock as reported on the NYSE Composite Transactions Tape and the dividends declared per share, during the calendar quarters indicated. Dividends are declared at the discretion of Lucent's Board of Directors (the "Lucent Board") and may be discontinued at any time if the Lucent Board should determine that it is in the best interests of Lucent to eliminate the payment of dividends.


                                                                                        DIVIDENDS
                                                                   HIGH       LOW       DECLARED
                                                                   ----       ---       ---------
1996
  Second Quarter (from April 4, 1996)............................  39  1/4    29 3/4      $.075
  Third Quarter..................................................  45  7/8    30 5/8       .075
  Fourth Quarter.................................................  53  1/8    42 1/8       .075
1997
  First Quarter..................................................  60  5/8    44 3/4       .075
  Second Quarter.................................................  74  3/16   49 7/8       .075
  Third Quarter..................................................  90  3/4    72 3/16      .075
  Fourth Quarter (through December 16, 1997).....................  90  3/16   72 3/8      $.075



     On December 9, 1997, the last full trading day prior to the public announcement of the Merger, the last sale price per share of Lucent Common Stock was $80 1/8. On December 17, 1997, the last full trading day for which information was available prior to the date of this Proxy Statement/Prospectus, the last sale price per share reported for Lucent Common Stock was $76. Because there is no established trading market for shares of Prominet Capital Stock, information with respect to the market prices thereof and the equivalent per share market prices of Lucent Common Stock has been omitted.


     THE MARKET PRICE OF SHARES OF LUCENT COMMON STOCK IS SUBJECT TO FLUCTUATION. AS A RESULT, STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR LUCENT COMMON STOCK.

SUMMARY SELECTED FINANCIAL INFORMATION

     Lucent. The following tables present summary historical financial information for Lucent. This information is based upon the consolidated financial statements of Lucent incorporated by reference and should be read in conjunction therewith and the notes thereto for the periods presented. The historical financial information set forth below may not be indicative of Lucent's future performance and does not necessarily reflect what the financial position and results of operations of Lucent would have been had Lucent operated as a separate, stand-alone entity during the periods covered. Per share data for net income and dividends for years prior to 1995 have not been presented because Lucent's businesses were operated through various divisions and subsidiaries of AT&T. See "INCORPORATION OF DOCUMENTS BY REFERENCE."


                                                             NINE MONTHS
                                 NINE MONTHS                    ENDED
                                    ENDED                   SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                  JUNE 30,            -------------------------    -------------------------------------------
                           -----------------------      1996(2)                    1995(1)     1994       1993        1992
                                         1996(1)      -----------      1995        -------    -------    -------   -----------
                                       -----------                  -----------
                                                                                                                   (UNAUDITED)
                                       (UNAUDITED)                  (UNAUDITED)
                            1997
                           -------
                           (UNAUDITED)
                                                         (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
LUCENT HISTORICAL:
RESULTS OF OPERATIONS
Revenues.................. $19,427       $17,368        $15,859       $13,986      $21,413    $19,765    $17,734     $17,312
Gross margin..............   8,410         6,319          6,569         6,143        8,468      8,428      7,646       6,929
Operating income (loss)...   1,993        (1,406)           487           434       (1,000)       971        669         404
Income (loss) before
  cumulative effect of
  accounting changes......   1,138        (1,048)           224           150         (867)       482        430         179
Cumulative effects of
  accounting change.......      --            --             --            --           --         --     (4,208)         --
Net income (loss).........   1,138        (1,048)           224           150         (867)       482     (3,778)        179
Earnings (loss) per common
 share -- Historical(3)...    1.77         (1.88)          0.38          0.28        (1.65)       n/a        n/a         n/a
Earnings (loss) per common
  share -- Pro Forma(4)...     n/a         (1.65)          0.35          0.24        (1.36)       n/a        n/a         n/a
Dividends per common
  share...................    0.15         0.075           0.15            --           --        n/a        n/a         n/a
FINANCIAL POSITION
Total assets.............. $22,873       $21,932        $22,626       $18,219      $19,722    $17,340    $17,109     $14,466
Working capital...........   3,097         2,330          2,068           188         (384)       246      1,773      (1,719)
Total debt................   3,440         4,044          3,997         4,192        4,014      3,164      3,195       3,942
Shareowners' equity.......   3,843         2,411          2,686         2,783        1,434      2,476      2,580       3,098
OTHER INFORMATION
Selling, general and
  administrative expenses
  as a percentage of
  revenues................    21.4%         33.7%          26.8%         28.9%        33.1%      27.1%      28.3%       27.8%
Research and development
  expenses as a percentage
  of revenue..............    11.7          10.8           11.6          12.0         11.1       10.6       11.1         9.9
Gross margin percentage...    43.3          36.4           41.4          43.9         39.5       42.6       43.1        40.0


---------------
(1) Includes pretax restructuring and other charges of $2,801 ($1,847 after taxes) recorded as $892 of costs, $1,645 of selling, general and administrative expenses and $264 of research and development expenses.


(2) Beginning September 30, 1996, Lucent changed its fiscal year end from December 31 to September 30, and reported results for the nine-month transition period ended September 30, 1996.



(3) The calculation of earnings per share on a historical basis includes the retroactive recognition to January 1, 1995 of the 524,624,894 shares owned by AT&T.



(4) The calculation of earnings per share on a pro forma basis assumes that all 636,661,931 common shares outstanding on April 10, 1996 were outstanding since January 1, 1995 and gives no effect to the use of proceeds from the initial public offering of Lucent Common Stock.

     Prominet. The following selected financial data should be read in conjunction with Prominet's financial statements and the notes thereto, and with the section captioned "CERTAIN INFORMATION CONCERNING PROMINET -- Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of operations data for the period ended December 31, 1996 and the balance sheet data at December 31, 1996 are derived from, and are qualified by reference to, the audited financial statements of Prominet. The statement of operations data should be read in conjunction with such audited financial statements, the notes thereto and the report of Price Waterhouse LLP, independent accountants. See "PROMINET FINANCIAL STATEMENTS." The results of operations for the period ended December 31, 1996 and September 30, 1997 may not be indicative of Prominet's future results.


                                                                       PERIOD FROM           PERIOD FROM
                                                                        INCEPTION             INCEPTION
                                                 NINE MONTHS        (FEBRUARY 2, 1996)    (FEBRUARY 2, 1996)
                                                    ENDED                THROUGH               THROUGH
                                              SEPTEMBER 30, 1997    SEPTEMBER 30, 1996    DECEMBER 31, 1996
                                              ------------------    ------------------    ------------------
                                                 (UNAUDITED)           (UNAUDITED)
PROMINET HISTORICAL:
RESULTS OF OPERATIONS
Revenue.....................................     $    111,540          $         --          $         --
Cost of revenue.............................          999,596                    --                    --
Gross margin (loss).........................         (888,046)                   --                    --
Costs and expenses
  Research and development..................        5,009,230               990,634             2,234,168
  Sales and marketing.......................        1,789,056               106,808               217,212
  General and administrative................          481,513               205,437               299,017
Loss from operations........................       (8,167,845)           (1,302,879)           (2,750,397)
Net income (loss)...........................       (8,095,425)           (1,184,559)           (2,585,790)
Net loss per share (unaudited)..............             (.42)                   --                  (.18)
FINANCIAL POSITION
Total assets................................        5,654,203          $  5,678,536             4,840,959
Working capital.............................        1,640,605             4,564,422             3,169,965
Total long-term debt........................        1,099,490               525,584               810,681
Redeemable preferred stock..................       13,584,874             6,000,000             6,000,000
Stockholders' equity (deficit)..............     $(10,595,192)         $ (1,081,359)         $ (2,482,590)

                                  RISK FACTORS

     The following risk factors or investment considerations, in addition to the other information contained or incorporated by reference in this Proxy Statement/Prospectus, should be considered by holders of Prominet Capital Stock in evaluating whether to approve the Merger and thereby become holders of Lucent Common Stock. These factors should be considered in conjunction with the other information included or incorporated by reference into this Proxy Statement/Prospectus.

     This Risk Factors section and other sections of this Proxy Statement/Prospectus contain forward-looking statements, including prospective financial and non-financial information, that are based on current expectations, estimates, forecasts and projections about the industries in which Lucent and Prominet operate, their managements' beliefs and assumptions made by their management. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Lucent and Prominet undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. See "SUMMARY -- Market Prices and Dividends."

ESCROWED SHARES

     The Merger Agreement provides that within 10 business days after the Effective Time, Lucent will cause 432,210 shares of Lucent Common Stock (together with the corresponding Lucent Rights) issued in connection with the Merger (the "Escrowed Shares") to be deposited into an escrow fund (the Escrowed Shares, as adjusted for any stock splits or combinations, the "Escrow Fund"), held by the Escrow Agent. The number of shares of Lucent Common Stock (and Lucent Rights) to be received by each stockholder of Prominet will be reduced by such stockholder's pro rata portion of such Escrowed Shares (and Lucent Rights). The Escrow Fund will be distributed in full to the Prominet stockholders entitled to receive such shares only if, on or prior to June 30, 1998, Prominet's P550(TM) Cajun(TM) Switch with Integrated Routing satisfies the criteria utilized by Lucent in introducing its new products in the data networking industry, including, without limitation, that such product (a) has industry-leading reliability, (b) can be manufactured in high volumes at reasonable production costs, (c) contains state-of-the-art features and functionality, (d) has general industry-wide interoperability and (e) provides significant value by offering high performance capability for a reasonable purchase price ("Product Delivery"). If Product Delivery occurs (i) after June 30, 1998 but on or prior to July 31, 1998, the Escrow Agent will deliver only 60% of the Escrow Fund to the Prominet stockholders entitled to receive such shares; (ii) after July 31, 1998 but on or prior to August 31, 1998, the Escrow Agent will deliver only 30% of the Escrow Fund to the Prominet stockholders entitled to receive such shares; and (iii) after August 31, 1998, none of the Escrow Fund will be delivered to the Prominet stockholders. There can be no assurance that Product Delivery will occur on or prior to August 31, 1998. See "TERMS OF THE MERGER AGREEMENT -- Escrow Arrangements" and "OTHER RELATED MATTERS -- Escrow Agreement."

FIXED EXCHANGE RATIOS DESPITE CHANGES IN LUCENT STOCK PRICE


     As a result of the Merger, each outstanding share of Prominet Capital Stock will be converted (i) in the case of Prominet Common Stock, into 0.1027, (ii) in the case of Prominet Series A Preferred Stock, into 0.1102 and (iii) in the case of Prominet Series B Preferred Stock, into 0.1027, of a share of Lucent Common Stock, including, in each case, the corresponding Lucent Right. In addition, each holder of a warrant to acquire Prominet Capital Stock (other than holders of Associated Warrants which, by their terms, will expire at the Effective Time) have agreed that such warrant (other than the Associated Warrants) will be converted (i) in the case of warrants having an exercise price per share of less than $1.00, 0.1027 and (ii) in the case of warrants having an exercise price per share equal to or greater than $1.00 but less than $2.00, 0.0796, of a share of Lucent Common Stock, including, in each case, the corresponding Lucent Right. The Merger Agreement does not provide for adjustment of the Exchange Ratios based on fluctuations in the price of

Lucent Common Stock prior to the Effective Time. Accordingly, the value of the consideration to be received by stockholders of Prominet as a result of the Merger will depend upon the market price of Lucent Common Stock at the Effective Time. The closing price for Lucent Common Stock on the NYSE on December 9, 1997, the last trading day prior to the public announcement of the Merger, was $80 1/8 per share and on December 17, 1997, the last trading day before the date of this Proxy Statement/Prospectus, was $76 per share. There can be no assurance that the market price of Lucent Common Stock on and after the Effective Time will not be lower than such prices. See "SUMMARY -- Market Prices and Dividends."


CONFLICTS OF INTEREST

     In considering the recommendation to adopt and approve the Merger by the Prominet Board, the stockholders of Prominet should be aware that certain officers and directors of Prominet may be deemed to have conflicts of interest with respect to the Merger; such interests, together with other relevant factors, were considered by the Prominet Board in recommending the Merger to the stockholders of Prominet and approving the Merger Agreement. See "THE
MERGER -- Interests of Certain Persons in the Merger" and "COMPARISON OF THE RIGHTS OF HOLDERS OF LUCENT COMMON STOCK AND THE RIGHTS OF HOLDERS OF PROMINET CAPITAL STOCK -- Number, Election, Vacancy and Removal of
Directors -- Prominet."

ABSENCE OF REVIEW OF ADEQUACY OF MERGER CONSIDERATION

     The Prominet Board has unanimously determined that the Merger is advisable and fair to, and in the best interests of, Prominet and its stockholders. The Board approved the Merger Agreement on December 5, 1997 and December 9, 1997 and has recommended to the Prominet stockholders that the Merger be approved. In making its determination, the Prominet Board reviewed various other available alternatives to the Merger, including the sale of Prominet to other potential purchasers and continued operation of Prominet as an independent company. However, no independent financial adviser to Prominet has considered whether the consideration to be received by holders of Prominet Capital Stock or warrants in connection with the Merger is fair to such holders from a financial point of view. See "THE MERGER -- Prominet's Reasons for the Merger."

TAX RISKS ASSOCIATED WITH THE MERGER

     The Merger Agreement provides that Acquisition will be merged with and into Prominet and Prominet will be the Surviving Corporation and a wholly-owned subsidiary of Lucent. Although the parties intend the Merger to constitute a tax-free reorganization, neither Lucent nor Prominet has sought or obtained a ruling from the Internal Revenue Service (the "IRS"). There is therefore a risk that all the gain or loss realized by a Prominet stockholder as a result of the Merger will be subject to tax. However, even if the Merger does not constitute a tax-free reorganization, neither Lucent nor its stockholders, as such, will realize taxable income or loss in the Merger. See "OTHER RELATED
MATTERS -- Certain Federal Income Tax Consequences."

                            PROMINET SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE


     This Proxy Statement/Prospectus is being furnished to Prominet stockholders in connection with the solicitation of proxies by the Prominet Board for use at the Prominet Special Meeting to be held on January 21, 1998 at 10:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. At the Prominet Special Meeting, holders of Prominet Capital Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus, and the Merger of Acquisition with and into Prominet upon the terms and subject to the conditions of the Merger Agreement. After giving effect to the Merger, Prominet will continue as the Surviving Corporation and will be a wholly-owned subsidiary of Lucent. Holders of Prominet Series A Preferred Stock and Prominet Series B Preferred Stock will also be asked to vote upon determinations as to whether the Merger will be a liquidation, dissolution or winding up with respect to the Prominet Series A Preferred Stock and Prominet Series B Preferred Stock, respectively.

     THE PROMINET BOARD HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, PROMINET STOCKHOLDERS. ACCORDINGLY, THE PROMINET BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE PROMINET STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. IN ADDITION, THE PROMINET BOARD UNANIMOUSLY RECOMMENDS THAT (I) THE HOLDERS OF PROMINET SERIES A PREFERRED STOCK VOTE FOR APPROVAL OF A DETERMINATION THAT THE MERGER NOT BE DEEMED A LIQUIDATION, DISSOLUTION OR WINDING UP ENTITLING SUCH HOLDERS TO CASH DISTRIBUTIONS, AND (II) THE HOLDERS OF PROMINET SERIES B PREFERRED STOCK VOTE FOR APPROVAL OF A DETERMINATION THAT THE MERGER NOT BE DEEMED A LIQUIDATION, DISSOLUTION OR WINDING UP ENTITLING SUCH HOLDERS TO A LIQUIDATION PREFERENCE. CERTAIN MEMBERS OF THE PROMINET BOARD MAY BE DEEMED TO HAVE A CONFLICT OF INTEREST IN RECOMMENDING STOCKHOLDER APPROVAL OF THE MERGER. SEE "-- SHARE OWNERSHIP OF MANAGEMENT" AND "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

     The Lucent Board has unanimously approved the Merger and the issuance of Lucent Common Stock in connection with the Merger. Lucent, as the sole stockholder of Acquisition, and the Board of Directors of Acquisition, have each approved the Merger Agreement and the Merger. No approval by stockholders of Lucent is required to effect the Merger.

RECORD DATE; VOTING RIGHTS


     Only stockholders of record of Prominet Capital Stock at the close of business on December 16, 1997 will be entitled to notice of, and to vote at, the Prominet Special Meeting. At the close of business on the Prominet Record Date, there were issued and outstanding approximately 7,150,772 shares of Prominet Common Stock, approximately 9,921,067 shares of Prominet Series A Preferred Stock and 4,028,355 shares of Prominet Series B Preferred Stock, respectively. Each share of Prominet Common Stock entitles the registered holder thereof to one vote, each share of Prominet Series A Preferred Stock entitles the registered holder thereof to one vote and each share of Prominet Series B Preferred Stock entitles the registered holder thereof to one vote. In addition, each share of Prominet Series A Preferred Stock and Prominet Series B Preferred Stock entitles the holder thereof to one vote within its respective class.


VOTING AGREEMENTS


     In connection with the execution of the Merger Agreement, Lucent entered into a Voting Agreement with Carmena Limited Partnership, Brian Ramelson and Joshua Weiss, beneficial holders of approximately 61% of the issued and outstanding shares of Prominet Common Stock, Charles River, Matrix, Matrix Entrepreneurs and Robert Badavas, beneficial holders of approximately 76% (on a fully diluted basis) of the issued and outstanding Prominet Series A Preferred Stock and Charles River, Matrix, Matrix Entrepreneurs and Menlo, beneficial owners of approximately 76% (on a fully diluted basis) of the issued and outstanding Prominet Series B Preferred Stock, pursuant to which such holders have agreed to vote in favor of approval of the Merger Agreement and the Merger and have granted certain officers of Acquisition an irrevocable proxy and power of attorney to vote their shares in favor of approval of the Merger Agreement and the Merger.


SHARE OWNERSHIP OF MANAGEMENT


     As of the Prominet Record Date, the directors and executive officers of Prominet beneficially owned approximately 3,912,170 (approximately 54.5%) of the issued and outstanding shares of Prominet Common Stock, 7,744,353 (approximately 77.3%) (on a fully diluted basis) of the issued and outstanding shares of Prominet Series A Preferred Stock and 2,244,943 (approximately 55.5%) (on a fully diluted basis) of the issued and outstanding shares of Prominet Series B Preferred Stock. See "THE MERGER -- Interests of Certain Persons in the Merger."

QUORUM; REQUIRED VOTE

     A majority of the shares of Prominet Capital Stock entitled to vote on the Merger Agreement and on the proposals to each of the holders of Prominet Series A Preferred Stock and holders of Prominet Series B Preferred Stock, in each case, represented in person or by proxy at the Prominet Special Meeting, is required in order for a quorum to be present. In the absence of a quorum, the Prominet Special Meeting may be adjourned by the vote of a majority of the shares represented.

     Approval and adoption of the Merger Agreement will require the affirmative vote of (a) a majority of outstanding shares of Prominet Common Stock entitled to vote thereon (including, for purposes of determining such a majority, the shares of Prominet Series A Preferred Stock and the shares of Prominet Series B Preferred Stock, calculated as if such shares had been converted into Prominet Common Stock at a conversion ratio of one for one for the Prominet Series A Preferred Stock and one for one for the Prominet Series B Preferred Stock) and
(b) 75% of the outstanding shares of each of the Prominet Series A Preferred Stock and the Prominet Series B Preferred Stock entitled to vote thereon at the Prominet Special Meeting, voting as a class, provided that a quorum is present. See "-- Voting Agreements."

PROXIES

     Each of the persons named as a proxy in the proxies is an officer of Prominet. All shares of Prominet Capital Stock that are entitled to vote and that are represented at the Prominet Special Meeting either in person or by properly executed proxies received prior to or at the Prominet Special Meeting and not duly and timely revoked will be voted at the Prominet Special Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for the approval of the Merger. If the Prominet Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Prominet Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Prominet Special Meeting (except for any proxies that have been effectively revoked or withdrawn).

     The Prominet Board knows of no matter other than the adoption of the Merger Agreement, the approval of the Merger and the proposals to be considered by the holders of the Prominet Series A Preferred Stock and the Prominet Series B Preferred Stock that is to be presented at the Prominet Special Meeting. If any other matter upon which a vote may properly be taken should be presented at the Prominet Special Meeting, shares represented by all proxies received by the Prominet Board will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxies.

     Execution of a proxy does not in any way affect a stockholder's right to attend the Prominet Special Meeting and vote in person. Any proxy may be revoked by a stockholder at any time before it is exercised by delivering a written revocation or a later-dated proxy to the Secretary of Prominet, or by attending the Prominet Special Meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Prominet Corporation at 400 Nickerson Road, Marlborough, Massachusetts 01752, Attention:
Secretary, or hand-delivered to the Secretary of Prominet, in each case, at or before the taking of the respective vote at the Prominet Special Meeting.

     Every person entitled to vote for directors, or on any other matter, will have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the Secretary of Prominet. A proxy will be deemed signed if the stockholder's name or other authorization is placed on the proxy (whether by manual signature, typewriting, telegraphic or electronic transmission or otherwise) by the stockholder or the stockholder's attorney-in-fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) the person who executed the proxy revokes it prior to the time of voting by delivering a written notice to Prominet at its principal executive offices that the proxy is revoked or by executing a subsequent proxy and presenting it to the meeting or by attendance at such meeting and voting in person, or (ii) written notice of the death or incapacity of the maker of that proxy is received by Prominet before the vote pursuant to that proxy is counted; provided that no proxy will be valid after the expiration of three (3) years from the date thereof, unless otherwise provided in the proxy. The dates contained on the forms of proxy presumptively determine the order of execution, regardless of the postmark dates on the envelopes in which they are mailed. The revocability of a proxy that states on its face that it is irrevocable will be governed by the provisions of Section 212(e) of the DGCL.

SOLICITATION OF PROXIES; EXPENSES

     All costs of solicitation of proxies will be borne by Prominet. Prominet will solicit proxies via first class U.S. mail to the stockholders of record as of the Prominet Record Date. In addition, proxies may also be solicited by certain directors, officers and employees of Prominet personally or by telephone or facsimile following the original solicitation by mail. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

                                   THE MERGER

     This section of the Proxy Statement/Prospectus describes certain aspects of the proposed Merger. A significant portion of the description included in this section and under the caption "Terms of the Merger Agreement," relates to the Merger Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. ALL STOCKHOLDERS OF PROMINET ARE URGED TO READ THE MERGER AGREEMENT, AS WELL AS THE OTHER APPENDICES, IN THEIR ENTIRETY.

GENERAL

     At the Effective Time of the Merger, Acquisition will be merged with and into Prominet, with Prominet continuing as the Surviving Corporation and as a wholly-owned subsidiary of Lucent. As a result of the Merger, the separate corporate existence of Acquisition will cease and Prominet will succeed to all the rights and be responsible for all the obligations of Acquisition in accordance with the DGCL. Subject to the terms and conditions of the Merger Agreement, each share of Prominet Capital Stock outstanding immediately prior to the Effective Time (other than shares owned directly or indirectly by Lucent or Prominet which shall be canceled and other than Dissenting Shares) will be converted (i) in the case of Prominet Common
Stock, into 0.1027, (ii) in the case of Prominet Series A Preferred Stock, into 0.1102, and (iii) in the case of Prominet Series B Preferred Stock, into 0.1027, of a share of Lucent Common Stock, in each case, together with the corresponding percentage of a Lucent Right. Each holder of a warrant to purchase Prominet Capital Stock (except Associated Warrants which, by their terms, will expire at the Effective Time) has agreed that, at the time the Merger becomes effective, its warrant shall be converted into the right to receive the number of shares of Lucent Common Stock (decreased to the nearest full share) equal to the number of shares of Prominet Capital Stock subject to such warrant immediately prior to the Effective Time multiplied by (i) in the case of warrants having an exercise price per share of less than $1.00, 0.1027, and (ii) in the case of warrants having an exercise price per share equal to or greater than $1.00 but less than $2.00, 0.0796. Cash will be paid in lieu of any fractional share of Lucent Common Stock. At the Effective Time, 432,210 shares of Lucent Common Stock (together with the corresponding Lucent Rights) issued in connection with the Merger will be deposited in escrow with the Escrow Agent. The escrowed shares (and Lucent Rights) will be distributed to the holders of Prominet Capital Stock entitled thereto only if certain conditions are met. At the Effective Time, all outstanding Stock Options will be assumed by Lucent and will thereafter represent Substitute Options. Following the Merger, the Substitute Options will continue to be subject to the terms and conditions of the 1996 Stock Plan and the applicable option agreements, including vesting restrictions, if any. The consideration for Dissenting Shares will be paid in accordance with the provisions of the DGCL. The Exchange Ratios for Prominet Capital Stock and warrants to purchase Prominet Capital Stock are subject to adjustment in certain circumstances. See "RISK FACTORS -- Escrowed Shares," "TERMS OF THE MERGER AGREEMENT -- Conversion of Shares in the Merger," "-- No Fractional Shares," "-- Adjustment of Exchange Ratios," "-- Dissenting Shares," "-- Stock Options; Unvested Restricted Stock; Warrants," "-- Escrow Arrangements" and "APPRAISAL RIGHTS."

BACKGROUND OF THE MERGER


     Lucent and Prominet had no relationship prior to June 1997. On June 17, 1997, Kevin Oye, Lucent Director of Multimedia Strategy and Business Development, met with Douglas Ruby, Prominet Vice President of Product Marketing, and Joshua Weiss, Prominet Vice President of Engineering, for a presentation of Prominet products under development and to review Prominet's product development plan.


     On August 11, 1997, Mr. Oye and other Lucent representatives met with Messrs. Weiss and Ruby to discuss Prominet's product architecture.

     On August 21, 1997, representatives of Lucent participated in a demonstration, and undertook a technical review, of Prominet's products under development.

     On August 26, 1997, Carl Pavarini, Lucent Vice President of Multimedia Systems, and Mr. Oye met with Menachem E. Abraham, President, Chief Executive Officer and Treasurer of Prominet, to discuss possible business relationships between Lucent and Prominet.

     On September 5, 1997, Mr. Pavarini, Karyn Mashima, Lucent Vice President of Advanced Multimedia Communications Systems, and Mr. Oye met with Mr. Abraham and other executives of Prominet to discuss Lucent's plans for its data networking business and whether a business combination with Prominet would enhance Lucent's plan for organizational growth in this area.

     On September 8, 1997, Prominet retained BancAmerica Robertson Stephens as its financial advisor for a private placement of equity securities or assistance with a possible business combination.

     On September 9, 1997, Lucent and Prominet entered into a confidentiality agreement with respect to all information provided to the other.

     On October 2, 1997, Mr. Pavarini and Michael Bond, Lucent Director Corporate Strategy and Development, met with Mr. Abraham and R. Stephen Cheheyl, a financial adviser to Prominet, to discuss a merger of Prominet into Lucent. Messrs. Pavarini and Bond presented to Messrs. Abraham and Cheheyl a preliminary memorandum setting forth a conceptual framework for such merger.

     On October 3, 1997, the members of the Prominet Board met by telephone conference call to discuss the proposed transaction and review Prominet's operations.

     On October 8 and 9, 1997, Messrs. Pavarini and Bond met with Messrs. Abraham and Cheheyl to discuss the principal terms of the proposed merger. Throughout October and November 1997, representatives of the parties had numerous telephone conferences to resolve various business and legal issues related to the merger.

     During October and November 1997, representatives of Lucent and Prominet also held numerous meetings concerning Prominet's business, operations and technology and Lucent representatives conducted due diligence on Prominet's business, products and technology.

     During the week of December 1, 1997, the Prominet Board authorized Mr. Abraham to proceed toward a definitive merger agreement. A series of conference calls were held by the parties and their respective counsel during the period from December 1 through December 9, 1997 in which the final terms of the merger were approved.

     On December 5, 1997, the Prominet Board met by telephone conference call. Mr. Abraham reported on the status of merger discussions. The Prominet Board unanimously approved the merger (on the terms discussed at the meeting) and determined that the terms of the merger (as so discussed) were fair to, and in the best interests of, Prominet's stockholders.

     On December 8, 1997, the Acquisition Board of Directors approved the merger with Prominet. On December 9, 1997, the Prominet Board unanimously approved the merger and reiterated its view that the terms of the Merger were fair to, and in the best interests of, Prominet's stockholders.

     On December 9, 1997, (i) Lucent, Acquisition and Prominet executed the Merger Agreement, (ii) Messrs. Abraham, Weiss, Ruby, Lieto and Zubatkin and certain other employees of Prominet executed employment agreements, (iii) Messrs. Abraham and Weiss and certain other employees of Prominet executed Non-Competition Agreements (as defined below) and
(iv) Messrs. Ramelson, Badavas and Weiss, Carmena Limited Partnership, Charles River, Matrix, Matrix Entrepreneurs and Menlo executed a Voting Agreement.

     The Merger was announced on December 10, 1997.

RECOMMENDATION OF THE PROMINET BOARD

     The Prominet Board has unanimously determined that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, Prominet stockholders. Accordingly, the Prominet Board has unanimously approved the Merger Agreement and unanimously recommends that the Prominet stockholders vote FOR approval and adoption of the Merger Agreement and approval of the Merger. See "-- Prominet's Reasons for the Merger." Certain members of the Prominet Board may be deemed to have a conflict of interest in recommending stockholder approval of the Merger. See "-- Interests of Certain Persons in the Merger" and "PROMINET SPECIAL MEETING -- Share Ownership of Management."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Prominet Board with respect to the approval and adoption of the Merger and Merger Agreement, the Prominet stockholders should be aware that certain members of the management of Prominet and the Prominet Board may have certain interests in the Merger that are different from, or in addition to, the interests of Prominet stockholders generally.


     Stock Ownership. Following the Merger, Prominet will continue as the Surviving Corporation and as a wholly-owned subsidiary of Lucent. As of the Prominet Record Date, the directors and executive officers of Prominet beneficially owned (as determined in accordance with the rules and regulations of the Commission) approximately (i) 3,912,170 shares of Prominet Common Stock, 7,744,353 shares of Prominet Series A Preferred Stock and 2,244,943 shares of Prominet Series B Preferred Stock, for which they will receive the same consideration in connection with the Merger as other holders of Prominet Common Stock, Prominet Series A Preferred Stock and Prominet Series B Preferred Stock, respectively, and (ii) Associated Warrants to acquire 66,666 shares of Prominet Common Stock and unexercised Stock Options to purchase 250,000 shares of Prominet Common Stock which will be treated as described below in "TERMS OF THE MERGER AGREEMENT -- Stock Options; Unvested Restricted Stock; Warrants," See "CERTAIN INFORMATION CONCERNING PROMINET -- Certain Transactions."


     Non-competition Agreements. Lucent and Prominet have entered into non-competition agreements (the "Non-Competition Agreements") with Messrs. Abraham and Weiss and certain other employees of Prominet. Under the terms of the Non-Competition Agreements, the foregoing persons have agreed that for a period of three years, they will not (i) directly or indirectly, participate in a business or activity that competes in any material manner with the business of designing, developing, producing, marketing, distributing and providing maintenance and support for equipment used in high performance networks that implement wire speed switching and routing on standard ethernet interfaces (10/100/1,000), or (ii) interfere with such business or with the customers (or potential customers), clients (or potential clients), suppliers or employees of such business. If at any time after the first anniversary of the Effective Time, any of the foregoing persons is not employed for a period of 60 consecutive days (notwithstanding such person's reasonable good faith efforts) then, upon 30 days' notice, Lucent will either terminate such person's Non-Competition Agreement or pay such person an amount equal to $100,000 and such person's Non-Competition Agreements will continue in full force and effect. Messrs. Abraham and Weiss and the other employees of Prominet who are party to a Non-Competition Agreement will not receive any consideration for entering into the Non-Competition Agreements other than the Lucent Common Stock issuable to them in connection with the Merger.

     Employment Contracts. Concurrent with the execution of the Merger Agreement, Lucent entered into employment agreements with Messrs. Abraham, Weiss, Ruby, Lieto and Zubatkin and certain other employees of Prominet. Each employment agreement provides that the party thereto will, after the Effective Time, initially receive his current base salary and will either have his present benefit package continue or receive a benefit package that is substantially equivalent thereto. In addition, each person will be eligible to receive significant additional compensation if certain performance criteria (principally related to the successful delivery of products and achieving certain levels of revenue and profitability) are satisfied.

     Incentive Compensation. Lucent has agreed to provide significant additional compensation to certain employees of Prominet (including members of senior management) if certain performance criteria (principally related to successful delivery of products and achieving certain levels of revenue and profitability) are satisfied.


     1996 Stock Option Plan. On the Prominet Record Date, the Prominet executive officers and directors held Stock Options to purchase 250,000 shares of Prominet Common Stock. At the Effective Time, all Stock Options (including the Stock Options held by Prominet executive officers and directors) will be assumed by Lucent and will thereafter be Substitute Options. Under the terms of the agreements covering the Stock Options, at the Effective Time, the vesting of the Stock Options will be accelerated in accordance with the terms of such agreements.


     Restricted Stock Agreements. Prominet has entered into stock restriction agreements (each a "Restricted Stock Agreement" and, together with the other stock restriction agreements to which Prominet is a party, the "Restricted Stock Agreements") with each of Messrs. Abraham, Weiss, Ruby and Lieto (collectively, the "Restricted Stock Holders"). Under the terms of their Restricted Stock Agreements, shares of Prominet Common Stock held by each of the Restricted Stock Holders are subject to repurchase by Prominet, with certain limited exceptions, in the event that such Holder's employment with Prominet is terminated. Under the terms of such Restricted Stock Agreements, the number of shares of Prominet Common Stock then subject to repurchase by Prominet will be reduced by 20% at the Effective Time. In addition, under the terms of such Restricted Stock Agreements, Prominet's repurchase option will terminate if, within 365 days after the Effective Time, Prominet terminates the Restricted Stock Holder's employment (other than for cause) or the Restricted Stock Holder terminates his employment as a result of Good Reason (as defined therein). On the Prominet Record Date, Messrs. Abraham, Weiss, Ruby and Lieto, together with certain transferees whose shares of Prominet Common Stock are covered by such Restricted Stock Agreements, held in the aggregate 4,300,000 shares of Prominet Common Stock.

     Issuance of Notes and Associated Warrants. On December 2, 1997, Prominet issued Notes in the aggregate principal amount of $4,000,000 to Mr. Abraham, Charles River, Matrix and Menlo (which stockholders, pursuant to the Stockholders' Agreement, have the right to appoint or approve the directors of Prominet) and Matrix Entrepreneurs and Menlo Entrepreneurs. The Notes, which bear interest at 8.0% per annum, including all interest thereon, are due and payable at the Effective Time. In connection with the issuance of Notes, Prominet issued the Associated Warrants to the holders of the Notes which warrants, as amended, are not exercisable before the earlier of April 1, 1998 and the termination of the Merger Agreement, and will terminate without exercise if the Effective Time occurs on or before March 31, 1998.

LUCENT'S REASONS FOR THE MERGER

     Lucent believes that the Merger will enable it to expand its product capability in the data networking area. Lucent believes that Prominet's Layer 2/Layer 3 gigabit ethernet switching products currently under development will enhance Lucent's data networking product line by permitting Lucent to offer high performance LAN connectivity utilizing ethernet technology.

PROMINET'S REASONS FOR THE MERGER

     The Prominet Board believes that the following are reasons the Merger will be beneficial to Prominet and for its stockholders to vote FOR the Merger.

     - The Merger may permit Prominet to utilize Lucent's research and development capabilities and resources in developing its products and may thereby enhance Prominet's ability to compete more effectively against larger competitors in the gigabit ethernet switching market.

     - The addition of Lucent's sales and marketing resources, including its geographically more expansive distribution channel, and its established relationships with potential customers may increase the ability of Prominet to market and sell its products.

     - The consideration to be paid to Prominet stockholders in the Merger will be shares of Lucent Common Stock, which are securities that are publicly traded on the NYSE and are more readily marketable than shares of Prominet Capital Stock.

     In the course of its deliberations during meetings held on October 3, 1997, November 18, 1997, November 26, 1997, December 5, 1997 and December 9, 1997, the Prominet Board reviewed with Prominet management and Prominet's legal and financial advisors a number of additional factors that the Prominet Board deemed relevant to the Merger, including, but not limited to: (i) the strategic importance to Prominet of the proposed Merger; (ii) the consideration to be received by Prominet stockholders in the Merger; (iii) information concerning Prominet's and Lucent's respective businesses, prospects, strategic business plans, financial performance and condition, results of operations, technology positions, management and competitive positions; (iv) Prominet management's view as to the financial condition, results of operations and business of Prominet before and after giving effect to the Merger; (v) Prominet management's view as to the prospects of Prominet's continuing as an independent company; (vi) Prominet management's view as to Prominet's ability to gain access to the necessary capital to meet its strategic business goals in both the near-term and long-term and the relative costs associated with obtaining such capital; (vii) current financial conditions and historical market prices, volatility and trading information with respect to Lucent Common Stock; (viii) Prominet management's view as to the effect of the Merger on the core business of Prominet, including its research and development efforts, potential synergy of Lucent's technologies with Prominet's technologies, Lucent's breadth of product offerings and sales and marketing infrastructure; (ix) the impact of the Merger on Prominet's strategic marketing partners and employees; and (x) the compatibility of the management of Prominet and Lucent.

     During the course of its deliberations concerning the Merger, the Prominet Board also identified and considered a variety of potentially negative factors that could materialize as a result of the Merger, including, but not limited to:
(i) the risk that the potential benefits sought in the Merger might not be fully realized; (ii) the possibility that the Merger might not be consummated and the effect of the public announcement of the Merger on Prominet's distributors, customers, and employees; (iii) the risks associated with obtaining the necessary approvals required to complete the Merger; (iv) the effects of the diversion of management resources necessary to respond to due diligence inquiries and the negotiation and consummation of the Merger; and (v) the other risks described under "RISK FACTORS."

     The Prominet Board concluded that the risks associated with the Merger were outweighed by the potential benefits of the Merger and unanimously determined that the Merger is fair to, and in the best interests of, Prominet and its stockholders. Certain directors of the Prominet Board may be deemed to have a conflict of interest in the Board's approval of the Merger and recommending stockholder approval of the Merger. See "-- Interests of Certain Persons in the Merger."

     In view of the wide variety of factors considered by the Prominet Board, the directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors discussed above.

RESALES OF LUCENT COMMON STOCK

     All shares of Lucent Common Stock issued to holders of Prominet Capital Stock in exchange for Prominet Capital Stock will be freely transferable, except
(i) that shares received by any person who may be deemed to be an "affiliate" (as used in paragraphs (c) and (d) of Rule 145 under the Securities Act, including directors and certain executive officers) of Prominet for purposes of such Rule 145 (each a "Prominet Rule 145 Affiliate") may not be resold except in transactions permitted by such Rule 145 or as otherwise permitted under the Securities Act and (ii) for shares issued by Lucent in respect of Unvested Restricted Stock (as defined below) of Prominet. See "TERMS OF THE MERGER AGREEMENT -- Conditions to the Merger" and "-- Stock Options; Unvested Restricted Stock; Warrants."

     Prominet has agreed to prepare and deliver to Lucent a list identifying each person who may be deemed to be a Prominet Rule 145 Affiliate and to use its reasonable best efforts to cause each person so identified to deliver to Lucent on or prior to the Effective Time a written agreement, in the form previously approved by Lucent and Prominet, providing that such person will not sell, pledge, transfer or otherwise dispose of, or in any other way reduce such person's risk relative to, any shares of Prominet Capital Stock or any shares of Lucent Common Stock issued to such person in connection with the Merger, except pursuant to an effective registration statement or in compliance with such Rule 145 or another exemption from the registration requirements of the Securities Act.

     At the Effective Time, Lucent will assume certain Restricted Stock Agreements to which Prominet is a party with respect to restricted shares of Prominet Capital Stock that are outstanding and unvested ("Unvested Restricted Stock"). Holders of Unvested Restricted Stock will remain subject to the restrictions set forth in their respective Restricted Stock Agreements.

                         TERMS OF THE MERGER AGREEMENT

CONVERSION OF SHARES IN THE MERGER


     At the Effective Time, by virtue of the Merger, (a) each issued and outstanding share of capital stock of Acquisition shall be converted into one validly issued, fully paid and nonassessable share of Prominet Common Stock, (b) each share of Prominet Common Stock held in the treasury of Prominet and each share of Prominet Common Stock owned by Acquisition or Lucent, will be canceled without any conversion or payment made with respect thereto and (c) each share of Prominet Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with subparagraph (b) and other than Dissenting Shares) will be converted (i) in the case of Prominet Common Stock, into 0.1027, (ii) in the case of Prominet Series A Preferred Stock, into 0.1102 and (iii) in the case of Prominet Series B Preferred Stock, into 0.1027, of a share of Lucent Common Stock including the corresponding percentage of a Lucent Right. Cash will be paid in lieu of any fractional share of Lucent Common Stock. See "-- No Fractional Shares."


     The Exchange Ratios are subject to adjustment under certain circumstances. See "-- Adjustment of Exchange Ratios."

     All shares of Prominet Capital Stock converted as provided in subparagraph
(c) above will automatically be canceled and retired, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto other than (i) the right to receive shares of Lucent Common Stock to be issued in consideration for such Prominet Capital Stock upon the surrender of such certificate, (ii) certain dividends and other distributions and (iii) any cash, without interest, to be paid in lieu of any fractional shares of Lucent Common Stock. See "-- Exchange Agent; Procedures for Exchange of Certificates."

NO FRACTIONAL SHARES

     No certificates or scrip representing fractional shares of Lucent Common Stock will be issued upon the surrender for exchange of certificates which represent outstanding shares of Prominet Capital Stock (the "Certificates") and such a fractional share will not entitle its record or beneficial owner to vote or to any other rights of a Lucent stockholder. In lieu of receiving any fractional share of Lucent Common Stock, each holder of Prominet Capital Stock who would otherwise have been entitled to a fractional share upon the surrender of Prominet certificates for exchange will receive cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying (a) the per share closing price of Lucent Common Stock (as reported in the NYSE Composite Transactions) on the date on which the Effective Time occurs (or, if the Lucent Common Stock does not trade on the NYSE on such date, the first day of trading in Lucent Common Stock on the NYSE thereafter) by (b) the fractional share to which such holder would otherwise be entitled.

ADJUSTMENT OF EXCHANGE RATIOS

     If, prior to the Effective Date, any stock split, combination, reclassification or stock dividend with respect to the Lucent Common Stock, any change or conversion of Lucent Common Stock into other securities or any other dividend or distribution with respect to the Lucent Common Stock (other than regular quarterly dividends) occurs or, if a record date with respect to any of the foregoing occurs, appropriate and proportionate adjustments will be made to the Exchange Ratios.

EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     Lucent will designate The Bank of New York or another commercial bank or trust company reasonably acceptable to Prominet to act as the exchange agent (the "Exchange Agent") under the Merger Agreement. As of the Effective Time, Lucent will deposit with the Exchange Agent for the benefit of the holders of shares of Prominet Capital Stock, certificates representing shares of the Lucent Common Stock to be issued pursuant to the Merger in accordance with the Merger Agreement less the Escrowed Shares.

     Promptly after the Effective Time, the Exchange Agent will send to each person or entity (a "Person") who was, at the Effective Time, a holder of record of Certificates, the shares represented by which were converted into the right to receive Lucent Common Stock, a letter of transmittal which (a) will specify that delivery of Lucent Common Stock will be effected and risk of loss and title to such Certificates will pass, only upon actual delivery of such Certificates to the Exchange Agent and (b) will contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Exchange Agent of Certificates for cancellation, together with such letter of transmittal duly executed, such holder will be entitled to receive in exchange (i) a certificate representing the number of whole shares of Lucent Common Stock into which the Prominet Capital Stock represented by the surrendered Certificate was converted at the Effective Time less such holder's pro rata portion of the Escrowed Shares, (ii) cash in lieu of any fractional share of Lucent Common Stock and
(iii) certain dividends and distributions described in the next paragraph, and the Certificates so surrendered will then be canceled. Within 10 business days after the Effective Time, Lucent shall cause to be distributed to the Escrow Agent the Escrowed Shares which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates which were converted at the Effective Time. The Escrowed Shares will be beneficially owned by such holders, will be held in escrow and will be available to compensate Lucent if Product Delivery does not occur prior to certain specified dates. See "-- Escrow Arrangements."

     No dividends or other distributions declared or made after the Effective Time with respect to the Lucent Common Stock with a record date after the Effective Time will be paid to any holder entitled by reason of the Merger to receive Lucent Common Stock and no cash payment in lieu of a fractional share of Lucent Common Stock will be paid to any such holder until such holder has surrendered its Certificates as described above. Subject to applicable law, following surrender of any such Certificate, such holder will be paid, in each case, without interest, (a) the amount of any dividends or other distributions previously paid with respect to the shares of Lucent Common Stock represented by the Lucent certificate received by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and (b) at the appropriate payment date, or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Lucent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender.

     If any certificate representing shares of Lucent Common Stock or any cash is to be issued or paid to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it will be a condition to such exchange that such surrendered Certificate will be properly endorsed and otherwise in proper form for transfer and such Person either (a) will pay to the Exchange Agent any transfer or other taxes required as a result of the issuance of such certificates of Lucent Common Stock and the distribution of such cash payment to such Person or (b) will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Lucent or the Exchange Agent will be entitled to deduct and withhold from the consideration payable pursuant to the Merger Agreement to any holder of Prominet Capital Stock such amounts as Lucent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Lucent or the Exchange Agent, such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder of the shares of Prominet Capital Stock in respect of which such deduction and withholding was made by Lucent or the Exchange Agent. All amounts in respect of taxes received or withheld by Lucent will be disposed of by Lucent in accordance with the Code or such state, local or foreign tax law, as applicable.

     At the close of business on the day on which the Effective Time occurs, the stock transfer books of Prominet will be closed and thereafter there will be no further registration of transfers of shares of Prominet Capital Stock on the records of Prominet. From and after the Effective Time, the holders of shares of Prominet Capital Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law. After the Effective Time, and until surrendered for shares of Lucent Common Stock as described above, Certificates which prior to the Effective Time represented Prominet Capital Stock converted in the Merger will be deemed for all purposes, other than the right to receive payments of dividends and distributions and cash in lieu of any fractional share of Lucent Common Stock, to represent only the right to receive, upon such surrender, the number of shares of Lucent Common Stock into which such Prominet Capital Stock was converted.

     STOCKHOLDERS OF PROMINET SHOULD NOT FORWARD THEIR CERTIFICATES WITH THE ENCLOSED PROXY, NOR SHOULD THEY RETURN THEIR PROMINET CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A TRANSMITTAL LETTER.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective at the time of a filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL, at such date as may be specified in the Certificate of Merger or such later date as the parties may agree. The parties intend to make such filing as promptly as practicable following the Prominet Special Meeting provided that the Merger is approved by the affirmative vote of a majority of the outstanding shares entitled to vote thereon and any other conditions precedent to the consummation of the Merger are satisfied or waived. See "-- Conditions to the Merger." The parties currently anticipate that the Merger will occur on or before January 31, 1998, although there can be no assurance as to whether or when the Merger will occur. Lucent and Prominet each have the right to terminate the Merger Agreement if the Merger has not been consummated on or before March 31, 1998. See "-- Termination."

DISSENTING SHARES

     Shares of Prominet Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of or consented in writing to the Merger and who have demanded properly in writing appraisal for such shares in accordance with the DGCL (collectively, the "Dissenting Shares") will not be converted into or represent the right to receive the consideration set forth above. Such stockholders will be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of the DGCL. See "APPRAISAL RIGHTS."

ESCROW ARRANGEMENTS

     Within 10 business days after the Effective Time, the Escrowed Shares will be registered in the name of, and be deposited with, the Escrow Agent. If Lucent and the Stockholders' Representative (as defined below) agree that Product Delivery has occurred on or before June 30, 1998, then such parties will jointly execute and deliver a written notice to the Escrow Agent directing the delivery of the Escrow Fund to the stockholders entitled thereto. If Product Delivery does not occur by June 30, 1998, Lucent may at any time or from time to time thereafter deliver one or more notices of such failure (a "Lucent Notice") to the Escrow Agent (with a copy of such notice to the Stockholders' Representative). If the Stockholders' Representative agrees with such Lucent Notice or, within 10 days after receipt of such Lucent Notice, fails to object by written notice to the Escrow Agent and Lucent, then the Escrow Agent will deliver to Lucent the number of shares of Lucent

Common Stock (as such number may be adjusted for stock splits or combinations) set forth in the table below:

                           PRODUCT DELIVERY AFTER              NUMBER OF SHARES
                ---------------------------------------------  ----------------
                June 30, 1998................................       172,884
                July 31, 1998................................       302,547
                August 31, 1998..............................       432,210

If Product Delivery occurs after June 30, 1998 but prior to August 31, 1998, the parties will deliver a written notice to the Escrow Agent directing the delivery of any portion of the Escrow Fund not delivered to Lucent to the stockholders entitled thereto.

     If the Stockholders' Representative objects to a Lucent Notice within the 10-day period following receipt of such Lucent Notice, then Lucent and the Stockholders' Representative will use their good faith efforts to resolve such dispute. If Lucent and the Stockholders' Representative resolve such dispute, the parties will deliver a written notice to the Escrow Agent directing the delivery of the Escrow Fund. If Lucent and the Stockholders' Representative are unable to resolve such dispute within 30 days after the Stockholders' Representative objects to such Lucent Notice, either Lucent or the Stockholders' Representative may, by written notice to the other, demand arbitration of the matter before a designated arbitrator who is an expert in the area of development and production of data networking products. The decision by the arbitrator as to whether Product Delivery has occurred, will be binding and conclusive and, notwithstanding any other provisions of the Merger Agreement, the Escrow Agent will be entitled to distribute the Escrow Fund in accordance with such decision. The costs of any such arbitration will be borne one-half for the account of Lucent and one-half by the stockholders. Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction.

     Menachem E. Abraham has been appointed as representative ("Stockholders' Representative") for and on behalf of the Prominet stockholders to take all actions necessary or appropriate in his judgment for the accomplishment of the terms of the escrow arrangement. The holders of a majority in interest of the Escrow Fund may replace the Stockholders' Representative upon not less than 10 days' prior written notice to Lucent. The Stockholders' Representative will receive no compensation for his services. Notices of communications to or from the Stockholders' Representative will constitute notice to or from each of the Prominet stockholders.

     The Stockholders' Representative will not be liable for any act done or omitted in such capacity while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advise of counsel will be conclusive evidence of such good faith. The Prominet stockholders will severally indemnify and hold harmless the Stockholders' Representative against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Representative and arising out of or in connection with the acceptance or administration of his duties under the Merger Agreement.

     Any decision, act, consent or instruction of the Stockholders' Representative will constitute a decision of all Prominet stockholders for whom shares of Lucent Common Stock otherwise issuable to them are deposited in the Escrow Fund and will be final, binding and conclusive upon each such Prominet stockholder, and the Escrow Agent and Lucent may rely upon any decision, act, consent or instruction of each and every such Prominet stockholder.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Lucent, Prominet and Acquisition relating, among other things, to (a) their incorporation, existence, good standing, corporate power and similar corporate matters; (b) their capitalization; (c) their authorization, execution, delivery and performance and the enforceability of the Merger Agreement and related matters; (d) the absence of conflicts, violations and defaults under their corporate charters and by-laws and certain other agreements and documents; (e) their pending or threatened litigation; and (f) the absence of any occurrence or event that could reasonably be expected (i) to have a material adverse effect on the assets, business, financial condition, operations or prospects of Prominet, Lucent or Acquisition, as applicable, (ii) to materially impair the ability of Prominet, Lucent or Acquisition, as applicable, to perform its obligations under the Merger Agreement or (iii) to prevent or delay the consummation of the transactions contemplated under the Merger Agreement (each, a "Material Adverse Effect") .

     Prominet has provided certain additional representations and warranties, relating among other things, to (i) certain of its audited financial statements;
(ii) the absence of undisclosed liabilities; (iii) amendments to certain warrants issued by Prominent having been made and agreed to by the holders thereof; (iv) ownership of its properties; (v) the condition of its assets; (vi) material contracts and no defaults thereunder; (vii) its licenses and permits;
(viii) its Intellectual Property Rights; (ix) tax matters; (x) its employee benefit plans; (xi) certain employee matters; (xii) environmental matters;
(xiii) capitalization of subsidiaries; (xiv) the accuracy and completeness of certain information provided to Lucent; and (xv) accuracy and completeness of information contained in this Proxy Statement/Prospectus.

     Lucent and Acquisition have also provided certain additional representations and warranties as to documents and reports filed by Lucent with the Commission and the accuracy and completeness thereof.

     All representations and warranties of Lucent, Prominet and Acquisition, except for the representations referred to in "OTHER RELATED MATTERS -- Certain Federal Income Tax Consequences," expire at the Effective Time.

CONDUCT OF BUSINESS PENDING THE MERGER

     Prominet has agreed that during the period from the date of the Merger Agreement through the Effective Time, it will maintain its existence; maintain the general character of its business and properties and conduct its business in the ordinary and usual manner consistent with past practices, except as expressly permitted by the Merger Agreement; maintain its business and accounting records consistent with past practices and use its reasonable best efforts to preserve intact its business, to keep available the services of its officers and employees and to preserve the goodwill of its suppliers, customers and others having business relations with Prominet or its subsidiaries. Each of Lucent and Prominet has agreed to promptly advise the other orally and in writing of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect on Lucent or Prominet, as the case may be.

     Without limiting the generality of the foregoing, and except as expressly permitted by the Merger Agreement, Prominet has agreed that it will not, among other matters, (a) amend or otherwise change the Prominet Certificate or the Prominet By-laws; (b) issue, sell or authorize for issuance or sale, or grant any options or make other agreements with respect to, any shares of its capital stock or any other of its securities, except for arrangements with the Exchange Agent in furtherance of the Merger Agreement; (c) declare, make or pay any dividend or other distribution of any kind with respect to any of its capital stock; (d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) incur or guarantee any indebtedness or make any loans or advances, except (i) in the ordinary course of business and consistent with past practice; (ii) extensions of existing lines of credit; and (iii) other indebtedness in an amount not to exceed $5,000,000 certified by the Prominet Chief Executive Officer as necessary to fund operating expenses, as to the financing of which Lucent shall have a right of first refusal; (f) (i) acquire any corporation, partnership, other business organization or any division thereof or any material amount of assets;
(ii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iii) authorize any capital commitment which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $100,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subparagraph (f); (g) subject to a lien or security interest, any of its assets or properties or agree to do so except for certain permitted liens; (h)
(i) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of Prominet who are not officers of Prominet; (ii) grant any severance or termination pay to, or enter into any severance agreement with, any director, officer or other employee of Prominet; or (iii) establish, adopt, enter into or amend any employment, termination, benefit or collective bargaining agreement, or arrangement for the benefit of any director, officer or employee; (i) assume, guarantee or otherwise become responsible for the obligations of any other Person; (j) take any action, other than in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures; (k) enter into or agree to enter into any employment agreement; (l) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; (m) settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by the Merger Agreement; (n) pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in Prominet's most recent audited balance sheet or subsequently incurred in the ordinary course of business and consistent with past practice; or (o) except in connection with the sale of Prominet's products in the ordinary course of business and consistent with past practice, sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of its Intellectual Property Rights.

REORGANIZATION

     Each of Lucent and Prominet has agreed to use its best efforts to cause the business combination to be effected by the Merger to be qualified as a "reorganization" described in Section 368(a) of the Code and Lucent has agreed that, after the Effective Date, it will not take any action that would have the effect of causing the Merger to fail to so qualify.

NO SOLICITATION

     Prominet has agreed that, from and after the date of the Merger Agreement, it will not authorize or permit any of its affiliates or any officer, director, employee or representative of Prominet, (a) to solicit, initiate, or encourage the submission of, any Acquisition Proposal (as defined below), (b) to enter into any agreement with respect to any Acquisition Proposal or (c) to take any action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Prominet has agreed to advise Lucent promptly of any Acquisition Proposal and inquiries with respect to any Acquisition Proposal. As used in this Proxy Statement/Prospectus, "Acquisition Proposal" means any proposal for a merger or other business combination involving Prominet or any of its affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in Prominet or any of its affiliates, any voting securities of Prominet or any of its affiliates or a substantial portion of the assets of Prominet (other than sales of Prominet's products and services in the ordinary course of business consistent with past practice).

CONDITIONS TO THE MERGER

     The respective obligations of Lucent, Prominet and Acquisition to effect the Merger are subject, among other things, to the satisfaction of the following conditions on or prior to the Closing (as defined below): (a) approval and adoption of the Merger Agreement by the requisite vote of the stockholders of Prominet (and, in the case of the Prominet Series A Preferred Stock and the Prominet Series B Preferred Stock, by holders of more than 80% of each such Series, voting as a class, that the Merger will not be deemed a liquidation, dissolution or winding up with respect to such Series entitling such holders to cash distributions); (b) the listing on the NYSE, upon official notice, of the shares of Lucent Common Stock to be issued in exchange for the shares of Prominet Capital Stock; (c) the obtaining of all authorizations, consents, orders, declarations or approvals of, or the making of all filings with, or termination or expiration of all waiting periods imposed by, any governmental or regulatory authority, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated under the Merger Agreement illegal or would have a Material Adverse Effect on Lucent or Prominet assuming the Merger had taken place; (d) the Registration Statement of which this Proxy Statement/Prospectus is a part will have become effective in accordance with the provisions of the Securities Act and no stop order or proceedings for that purpose will have been initiated or, threatened by the Commission; (e) receipt of all necessary state securities authorizations; (f) receipt by each of Lucent and Prominet of a letter of representation from the other party (and, in the case of Prominet, from certain of its stockholders) relating to certain tax matters; (g) receipt by each of Lucent and Prominet of a letter from each of the Prominet stockholders approving the appointment of the Stockholders' Representative; (h) no court or other body will have issued a temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the Merger or any of the transactions contemplated by the Merger Agreement; and (i) Lucent, Acquisition, Prominet, the Escrow Agent and the Stockholders' Representative having entered into an Escrow Agreement with respect to the Escrowed Shares.

     The respective obligations of Lucent and Acquisition to effect the Merger are also subject to the fulfillment of certain additional conditions including:
(i) Prominet having performed and complied in all material respects with all agreements and conditions contained in the Merger Agreement that are required to be performed or complied with by it prior to or at the closing of the transactions contemplated by the Merger Agreement (the "Closing"); (ii) each of Prominet's representations and warranties contained in the Merger Agreement to the extent it is qualified by Material Adverse Effect and the representations of Prominet relating to Intellectual Property Rights will be true and correct and each of Prominet's representations and warranties to the extent it is not so qualified by Material Adverse Effect will be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by the Merger Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are as of such earlier date; (iii) receipt by Lucent and Acquisition of a favorable written opinion of Hale and Dorr LLP, counsel to Prominet, in form satisfactory to Lucent and Acquisition;
(iv) receipt by Lucent of the written resignation of each director and officer of Prominet as requested by Lucent; (v) no material adverse change in the assets, business, financial condition, operations or prospects of Prominet and no event or events will have occurred that could reasonably be expected to have a Material Adverse Effect (other than (A) conditions affecting the data networking industry generally or (B) resulting from the announcement of the Merger) on Prominet; (vi) Prominet having received all necessary consents, in form and substance satisfactory to Lucent and Acquisition, from the other parties (x) to certain scheduled consents and (y) to all other contracts, leases or other agreements to which Prominet is a party, except where the failure to receive such consent would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Prominet; (vii) certain persons having entered into employment agreements with Lucent; (viii) certain persons having entered into a Non-Competition Agreement with Lucent and the Surviving Corporation; and (ix) Lucent having received written agreements from each Prominet Rule 145 Affiliate.

     The obligation of Prominet to effect the Merger is also subject to the fulfillment of the following additional conditions: (a) Acquisition and Lucent having performed and complied in all material respects with all agreements and conditions contained in the Merger Agreement that are required to be performed or complied with by them prior to or at the Closing, each of the representations and warranties of Acquisition and Lucent contained in the Merger Agreement to the extent it is qualified by Material Adverse Effect will be true and correct and each of the representations and warranties of Acquisition and Lucent to the extent it is not so qualified by Material Adverse Effect will be true and correct in all material respects in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing except for changes permitted by the Merger Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are as of such earlier date; (b) Prominet having received the favorable written opinions of Sidley & Austin, special counsel to Acquisition and Lucent, and internal counsel to Acquisition and Lucent, each in form satisfactory to Prominet; and (c) no material adverse change in the assets, business, financial condition, operations or prospects of Lucent and no event or events will have occurred that could reasonably be expected to have a Material Adverse Effect (other than (i) conditions affecting the data networking industry generally or (ii) resulting from the announcement of this transaction) on Lucent.

STOCK OPTIONS; UNVESTED RESTRICTED STOCK; WARRANTS

     Concurrent with the Effective Time, each Stock Option which is outstanding immediately prior to the Effective Time pursuant to the 1996 Stock Plan will be assumed by Lucent and become and represent a Substitute Option to purchase the number of shares of Lucent Common Stock (decreased to the nearest full share) determined by multiplying (a) the number of shares of Prominet Common Stock subject to such Stock

Option immediately prior to the Effective Time by (b) the Common Stock Exchange Ratio. The exercise price of each Substitute Option will be proportionately adjusted to reflect the Common Stock Exchange Ratio. After the Effective Time, except as provided herein, each Substitute Option will be exercisable upon the same terms and conditions as were applicable under the related Stock Option immediately prior to the Effective Time. Prominet has agreed that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Stock Options in lieu of the substitution therefor of Substitute Options. Lucent will pay cash to each holder of Stock Options in lieu of issuing a fractional share of Lucent Common Stock upon the exercise of Substitute Options for shares of Lucent Common Stock.

     At the Effective Time, certain Restricted Stock Agreements will be assumed by Lucent and each share of Unvested Restricted Stock which is outstanding and unvested thereunder immediately prior to the Effective Time will become the right to 0.1027 of a share of Lucent Common Stock subject to the same restrictions and vesting as set forth in such Restricted Stock Agreement (the "Substitute Restricted Stock"). As soon as practicable after the date on which all Substitute Restricted Stock under such stockholder's Restricted Stock Agreement shall vest, Lucent will pay to each holder of shares of Unvested Restricted Stock in lieu of issuing fractional shares of Lucent Common Stock cash in an amount rounded to the nearest whole cent, determined by multiplying
(i) the per share closing price on the NYSE of Lucent Common Stock on the day of such vesting by (ii) the fractional shares to which such holder would otherwise be entitled.

     No later than 60 days after the Effective Time, Lucent will prepare and file with the Commission a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Lucent Common Stock equal to the number of shares subject to the Substitute Options. Such registration statement will be kept effective (and the current status of the prospectus required thereby will be maintained in accordance with the relevant requirements of the Securities Act and the Exchange Act) at least for so long as any Substitute Options remain outstanding.

     Each holder of a warrant to purchase Prominet Capital Stock (other than Associated Warrants which, by their terms, will terminate at the Effective Time) has agreed that, at the time the Merger becomes effective, its warrant shall be converted into the right to receive the number of shares of Lucent Common Stock (decreased to the nearest full share) equal to the number of shares of Prominet Capital Stock subject to such warrant immediately prior to the Effective Time multiplied by (i) in the case of warrants having an exercise price per share of less than $1.00, 0.1027, (ii) in the case of warrants having an exercise price per share equal to or greater than $1.00 but less than $2.00, 0.0796.

INDEMNIFICATION

     Lucent will fulfill the obligations of Prominet to indemnify each person who is or was a director or an officer (an "Indemnified Party") of Prominet pursuant to the Prominet Certificate or the Prominet Bylaws as each is in effect on the date of the Merger Agreement. All rights to such indemnification in favor of any Indemnified Party, as provided in the Prominet Certificate and the Prominet Bylaws in effect on the date of the Merger Agreement will survive the Merger and will continue in full force and effect, without amendment thereto, for a period of six years from the Effective Time.

TERMINATION

     The Merger Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time whether before or after the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of Prominet or the stockholders of Acquisition: (a) by the mutual agreement of the Board of Directors of Prominet and Acquisition and the appropriate corporate authority of Lucent; (b) by Lucent, Acquisition or Prominet if (i) the Effective Time will not have occurred by March 31, 1998; provided that the right to so terminate will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) any court of competent jurisdiction or other governmental authority will have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action will have become final and nonappealable; (c) by Prominet, in the event Lucent or Acquisition materially breaches its obligations under the Merger Agreement, unless such breach is cured within 15 days after notice to Lucent by Prominet; or (d) by Lucent or Acquisition, in the event Prominet materially breaches its obligations under the Merger Agreement, unless such breach is cured within 15 days after notice by Lucent or Acquisition.

FEES AND EXPENSES

     Except for printing expenses and filing fees, which will be shared equally, Lucent and Prominet will each pay its own costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby, whether or not the Merger is consummated.

AMENDMENT

     The Merger Agreement may be amended, modified or supplemented at any time prior to the Effective Time by the respective Boards of Directors of the parties thereto notwithstanding the approval of the Merger Agreement by the stockholders of Prominet or Acquisition, except as provided under the DGCL.

WAIVER

     At any time prior to the Effective Time, the Merger Agreement permits a party by appropriate action, to extend the time for compliance by or waive performance of any representation, warranty, agreement, condition or obligation of any other party.

                             OTHER RELATED MATTERS

ESCROW AGREEMENT

     Pursuant to the Merger Agreement and in furtherance of the escrow arrangements described under the caption "TERMS OF THE MERGER
AGREEMENT -- Escrow Arrangements," Lucent will deposit in escrow with the Escrow Agent, within 10 business days of the Effective Time, a stock certificate or certificates representing the Escrowed Shares which will be registered in the name of the Escrow Agent as nominee for the beneficial owners of such shares. The Escrow Fund will be held and distributed by the Escrow Agent in accordance with the terms and conditions of the Merger Agreement and the Escrow Agreement.

     The Escrow Fund will be voted by the Escrow Agent on behalf of the stockholders in accordance with the instructions received by the Escrow Agent from the Stockholders' Representative. In the absence of such instructions, the Escrow Agent need not vote such shares.

     The escrow will terminate on the earlier of (a) the date on which the parties have delivered a written notice to the Escrow Agent directing the delivery of the Escrow Fund to the persons entitled thereto; and (b) the date on which a decision is rendered by an arbitrator selected pursuant to the Merger Agreement as to the disposition of the Escrow Fund.

     Promptly following termination of the escrow, the Escrow Agent will deliver to the stock transfer agent for Lucent Common Stock for delivery to the Prominet stockholders entitled thereto, the number of shares remaining in the Escrow Fund after satisfying the obligation to deliver shares to Lucent as provided in the Merger Agreement.

     All dividends on the Escrow Fund delivered to the Escrow Agent before delivery to the Escrow Agent of a Lucent Notice will be distributed to the stockholders entitled thereto pro rata with their portion of the Escrow Fund.

     Lucent will pay the fees of the Escrow Agent.

NON-COMPETITION AGREEMENTS

     Lucent and Prominet have entered into Non-Competition Agreements with Messrs. Abraham and Weiss and certain other employees of Prominet. Under the terms of the Non-Competition Agreements, the foregoing persons have agreed that, for a period of three years, they will not (i) directly or indirectly participate in any business or activity that competes in any material manner with the business of designing, developing, producing, marketing, distributing and providing maintenance and support for equipment used in high performance networks that implement wire speed switching and routing on standard ethernet interfaces (10/100/1,000), or (ii) interfere with such business or with the customers (or potential customers), clients (or potential clients), suppliers or employees of such business. If at any time after the first anniversary of the Effective Time, any of the foregoing persons is not employed for a period of 60 consecutive days (notwithstanding such person's reasonable good faith efforts) then, upon 30 days' notice, Lucent will either terminate such person's Non-Competition Agreement or pay such person an amount equal to $100,000 and such person's Non-Competition Agreement will continue in full force and effect. Messrs. Abraham and Weiss and the other employees of Prominet who are party to a Non-Competition Agreement will not receive any consideration for entering into the Non-Competition Agreements other than the Lucent Common Stock issuable to them in connection with the Merger.

ACCOUNTING TREATMENT


     The Merger will be accounted for as a "purchase" transaction for accounting and financial reporting purposes, in accordance with generally accepted accounting principles. In connection with the Merger, it is anticipated that Lucent will take a one-time charge associated with acquired in-process research and development. Such charge is expected to be approximately $150 million and will be taken in the fiscal quarter in which the Merger is consummated.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax considerations relevant to the conversion of shares of Prominet Capital Stock into Lucent Common Stock pursuant to the Merger and to the exercise of appraisal rights that are generally applicable to holders of Prominet Capital Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, which are all subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Lucent, Acquisition, Prominet or Prominet's stockholders as described herein. Further, this discussion assumes that certain factual representations to be made by Lucent, Acquisition, Prominet, and certain Prominet stockholders with respect to the requirements to qualify the Merger as a "reorganization" for federal income tax purposes are correct.

     Prominet stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to certain Prominet stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provision of the Code, who are foreign persons, who do not hold their Prominet Common Stock as capital assets, who acquired their shares in connection with stock option or other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any transaction in which shares of Prominet Capital Stock are acquired or shares of Lucent Common Stock are disposed of, or the tax consequences of the assumption by Lucent of the Stock Options and Unvested Restricted Stock or the conversion of warrants to purchase Prominet Capital Stock into the right to receive Lucent Common Stock. ACCORDINGLY, PROMINET STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

     The Merger is intended to constitute a "reorganization" within the meaning of Section 368(a) of the Code, in which case, subject to the limitations and qualifications referred to herein, the Merger will generally result in the following federal income tax consequences:

          (a) No gain or loss will be recognized by Lucent, Acquisition, or Prominet as a result of the Merger;

          (b) No gain or loss will be recognized by the stockholders of Prominet upon the exchange of Prominet Capital Stock solely for shares of Lucent Common Stock in the Merger;

          (c) Cash received by the stockholders of Prominet in lieu of fractional shares of Lucent Common Stock will be treated as received as a distribution in redemption of such fractional shares, subject to the provisions of Section 302 of the Code, as if such fractional shares had been issued in the Merger and then redeemed by Lucent. The receipt of such cash should cause the recipient to recognize capital gain or loss, provided that the shares of Prominet Capital Stock surrendered for such fractional share interests were held as capital assets at the Effective Time, equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of Prominet Capital Stock allocable to the fractional share interests.

          (d) The tax basis of the shares of Lucent Common Stock received by the stockholders of Prominet in the Merger will be equal to the tax basis of the shares of Prominet Capital Stock exchanged therefor in the Merger, reduced by any basis allocable to a fractional share of Lucent Common Stock treated as sold or exchanged under Section 302 of the Code;

          (e) The holding period for the shares of Lucent Common Stock received by the stockholders of Prominet will include the holding period for the shares of Prominet Capital Stock exchanged therefor in the Merger, provided that the shares of Prominet Capital Stock are held as capital assets at the Effective Time; and

          (f) Any Prominet stockholder who effectively dissents from the Merger and receives cash for his or her shares of Prominet Capital Stock will recognize income or loss as if such shares were redeemed by Lucent in full payment and exchange therefor. The amount of income or loss will be treated as ordinary income or loss, long-term capital gain or loss or short-term capital gain or loss depending on the length of time the shares are held by such dissenting stockholder, whether the shares are held as a capital asset, and whether the dissenting stockholder is deemed to own shares of Prominet stock pursuant to the attribution rules of Section 318 of the Code. In certain circumstances, a dissenting stockholder can be deemed for tax purposes to own shares that are actually owned by a non-dissenting stockholder that is related to the dissenting stockholder, with the possible result that the cash received in the exercise of the dissenting stockholders' rights could be treated as a dividend received pursuant to a corporate distribution, rather than an amount received pursuant to a sale or exchange of stock.

     The parties are not requesting a ruling from the IRS in connection with the Merger. This discussion reflects the opinion of Hale and Dorr LLP, attached as
Exhibit 8.1 to the Registration Statement of which this Proxy Statement/Prospectus is a part. This opinion will neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the opinion will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of the representations made by the parties, and their respective managements. Of particular importance are those assumptions and representations relating to the "continuity of interest" requirement for a "reorganization."

     To satisfy the continuity of interest requirement, Prominet stockholders must not, pursuant to a plan or intent existing at or prior to the Effective Time, dispose of or transfer so much of either (i) their Prominet Capital Stock in anticipation of the Merger or (ii) the Lucent Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that Prominet stockholders, as a group, would no longer have a significant equity interest in the Prominet business being conducted after the Merger. Prominet stockholders will generally be regarded as having a significant equity interest as long as the number of shares of Lucent Common Stock received in the Merger less the number of shares subject to Planned Dispositions (if any) represents, in the aggregate, a substantial portion of the entire consideration received by the Prominet stockholders in the Merger. No assurance can be made that the continuity of interest requirement will be satisfied, and if such requirement is not satisfied, that the Merger would be treated as a "reorganization."

     A successful IRS challenge to the reorganization status of the Merger (as a result of a failure to satisfy the continuity of interest requirement or otherwise) would result in Prominet stockholders recognizing taxable gain or loss with respect to each share of Prominet Capital Stock surrendered equal to the difference between each stockholder's basis in such share and the fair market value, as of the Effective Time, of the Lucent Common Stock received in exchange therefor. In such event, a Prominet stockholder's aggregate basis in the Lucent Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Effective Time.

STOCK EXCHANGE LISTING

     Lucent has agreed to apply to list on the NYSE, subject to official notice of issuance, the shares of Lucent Common Stock issuable in connection with the Merger.

                      DESCRIPTION OF LUCENT CAPITAL STOCK

     The statements set forth under this heading with respect to the Lucent Certificate, the Lucent Bylaws and the Rights Agreement are brief summaries thereof and do not purport to be complete; such statements are subject to the detailed provisions of the Lucent Certificate, the Lucent Bylaws and the Rights Agreement. See "INCORPORATION BY REFERENCE."

     The total authorized shares of capital stock of Lucent consists of (a) 3,000,000,000 shares of Lucent Common Stock and (b) 250,000,000 shares of Lucent Junior Preferred Stock. At the close of business on September 30, 1997, 642,070,130 shares of Lucent Common Stock were issued and outstanding and no shares of Lucent Junior Preferred Stock were issued and outstanding.

     The Lucent Board is authorized to provide for the issue from time to time of Lucent Junior Preferred Stock in series and, as to each series, to fix the designation, the dividend rate (and whether cumulative) and the preferences, if any, which dividends on such series will have with respect to any other class or series of capital stock of Lucent, the voting rights, if any, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, if any, applicable thereto and the redemption price or prices and the other terms of redemption, if any, applicable thereto. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Lucent Junior Preferred Stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Lucent Common Stock or for other corporate purposes.

                                APPRAISAL RIGHTS

RIGHTS OF DISSENTING STOCKHOLDERS

     CERTAIN HOLDERS OF PROMINET CAPITAL STOCK ARE ENTITLED TO APPRAISAL RIGHTS WITH RESPECT TO THE MERGER. If the Merger is consummated, a holder of record of Prominet Capital Stock on the date of making a demand for appraisal, as described below, who (i) continues to hold those shares through the Effective Time; (ii) strictly complies with the procedures set forth under Section 262 of the DGCL; and, (iii) has not voted in favor of the Merger, will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 and to receive payment for the "fair value" of these shares in lieu of the consideration provided for in the Merger Agreement. This Proxy Statement/ Prospectus is being sent to all holders of record of Prominet Capital Stock on the record date for the Prominet Special Meeting and constitutes notice of the appraisal rights available to those holders under Section 262. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN SECTION 262. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF

DISSENTERS' RIGHTS UNDER SECTION 262. The following is a summary of the principal provisions of Section 262. The following summary does not purport to be a complete statement of, and is qualified in its entirety by reference to,
Section 262 of the DGCL which, together with any amendments to the law as may be adopted after the date of this Proxy Statement/Prospectus, is incorporated herein by reference. A copy of Section 262 is attached as Appendix B to this Proxy Statement/Prospectus.


     A holder of Prominet Capital Stock electing to exercise appraisal rights under Section 262 must deliver a written demand for appraisal of such stockholder's shares to Prominet prior to the vote on the Merger. The written demand must identify the stockholder of record and state the stockholder's intention to demand appraisal of his shares. All demands should be delivered to Prominet, Attention: Secretary, 400 Nickerson Road, Marlborough, Massachusetts 01752.

     Only a holder of shares of Prominet Capital Stock on the date of making a written demand for appraisal who continuously holds those shares through the Effective Time is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder's name appears on the holder's stock certificates representing shares of Prominet Capital Stock. If Prominet Capital Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if Prominet Capital Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; that agent, however, must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares.

     A record holder such as a broker who holds shares of Prominet Capital Stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of those beneficial owners with respect to the shares of Prominet Common Stock, Prominet Series A Preferred Stock and Prominet Series B Preferred Stock, as applicable, held for those beneficial owners. In that case, the written demand for appraisal should set forth the number of shares of Prominet Capital Stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of Prominet Capital Stock held in the name of the record owner.

     BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS BEFORE THE DATE OF THE PROMINET SPECIAL MEETING.

     Within 10 days after the Effective Time, the Surviving Corporation is required to send notice of the effectiveness of the Merger to each stockholder who prior to the Effective Time complies with the requirements of Section 262.

     Within 120 days after the Effective Time, the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Prominet Capital Stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on the Surviving Corporation. If no petition is filed by either the Surviving Corporation or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file a petition with respect to the appraisal of the fair value of their shares or that the Surviving Corporation will initiate any negotiations with respect to the fair value of those shares. The Surviving Corporation is under no obligation to and has no present intention to take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDER'S RIGHT TO AN APPRAISAL TO CEASE.

     Within 120 days after the Effective Time, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Prominet Capital Stock not voted in favor of the Merger with respect to which demands for appraisal have been received by Prominet and the number of holders of those shares. The statement must be mailed within 10 days after the written request has been received by Prominet or within 10 days after expiration of the time for delivery of demands for appraisal under subsection (d) of Section 262, whichever is later.

     If a petition for an appraisal is filed in a timely manner, at the hearing on the petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of Prominet Capital Stock owned by those stockholders, determining the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, to be paid, if any, upon the amount determined to be the fair value.

     Stockholders considering seeking appraisal should consider that the fair value of their shares determined under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the Merger Agreement without the exercise of appraisal rights. The cost of the appraisal proceeding may be determined by the Court of Chancery and assessed against the parties as the Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorneys' fees and the fees and expenses of experts) be charged pro rata against the value of all shares of Prominet Capital Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the Prominet Capital Stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the Effective Time.

     A stockholder may withdraw a demand for appraisal and accept the Lucent Common Stock at any time within 60 days after the Effective Time, or thereafter may withdraw such a demand with the written approval of the Surviving Corporation. If an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the Court of Chancery's deeming the terms to be just. If, after the Effective Time, a holder of Prominet Capital Stock who had demanded appraisal for the holder's shares fails to perfect or loses his right to appraisal, those shares will be treated under the Merger Agreement as if they had been converted as of the Effective Time into Lucent Common Stock.

     IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF DELAWARE LAW, ANY PROMINET STOCKHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT A LEGAL ADVISOR.

     For a discussion of the federal income tax consequences applicable to Prominet stockholders who dissent from the Merger, see "OTHER RELATED MATTERS -- Certain Federal Income Tax Consequences."

           COMPARISON OF THE RIGHTS OF HOLDERS OF LUCENT COMMON STOCK
              AND THE RIGHTS OF HOLDERS OF PROMINET CAPITAL STOCK

     Lucent and Prominet are incorporated under the laws of the State of Delaware. Stockholders whose rights as stockholders are currently governed by the Prominet Certificate, the Prominet Bylaws and, with respect to certain stockholders, the Stockholders' Agreement, will, in the event that such stockholders receive Lucent Common Stock as full or partial consideration in the Merger, become stockholders of Lucent, and their rights as such will be governed by the Lucent Certificate and Lucent Bylaws. Certain differences between the rights of holders of shares of Lucent Common Stock and shares of Prominet Common Stock are summarized below.

     The following summary does not purport to be a complete statement of the rights of Prominet stockholders under the Prominet Certificate, the Prominet Bylaws and the Stockholders' Agreement as compared with the rights of Lucent stockholders under the Lucent Certificate and Lucent Bylaws or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. The summary is qualified in its entirety by reference to the governing corporate instruments of Lucent and Prominet, to which such stockholders are referred.

CAPITALIZATION

     Lucent.  The total authorized shares of capital stock of Lucent consists of
(a) 3,000,000,000 shares of Lucent Common Stock and (b) 250,000,000 shares of Lucent Junior Preferred Stock. At the close of business on September 30, 1997, 642,070,130 shares of Lucent Common Stock were issued and outstanding and no shares of Lucent Junior Preferred Stock were issued and outstanding.

     The Lucent Board is authorized to provide for the issue from time to time of Lucent Junior Preferred Stock in series and, as to each series, to fix the designation, the dividend rate (and whether cumulative) and the preferences, if any, which dividends on such series will have with respect to any other class or series of capital stock of Lucent, the voting rights, if any, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, if any, applicable thereto and the redemption price or prices and the other terms of redemption, if any, applicable thereto. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Lucent Junior Preferred Stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Lucent Common Stock or for other corporate purposes.


     Prominet. The authorized capital stock of Prominet consists of (a) 25,000,000 shares of Prominet Common Stock; (b) 15,000,000 shares of Prominet Preferred Stock of which (i) 10,185,000 shares have been designated as Prominet Series A Preferred Stock and (ii) 4,076,484 shares have been designated as Prominet Series B Preferred Stock. As of December 16, 1997, there were 7,150,772 shares of Prominet Common Stock issued and outstanding, 9,921,067 shares of Prominet Series A Preferred Stock issued and outstanding and 4,028,355 shares of Prominet Series B Preferred Stock issued and outstanding.


VOTING RIGHTS

     Lucent. Each holder of Lucent Common Stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.


     Prominet. Each holder of Prominet Common Stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors. The holder of each share of Prominet Series A Preferred Stock or Prominet Series B Preferred Stock, as the case may be, is entitled to the number of votes equal to the number of shares of Prominet Common Stock into which each share of Prominet Series A Preferred Stock or Prominet Series B Preferred Stock, as the case may be, could be converted on the record date for the applicable vote or written consent of stockholders (on the Prominet Record Date, one and one, respectively), and except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of holders of Prominet Common Stock.


NUMBER, ELECTION, VACANCY AND REMOVAL OF DIRECTORS

     Lucent. The number of persons constituting the Lucent Board is nine. The Lucent Certificate provides that the Lucent Board will consist of a number of directors to be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which Lucent would have if there were no vacancies (the "Whole Board"), but shall in any event be not less than three. The Lucent Certificate provides that the Lucent Board consists of three classes. The directors in each class serve on the Lucent Board for approximately three years each. Notwithstanding the foregoing, the directors who currently serve in class one will serve through the 2000 Lucent stockholders' meeting, the directors who currently serve in class two will serve through the 1998 Lucent stockholders' meeting and the directors who currently serve in class three will serve thought the 1999 Lucent stockholders' meeting.

     The Lucent Certificate provides that if there is a vacancy on the Lucent Board or if the number of directors is increased, such vacancies will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, and not by the stockholders. A director elected to fill a vacancy or newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

     Under the Lucent Certificate, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all shares of Lucent entitled to vote generally in the election of directors (the "Voting Stock") then outstanding, voting together as a single class.

     Prominet. The Prominet Certificate provides that the Prominet Board will consist of such number of directors as shall be determined from time to time by resolution of the stockholders or the Board of Directors, but in no event shall be less than one. However, so long as any shares of the Prominet Series A Preferred Stock or Prominet Series B Preferred Stock are outstanding, Prominet shall not, without obtaining the approval of the holders of not less than 75% of the outstanding shares of the Prominet Series A Preferred Stock or Prominet Series B Preferred Stock, as the case may be, take any action to increase the number of directors on the Prominet Board to more than five. Pursuant to the Stockholders' Agreement, the stockholders party thereto have agreed to fix the number of directors at five and to cause the election of the following designees: the chief executive officer of Prominet, one person designated by each of Charles River and Matrix and two persons who are not employees of Prominet and are reasonably acceptable to the chief executive officer of Prominet, Charles River, Matrix and Menlo. The current number of directors is five.

     The Prominet Bylaws provide that any vacancy on the Prominet Board may be filled by the majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy will serve for the unexpired term of his or her predecessor in office and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders and until his successor is elected and qualified, or until his earlier death, resignation or removal.

     Under the Prominet Bylaws, any Prominet director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.

AMENDMENTS TO CERTIFICATES OF INCORPORATION

     Lucent. Lucent's Certificate provides that the affirmative vote of the holders of at least 80% of the Voting Stock then outstanding, voting together as a single class, will be required to alter, amend, adopt any provision inconsistent with or repeal Articles V, VII and VIII (relating to stockholder action, the board of directors and the Lucent Bylaws, respectively) of the Lucent Certificate.

     Prominet. Prominet's Certificate may be amended in any manner provided for by law, however, so long as any shares of the Prominet Series A Preferred Stock or Prominet Series B Preferred Stock are outstanding, Prominet shall not, without obtaining the approval of the holders of not less than 75% of the outstanding shares of the Prominet Series A Preferred Stock or Prominet Series B Preferred Stock, as the case may be, take any action to (a) materially and adversely alter or change the rights, preferences or privileges of the Prominet Series A Preferred Stock or the Prominet Series B Preferred Stock, as the case may be; (b) create any new class or series of shares pari passu with, or having preferences over, the outstanding shares of the Prominet Series A Preferred Stock or the Prominet Series B Preferred Stock, as the case may be, as to dividends, voting, redemption or assets in liquidation, or authorize or issues shares of stock of any such class or series; or (c) reclassify any class or series of any Prominet Common Stock into shares having any preference or priority as to dividends, voting, redemption or assets in liquidation superior to or on a parity with any such preference or priority of Prominet Series A Preferred Stock or the Prominet Series B Preferred Stock, as the case may be.

AMENDMENTS TO BYLAWS

     Lucent. The Lucent Certificate and the Lucent Bylaws provide that the Lucent Bylaws may be altered or repealed and new bylaws may be adopted (i) at any annual or special meeting of stockholders, by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote at such meeting, provided, that any proposed alteration or repeal of, or the adoption of any Bylaw inconsistent with Sections 2.2, 2.7 or
2.10 of Article II of the Lucent Bylaws (relating to special meetings of stockholders, notice of stockholder business and nominations and actions by written consent of stockholders, respectively) or with Sections 3.2, 3.9 or 3.11 of Article III of the Lucent Bylaws (relating to the number and tenure of the directors, vacancies on the board of directors and removal of directors, respectively) by the stockholders requires the affirmative vote of the holders of a least 80% of the Voting Stock then outstanding, voting together as a single class or (ii) by the majority of the Whole Board.

     Prominet. Prominet's Bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the directors or the majority of shares of capital stock of the corporation issued and outstanding entitled to vote at any regular or special meeting of the Prominet Board or the stockholders, as applicable.

STOCKHOLDER ACTION

     Lucent. The Lucent Certificate provides that any action required or permitted to be taken by the Lucent stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.


     Prominet. Because the Prominet Certificate of Incorporation does not prohibit or limit stockholder actions by written consent, Prominet stockholders may act by written consent without a meeting or by vote at a meeting.


NOTICE OF CERTAIN STOCKHOLDER ACTIONS

     Lucent. The Lucent Certificate of Incorporation provides that a stockholder must give advance notice of stockholder nominations for election of directors and in order to properly bring business before an annual meeting of stockholders. Under the Lucent Bylaws, in either case, a stockholder's written notice must be delivered to the Secretary of Lucent at the principal executive offices of Lucent not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year's annual meeting; provided that if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which Lucent first publicly announces the date of such meeting. Notwithstanding the foregoing, if the number of directors to be elected to the Lucent Board is increased and there is no public announcement by Lucent naming all the nominees for director or specifying the size of the increased board at least 100 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will also be considered timely if it is delivered not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by Lucent.

     In the event Lucent calls a special meeting of stockholders for the purpose of electing one or more directors to the Lucent Board, written notice must be delivered not earlier than the close of business on the 120th calendar day prior to such special meeting and not later than the close of business on the later of the 90th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Lucent Board to be elected at such meeting.

     Prominet. The Prominet Certificate of Incorporation does not require advance notice of stockholder nominations for election of directors or of business to be brought by stockholders before any meeting of stockholders.

SPECIAL STOCKHOLDER MEETINGS

     Lucent. The Lucent Certificate provides that special meetings of the stockholders of Lucent may be called only by the Lucent Board pursuant to a resolution stating the purposes thereof approved by a majority of the Whole Board or by the Chairman of the Lucent Board. Any power of the stockholders to call a special meeting is specifically denied in the Lucent Certificate.

     Prominet. The Prominet Bylaws provide that special meetings of stockholders may be called for any purpose by the president of Prominet or the Prominet Board.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     The DGCL provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) violation of Section 174 of the DGCL regarding unlawful payment of dividends or unlawful stock purchases or redemptions, (iv) any transaction from which the director derived an improper personal benefit or (v) any act or omission prior to the adoption of such a provision in the certificate of incorporation.

     Lucent. The Lucent Certificate of Incorporation provides that no director shall be personally liable to Lucent or to its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by law, for liability (i) for any breach of the director's duty of loyalty to Lucent or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     Prominet. The Prominet Certificate of Incorporation provides that except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director shall be personally liable to Prominet or to its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

DIVIDENDS

     Lucent. The Lucent Bylaws provide that the Lucent Board may from time to time declare, and Lucent may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and in the Lucent Certificate.

     Prominet. The Prominet Certificate of Incorporation provides that dividends may be declared and paid on the Prominet Common Stock from funds lawfully available therefor as and when determined by the Prominet Board subject to any preferential dividend rights of any then outstanding Prominet Preferred Stock. The holders of Prominet Series A Preferred Stock and Prominet Series B Preferred Stock are entitled to participate, pari passu with the other and with the holders of Prominet Common Stock, in any dividends paid or set aside for payment (other than dividends payable solely in shares of Prominet Common Stock) so that holders of Prominet Series A Preferred Stock and Prominet Series B Preferred Stock, as the case may be, will receive with respect to each share of Prominet Series A Preferred Stock or Prominet Series B Preferred Stock, as the case may be, an amount equal to (x) the dividend payable with respect to each share of Prominet Common Stock multiplied by (y) the number of shares of Prominet Common Stock into which such share of Prominet Series A Preferred Stock or Prominet Series B Preferred Stock, as the case may be, is convertible as of the record date for such dividend.

CONVERSION

     Lucent. Holders of Lucent Common Stock and of Lucent Junior Preferred Stock have no rights to convert their shares into any other securities.

     Prominet. Holders of Prominet Common Stock have no rights to convert their shares of Common Stock into any other securities. Holders of Prominet Series A Preferred Stock and holders of Prominet Series B Preferred Stock have the right to convert their Preferred Stock into Prominet Common Stock, at the option of such holder, at any time after the date of issuance of such shares. Each share of Prominet Series A Preferred Stock is convertible into the number of shares of Prominet Common Stock at the "Series A Conversion Rate," which is the number which results from dividing the "Series A Conversion Price" per share in effect at the time of conversion into the "Series A Conversion Value" per share. Each of the Series A Conversion Price and the Series A Conversion Value initially in effect was $0.61 per share and was $0.61 on the date of this Proxy Statement/Prospectus. Each share of Prominet Series B Preferred Stock is convertible into the number of shares of Prominet Common Stock at the "Series B Conversion Rate," which is the number which results from dividing the "Series B Conversion Price" per share in effect at the time of conversion into the "Series B Conversion Value" per share. Each of the Series B Conversion Price and the Series B Conversion Value initially in effect was $1.87 per share and was $1.87 on the date of this Proxy Statement/Prospectus. Each share of Prominet Series A Preferred Stock and Prominet Series B Preferred Stock will automatically be converted into shares of Prominet Common Stock at its then effective Series A Conversion Rate or Series B Conversion Rate, as the case may be, immediately upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933 covering any of Prominet's securities with aggregate proceeds to Prominet and the selling stockholders of at least $15,000,000 and an equivalent public offering price per share of Prominet Common Stock of at least $3.00.

                     CERTAIN INFORMATION CONCERNING LUCENT

     Lucent is one of the world's leading designers, developers and manufacturers of telecommunications systems, software and products. These integrated systems and software applications enable network operators and business enterprises to connect, route, manage and store information between and within locations. Lucent is a global leader in the sale of public telecommunications systems, and is a supplier of systems or software to most of the world's largest networks. Lucent is also a global leader in the sale of business communications systems and microelectronic components for communications systems and computer manufacturers. Lucent was formed from the systems and technology units that were formerly part of AT&T, including the research and development capability of Bell Laboratories.

     Lucent was incorporated in Delaware in November 1995. Lucent was a wholly-owned subsidiary of AT&T prior to its initial public offering on April 10, 1996 and became completely separate from AT&T when the remaining shares of Lucent Common Stock held by AT&T were distributed to AT&T's stockholders on September 30, 1996. See "INFORMATION INCORPORATED BY REFERENCE."

                    CERTAIN INFORMATION CONCERNING PROMINET

     Prominet was founded in February 1996 to develop a family of high-capacity, high-density, multilayer-capable ethernet switching and routing systems designed for gigabit-scaled campus networking. Prominet's products are designed to provide (i) 45.76 gigabits of switching capacity, (ii) Layer 2 switching and Layer 3 routing performance at 33 and 18 million pps, respectively, (iii) bandwidth management, (iv) advanced applications such as quality of service
(QoS), class of service and IP multicasting, and (v) a competitive cost of megabit per port pricing.

     Prominet recently began shipping its P550(TM) Cajun(TM) Switch, a high-capacity, multilayer switch that provides 10/100/1,000 megabits per second of capacity in a compact, fault tolerant 7-slot chassis. The Switch's 45.76 Gbps of total backplane capacity permits network managers to deliver more than 33 million pps of system throughput.

     Prominet currently has under development the P550(TM) Cajun(TM) Switch with Integrated Routing, which is designed to enable scalable, packet-by-packet, IP and IPX routing at wire speed with the Layer 2 switching capabilities of the initial P550(TM) Cajun(TM) Switch in the same 7-slot chassis. This technology is intended to perform many of the same Layer 3 functions as legacy software-based routers, but at multi-gigabit speeds and at a lower cost. The silicon-based implementation is designed to enable full multi-level quality of service (QoS) capabilities, including the ability to make routing and prioritization decisions based on Layer 3 application information, at 10/100/1,000 wire speeds.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Prominet was founded in February 1996 to develop a family of high-capacity, high-density, multilayer-capable ethernet switching and routing systems designed for gigabit-scaled campus networking. In the third quarter of 1997 Prominet began to ship its P550(TM) Cajun(TM) Switch which is a high capacity, multilayer switch that provides 10/100/1,000 megabits per second of capacity. Prominet research and development is currently focused on continuing development of the P550(TM) Cajun(TM) Switch with Integrated Routing, which is designed to provide scalable, packet-by-packet, IP and IPX routing at wire speed and with the Layer 2 switching capabilities of the P550(TM) Cajun(TM) Switch.

RESULTS OF OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO PERIOD FROM INCEPTION (FEBRUARY 2, 1996) THROUGH SEPTEMBER 30, 1996

     REVENUE. Revenue for the nine months ended September 30, 1997 was $111,540. Prominet began shipping its first product, the P550(TM) Cajun(TM) Switch and related modules, during the three-month period ended September 30, 1997. Accordingly, Prominet recognized no revenue in the period from inception through September 30, 1996.

     GROSS PROFIT/(LOSS). Gross profit/(loss) for the nine months ended September 30, 1997 was $(888,046). The loss was attributable to high start-up manufacturing costs relative to the small quantity of units produced and costs for materials during the period in addition to costs associated with the expedited acquisition of materials. In the period from inception through September 30, 1996, manufacturing operations had not commenced.

     RESEARCH AND DEVELOPMENT. Research and development costs increased by $4,018,596 from $990,634 to $5,009,230 for the nine months ended September 30, 1997 as compared to the period from inception through September 30, 1996. The increase in research and development expenses was due to increased engineering staffing for new product development and increased expenses for materials used in the design and development of Prominet's P550(TM) Cajun(TM) Switch product and because the period ended September 30, 1996 represented only eight months of operations. During the nine months ended September 30, 1997, Prominet focused primarily on final testing of its P550(TM) Cajun(TM) Switch product.

     SELLING AND ADMINISTRATIVE. Selling and administrative expenses increased by $1,958,324 from $312,245 to $2,270,569 for the nine months ended September 30, 1997 as compared to the period from inception through September 30, 1996. This increase was due to the increased hiring of personnel for its sales, marketing and finance and administration organizations to support Prominet's growth and product introduction and because the period ended September 30, 1996 represented only eight months of operations. Product marketing expenses in the nine-month period ended September 30, 1997, included expenses related to introduction of Prominet's P550(TM) Cajun(TM) Switch product, including development of marketing and sales literature and participation at various trade shows.

     OTHER INCOME (EXPENSE), NET. Interest income, net increased by $46,456 from $118,860 to $165,316 for the nine months ended September 30, 1997 as compared to the period from inception through September 30, 1996. Interest expense of $92,999 for the nine-month period ended September 30, 1997 resulted from interest on capital lease obligations. Interest expense was not material during the period from inception through September 30, 1996.

     INCOME TAXES. Prominet has generated taxable losses from operations since inception and, accordingly, has no taxable income available to offset the carryback of net operating losses. Based upon the weight of all available evidence, Prominet has provided a full valuation allowance for its deferred tax assets since, in the opinion of management, realization of these future benefits is not sufficiently assured.

PERIOD FROM INCEPTION (FEBRUARY 2, 1996) THROUGH DECEMBER 31, 1996

     RESEARCH AND DEVELOPMENT. Research and development expenses were $2,234,168 for the period from inception (February 2, 1996) through December 31, 1996. Research and development expenses related to the hiring of personnel and the development of Prominet's initial product, the P550(TM) Cajun(TM) Switch, and the P550(TM) Cajun(TM) Switch with Integrated Routing which is currently under development.

     SELLING AND ADMINISTRATIVE. Selling and administrative expenses were $516,229 in the aggregate for the period from inception (February 2, 1996) through December 31, 1996. Such efforts during this period reflected Prominet's organization of its product development, sales and marketing and finance and administration organizations.

LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 1997, Prominet had $1,263,908 of cash and cash equivalents. Prominet's net working capital position at September 30, 1997 was $1,640,605. Prominet's principal sources of cash have been sales of equity and debt securities, capital equipment leasing and a line of credit facility with a bank. In April 1997, Prominet sold shares of Series B Preferred Stock for approximately $7.5 million. During the nine months ended September 30, 1997, Prominet borrowed $400,000 under an equipment line of credit from a bank. The equipment line of credit bears interest at 1.5% above the prime rate and is payable in 24 equal monthly installments. The equipment line of credit contains certain financial covenants relating to financial reporting requirements and minimum balance requirements. In October 1997, Prominet entered into a $2.0 million revolving line of credit with a bank. See "-- Subsequent Events." Prominet used its cash balances in 1997 to fund Prominet's operating losses, net capital expenditures of $922,958 and to fund working capital requirements, including the build up of inventory for expected sales.

     Prominet has an equipment lease agreement providing for a line of credit of $2.0 million with a third party, of which approximately $683,000 was available for future leases at September 30, 1997. The term for each lease under the agreement ranges from forty-two to forty-eight months and bears interest at rates ranging from 7.43% to 9.12%, depending upon the type of equipment leased.

     Prominet expects to continue to make capital equipment investments in manufacturing test equipment in 1997 and 1998. Prominet intends to finance such investments and its working capital requirements through proceeds from the sale of the Notes in an aggregate principal amount of $4,000,000 and the incurrence of additional indebtedness. See "-- Subsequent Events."


     Prominet's current business plan indicates that Prominet will require additional financing in 1998 in order to fund its planned capital expenditures, continue its development efforts and continue to build the infrastructure necessary to support Prominet's planned growth. If Prominet does not obtain additional financing during 1998 it would have a material adverse effect on the Prominet's operations.


SUBSEQUENT EVENTS

     On October 8, 1997, Prominet entered into a $2.0 million revolving line of credit (the "Revolving Credit Agreement") with a bank. The Revolving Credit Agreement bears interest at one half of one percentage point (0.50%) above the prime rate on the average daily balance outstanding and matures at December 31, 1997. The Revolving Credit Agreement contains certain financial covenants relating to financial reporting requirements and financial covenants. At December 4, 1997, Prominet had borrowed $2.0 million under the Revolving Credit Agreement to be used for working capital.

     On December 2, 1997, Prominet sold an aggregate principal amount of $4.0 million of the Notes, and issued Associated Warrants to purchase 88,888 shares of Prominet Common Stock. As amended and restated, the Associated Warrants will be terminated if the Effective Time occurs on or before March 31, 1998 and will not be exercisable until the earlier of the termination of the Merger and April 1, 1998. See "CERTAIN

INFORMATION CONCERNING PROMINET -- Certain Transactions." The Notes are payable on May 31, 1998 and are subject to acceleration in certain events, including completion of the Merger. The proceeds of the Subordinated Notes are being used to fund working capital requirements.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share," Prominet will implement SFAS No. 128 as required and, at this time, the future adoption is not expected to have a material adverse effect on net loss per share. Had Prominet computed net loss per share for the periods ended December 31, 1996 and the nine months ended September 30, 1997 in accordance with SFAS No. 128 the net loss per share would not have been different.

MANAGEMENT OF PROMINET

  EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the executive management and directors of Prominet:

               NAME                  AGE                          POSITION
-----------------------------------  ---     --------------------------------------------------
Menachem E. Abraham................  49      President, Chief Executive Officer, Treasurer and
                                             Director
Timothy Lieto......................  39      Vice President, Sales and Marketing
Douglas Ruby.......................  46      Vice President, Product Marketing
Joshua Weiss.......................  42      Vice President, Engineering
Allen D. Zubatkin..................  48      Vice President, Operations
Robert P. Badavas..................  44      Director
Gary Bowen.........................  50      Director
Richard M. Burnes..................  55      Director
Andrew Marcuvitz...................  48      Director


     Mr. Abraham, a co-founder of Prominet, has been President, Chief Executive Officer, Treasurer and a director of Prominet since its inception in February 1996. Prior to co-founding Prominet, Mr. Abraham was senior vice president, product development and chief technology officer at Chipcom Corporation, a manufacturer of computer network intelligent switching systems. From 1980 to 1984, he was with Digital Equipment Corporation's Networks and Communications Division, advancing from senior engineer to principal and consulting engineer.


     Mr. Lieto has served as the Vice President, Sales and Marketing since joining Prominet in June 1996. He had been vice president, North American sales at 3Com Corporation following 3Com's acquisition of Chipcom in October 1995. Prior to that, he was vice president of North and South American operations at Chipcom Corporation.

     Mr. Ruby joined Prominet in May 1996 as Vice President, Product Marketing. He held the position of director of strategic accounts at Whitetree, Inc. Mr. Ruby also spent nine years at Chipcom Corporation in several capacities, including MIS network manager.

     Mr. Weiss, a co-founder of Prominet, is Vice President, Engineering of Prominet. Before co-founding Prominet, he served as director of software engineer and switching at 3Com Corporation following 3Com Corporation's acquisition of Chipcom in October 1995. Prior to Chipcom, Mr. Weiss spent 11 years at Data General Corporation where his last position was development manager for LAN/WAN products.

     Mr. Zubatkin joined Prominet in May 1997 as Vice President, Operations. Prior to joining Prominet, Mr. Zubatkin held the position of vice president, manufacturing at Mercury Computer Systems from 1986. Earlier in his career, he worked at Raytheon Company.

     Mr. Badavas has served on the Board of Directors of Prominet since February 1996. Mr. Badavas has been President and Chief Executive Officer of Cerulean Technology, Inc., a provider of mobile information systems applications, from December 1995. From October 1986 through October 1995, Mr. Badavas was employed by Chipcom Corporation, where he served as Senior Vice President, Finance, from July 1994 to October 1995, Vice President, Finance, from October 1986 to July 1994 and Chief Financial Officer and Treasurer from October 1986 to October 1995.

     Mr. Bowen has served on the Board of Directors of Prominet since December 1996. Mr. Bowen has served as the Chairman of New Oak Communications, a privately held data communications company, since 1996. From 1994 to 1996, Mr. Bowen was Executive Vice President of Marketing and Worldwide Field Operations for Bay Networks, Inc. From 1990 to 1994, Mr. Bowen was Senior Vice President, Marketing and Field Operations of Wellfleet Communications, Incorporated. Mr. Bowen is a Director of Xircom Corporation and Geotel Communications Corporation, both publicly traded companies. He also serves on the boards of several privately held companies.

     Mr. Burnes has served on the Board of Directors of Prominet since April 1996. Since 1970, he has been a General Partner of The Charles River Partnerships, a group of venture capital funds based in Waltham, Massachusetts. Mr. Burnes is also a director of CellCall, Inc., LANart Corporation, Concord Communications and Passport Corporation. He also serves on the boards of directors of several privately held companies.

     Mr. Marcuvitz has served on the Board of Directors of Prominet since April 1996. Since 1990, Mr. Marcuvitz has been a general partner of Matrix Partners. Prior to joining Matrix Partners, Mr. Marcuvitz was the Vice President of Research and Development at Apollo Computer Corporation, a company which he helped found. Mr. Marcuvitz is also a director of a number of privately held companies including Wildfire Communications, Vivo Software, FASTech Integration, NetCore and Novera Software.

     Each executive officer of Prominet serves at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of Prominet.

DIRECTOR COMPENSATION

     Directors receive no cash compensation for services provided in that capacity but are reimbursed for out-of-pocket expenses incurred in connection with attendance at each meeting of the Board of Directors.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation received in the fiscal year ended December 31, 1996 by Prominet's Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE


                                                                              LONG-TERM COMPENSATION
                                                      ANNUAL COMPENSATION     AWARDS AND RESTRICTED
            NAME AND PRINCIPAL POSITION                     SALARY                 STOCK AWARDS
----------------------------------------------------  -------------------     ----------------------
Menachem E. Abraham
President, Chief Executive
Officer and Treasurer...............................        $89,374                  2,325,000(1)


---------------
(1) See "-- Restricted Stock Agreements."

     There were no grants of stock options to Prominet's Chief Executive Officer during the fiscal year ended December 31, 1996.

     There were no stock option exercises by Prominet's Chief Executive Officer during the fiscal year ended December 31, 1996.

1996 STOCK OPTION PLAN

     Prominet's 1996 Stock Plan was adopted by the Prominet Board and approved by the stockholders of Prominet in February 1996. Up to 3,000,000 shares of Prominet Common Stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 1996 Stock Plan. As of November 30, 1997, options to purchase 2,062,198 shares of Prominet Common Stock were outstanding under the 1996 Stock Plan.

     The 1996 Stock Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code and nonstatutory stock options. Officers, employees, directors, consultants and advisors of Prominet and its subsidiaries are eligible to be granted options under the 1996 Stock Plan. Under present law, however, incentive stock options may only be granted to employees.

     Optionees may receive the right to purchase a specified number of shares of Prominet Common Stock at a specified option price and subject to such other conditions as are specified in connection with the option grant. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Prominet Common Stock on the date of grant. Under present law, incentive stock options may not be granted at an exercise price less than the fair market value of the Prominet Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Prominet). The 1996 Stock Plan permits the Prominet Board to determine the manner of payment of the exercise price of options, including through payment by cash, check, surrender to Prominet of shares of Prominet Common Stock, delivery to Prominet of a promissory note, or by any combination of the permitted forms of payment.

     The 1996 Stock Plan is administered by the Prominet Board. The Prominet Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1996 Stock Plan and to interpret the provisions thereof. Pursuant to the terms of the 1996 Stock Plan, the Prominet Board may delegate authority under the 1996 Stock Plan to one or more committees of the Prominet Board. Subject to any applicable limitations contained in the 1996 Stock Plan, the Prominet Board or any committee to which the Prominet Board delegates authority, as the case may be, selects the recipients of options, may amend, modify or terminate any outstanding option and determines (i) the number of shares of Prominet Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options and (iii) the duration of options.

     No option may be granted under the 1996 Stock Plan after February 23, 2006, but options previously granted may extend beyond that date. The Prominet Board may at any time amend, suspend or terminate the 1996 Stock Plan.

     Upon the consummation of the Merger, each option to purchase Prominet Common Stock outstanding under the 1996 Stock Plan will be assumed by Lucent and shall become and represent an option to purchase a certain number of shares of Lucent Common Stock, determined in accordance with the provisions of the Merger Agreement.

     As of November 30, 1997, Robert P. Badavas and Gary Bowen, directors of Prominet, each held vested and unvested options to purchase an aggregate of 20,000 shares of Prominet Common Stock.

     As of November 30, 1997, Douglas Ruby, Vice President, Product Marketing of Prominet, held vested and unvested options to purchase an aggregate of 100,000 shares of Prominet Common Stock.

     As of November 30, 1997, Allen Zubatkin, Vice President, Operations of Prominet, held vested and unvested options to purchase an aggregate of 110,000 shares of Prominet Common Stock.

RESTRICTED STOCK AGREEMENTS

     On February 2, 1996, Menachem E. Abraham purchased 2,325,000 shares of Prominet Common Stock at a purchase price of $.01 per share, representing the fair market value of the Prominet Common Stock on such date, pursuant to a Restricted Stock Agreement which provides, among other things, that Prominet shall have the right and option to repurchase a certain percentage of such shares in the event that Mr. Abraham ceases to be employed by Prominet for any reason or no reason, with or without cause, prior to August 2, 2000. In addition, upon the consummation of the Merger, the number of shares then subject to the repurchase option shall be reduced by 20%, and shall be reduced to zero in the event that Mr. Abraham ceases to be President and Chief Executive Officer of Prominet within 365 days of the consummation of the Merger, unless such termination was for Cause (as defined in his Restricted Stock Agreement) or other than for Good Reason (as defined in his Restricted Stock Agreement). There are no restrictions on the payment of dividends on the shares of Prominet Common Stock contained in his Restricted Stock Agreement. See "THE MERGER -- Interests of Certain Persons in the Merger."

     On March 18, 1996, Joshua Weiss purchased 1,325,000 shares of Prominet Common Stock at a purchase price of $.01 per share, representing the fair market value of the Prominet Common Stock on such date, pursuant to a Restricted Stock Agreement which provides, among other things, that Prominet shall have the right and option to repurchase a certain percentage of such shares in the event that Mr. Weiss ceases to be employed by Prominet for any reason or no reason, with or without cause, prior to September 18, 2000. In addition, upon the consummation of the Merger, the number of shares then subject to the repurchase option shall be reduced by 20%, and shall be reduced to zero in the event that Mr. Weiss ceases to be Vice President, Engineering of Prominet within 365 days of the consummation of the Merger, unless such termination was for Cause (as defined in his Restricted Stock Agreement) or other than for Good Reason (as defined in his Restricted Stock Agreement). See "THE MERGER -- Interests of Certain Persons in the Merger."

     On May 7, 1996, Douglas Ruby purchased 250,000 shares of Prominet Common Stock at a purchase price of $.06 per share, representing the fair market value of the Prominet Common Stock on such date, pursuant to a Restricted Stock Agreement which provides, among other things, that Prominet shall have the right and option to repurchase a certain percentage of such shares in the event that Mr. Ruby ceases to be employed by Prominet for any reason or no reason, with or without cause, prior to May 7, 2001. In addition, upon the consummation of the Merger, the number of shares then subject to the repurchase option shall be reduced by 20%, and shall be reduced to zero in the event that Mr. Ruby ceases to be Vice President, Product Marketing of Prominet within 365 days of the consummation of the Merger, unless such termination was for Cause (as defined in his Restricted Stock Agreement) or other than for Good Reason (as defined in his Restricted Stock Agreement). See "THE MERGER -- Interests of Certain Persons in the Merger."

     On June 21, 1996, Timothy Lieto purchased 400,000 shares of Prominet Common Stock at a purchase price of $.06 per share, representing the fair market value of the Prominet Common Stock on such date, pursuant to a Restricted Stock Agreement which provides, among other things, that Prominet shall have the right and option to repurchase a certain percentage of such shares in the event that Mr. Lieto ceases to be employed by Prominet for any reason or no reason, with or without cause, prior to July 31, 2001. In addition, upon the consummation of the Merger, the number of shares then subject to the repurchase option shall be reduced by 20%, and shall be reduced to zero in the event that Mr. Lieto ceases to be Vice President, Sales and Marketing of Prominet within 365 days of the consummation of the Merger, unless such termination was for Cause (as defined in his Restricted Stock Agreement) or other than for Good Reason (as defined in his Restricted Stock Agreement). See "THE MERGER -- Interests of Certain Persons in the Merger."

PROMINET STOCK INFORMATION

     The following table sets forth information known to Prominet with respect to the beneficial ownership of its shares of Prominet Common Stock as of November 30, 1997 (assuming the conversion on a one-for-one basis of all the then outstanding shares of Prominet Series A Preferred Stock and Prominet Series B Preferred Stock into Prominet Common Stock) for (i) each person who is known by Prominet to own beneficially more than five percent of the Prominet Common Stock, (ii) each of Prominet's directors, (iii) the Chief Executive Officer and
(iv) all directors and executive officers as a group.


                                                            NUMBER OF SHARES
                NAME OF BENEFICIAL OWNER                  BENEFICIALLY OWNED(1)     PERCENT OF CLASS(2)
--------------------------------------------------------  ---------------------     -------------------
Charles River Partnership VII...........................         4,663,540                  22.1%
  A Limited Partnership
  1000 Winter Street, Suite 3300
  Waltham, MA 02154
Richard M. Burnes(3)....................................         4,663,540                  22.1%
  c/o Charles River Partnership VII,
  A Limited Partnership
  1000 Winter Street, Suite 3300
  Waltham, MA 02154
Matrix Partners IV, L.P.(4).............................         4,663,540                  22.1%
  1000 Winter Street, Suite 4500
  Waltham, MA 02154
Andrew Marcuvitz(5).....................................         4,663,540                  22.1%
  c/o Matrix Partners IV, L.P.
  1000 Winter Street, Suite 4500
  Waltham, MA 02154
Menlo Ventures VI, L.P.(6)..............................         2,978,917                  14.1%
  3000 Sand Hill Road
  Building Four, Suite 100
  Menlo Park, CA 94025
Carmena Limited Partnership.............................         2,452,379                  11.6%
  c/o Menachem E. Abraham
  Prominet Corporation
  400 Nickerson Road
  Marlborough, MA 01752
Menachem E. Abraham(7)..................................         2,452,379                  11.6%
Steven E. Horowitz(8)...................................         1,175,000                   5.6%
  c/o Prominet Corporation
  400 Nickerson Road
  Marlborough, MA 01752
Brian Ramelson..........................................         1,130,000                   5.1%
  c/o Prominet Corporation
  400 Nickerson Road
  Marlborough, MA 01752
Joshua Weiss............................................         1,071,737                   5.1%
Robert P. Badavas(9)....................................           177,474               *
Gary Bowen(10)..........................................           196,285               *
All executive officers and directors, as a group (9
  persons)(11)..........................................        13,899,049                  65.8%

---------------
   * Less than 1% of outstanding Common Stock.

 (1) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of November 30, 1997 through the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

 (2) Based on 21,100,194 shares outstanding as of November 30, 1997.

 (3) Mr. Burnes, a general partner of Charles River VII GP Limited Partnership ("Charles River GP"), the general partner of Charles River Partnership VII, A Limited Partnership, is a director of Prominet. Mr. Burnes, together with the other general partners of Charles River GP, shares voting and investment power with respect to the shares owned by Charles River GP. Mr. Burnes does not own any shares of Prominet in his individual capacity and disclaims beneficial ownership of shares owned by Charles River GP, except to the extent of his pecuniary interest therein. See "-- Certain Transactions."

 (4) Includes 233,177 shares held by Matrix Entrepreneurs. See "-- Certain Transactions."

 (5) Mr. Marcuvitz, a general partner of Matrix IV Management Co. L.P. ("Matrix Management"), the general partner of Matrix and the general partner of Matrix Entrepreneurs, is a director of Prominet. Mr. Marcuvitz, together with the other general partners of Matrix Management, shares voting and investment power with respect to the shares owned by Matrix Management. Mr. Marcuvitz does not own any shares of Prominet in his individual capacity and disclaims beneficial ownership of shares owned by Matrix Management, except to the extent of his pecuniary interest therein. See "-- Certain Transactions."

 (6) Includes 44,024 shares held by Menlo Entrepreneurs. See "-- Certain Transactions."

 (7) Mr. Abraham is a general partner of Carmena Limited Partnership and has voting and investment power with respect to the shares owned by Carmena Limited Partnership. See "-- Certain Transactions."

 (8) Includes 100,000 shares held by Mr. Horowitz's wife and an aggregate of 300,000 shares held by Mr. Horowitz's wife in her capacity as custodian for each of C. Daniel Horowitz, S. Taylor Horowitz and Fletcher T. Horowitz.

 (9) Includes 6,672 shares of Prominet Common Stock subject to outstanding stock options which are exercisable within 60 days of November 30, 1997 and an aggregate of 15,000 shares held by Mr. Badavas in his capacity as custodian for each of Peter Badavas and Stephanie Badavas.


(10) Includes 4,334 shares of Prominet Common Stock subject to outstanding stock options which are exercisable within 60 days of November 30, 1997.



(11) Includes an aggregate of 29,753 shares of Prominet Common Stock subject to outstanding stock options which are exercisable within 60 days of November 30, 1997.


CERTAIN TRANSACTIONS

     On February 23, 1996, Steven E. Horowitz purchased 1,175,000 shares of Prominet Common Stock at a purchase price of $.01 per share, representing the fair market value of the Prominet Common Stock on such date, pursuant to a Stock Restriction Agreement which provides, among other things, that Prominet will have the right and option to repurchase a certain percentage of such shares in the event that Mr. Horowitz ceases to be employed by Prominet for any reason or no reason, with or without cause, prior to August 23, 2000. In addition, upon the consummation of the Merger, the number of shares then subject to the repurchase option shall be reduced by 20%, and shall be reduced to zero in the event that Mr. Horowitz ceases to be Consulting Engineer-Software of Prominet within 365 days of the consummation of the Merger, unless such termination was for Cause (as defined in the Stock Restriction Agreement) or other than for Good Reason (as defined in the Stock Restriction Agreement).

     On March 5, 1996, Brian Ramelson purchased 1,175,000 shares of Prominet Common Stock at a purchase price of $.01 per share, representing the fair market value of the Prominet Common Stock on such date, pursuant to a Stock Restriction Agreement which provides, among other things, that Prominet shall have the right and option to repurchase a certain percentage of such shares in the event that Mr. Ramelson ceases to be employed by Prominet for any reason or no reason, with or without cause, prior to September 5, 2000. In addition, upon the consummation of the Merger, the number of shares then subject to the repurchase option shall be reduced by 20%, and shall be reduced to zero in the event that Mr. Ramelson ceases to be Consulting Engineer-Hardware of Prominet within 365 days of the consummation of the Merger, unless such termination was for Cause (as defined in the Stock Restriction Agreement) or other than for Good Reason (as defined in the Stock Restriction Agreement).

     On April 5, 1996, Prominet issued and sold an aggregate of 9,921,067 shares of Series A Prominet Preferred Stock at a price of $.61 per share. Of these shares, Charles River purchased 3,770,492 shares, Matrix and Matrix Entrepreneurs purchased an aggregate of 3,770,492 shares, and Menlo and Menlo Entrepreneurs purchased an aggregate of 1,639,345 shares.

     On January 22, 1997, Gary Bowen purchased 85,000 shares of Prominet Series A Preferred Stock at a price of $.61 per share.

     On April 25, 1997, Prominet issued and sold an aggregate of 4,028,355 shares of Prominet Series B Preferred Stock at a price of $1.87 per share. Of these shares, Charles River purchased 893,048 shares, Matrix and Matrix Entrepreneurs purchased an aggregate of 893,048 shares, Menlo and Menlo Entrepreneurs purchased an aggregate of 1,339,572 shares, Menachem E. Abraham purchased 267,379 shares, Gary Bowen purchased 106,951 shares, Robert P. Badavas purchased an aggregate of 52,433 shares individually and as custodian, and Joshua Weiss purchased 26,737 shares.

     Prominet is a party to the Stockholders' Agreement, providing, among other things, for the election as directors of Prominet of representatives of Charles River and Matrix.

     Prominet is a party to a Registration Rights Agreement with certain Prominet stockholders, initially dated as of April 5, 1996 and as amended and restated as of April 25, 1997, providing, among other things, for certain rights with respect to registration under the Securities Act of 1933, of certain shares, including the shares of Prominet Series A Preferred Stock and Prominet Series B Preferred Stock described above.

     On December 2, 1997, Prominet issued the Notes and Associated Warrants to certain stockholders of Prominet in exchange for an aggregate of $4,000,000. Prominet issued a Note in the amount of $1,000,000 and an Associated Warrant to purchase 22,222 shares of Prominet Common Stock to each of Menachem E. Abraham and Charles River and Notes in the aggregate amount of $1,000,000 and Associated Warrants to purchase an aggregate of 22,222 shares of Prominet Common Stock to each of Matrix and Matrix Entrepreneurs and to Menlo and Menlo Entrepreneurs. Pursuant to each Note, Prominet promises to pay to the holder the principal sum plus interest at the rate of 8% per annum. The entire unpaid principal and interest then accrued on the Notes shall become due and payable upon the consummation of the Merger. The Associated Warrants entitle the holder to purchase shares of Prominet Common Stock at a purchase price of $4.50 per share. The Associated Warrants were amended and restated on December 9, 1997 to provide that (i) the Associated Warrants will terminate if the Effective Time occurs on or before March 31, 1998 and (ii) will not be exercisable until the earlier of the termination of the Merger Agreement and April 1, 1998.

     In connection with the transactions contemplated by the Merger Agreement, Prominet has received the financial advisory services of BancAmerica Robertson Stephens and R. Stephen Cheheyl. In connection with such services, Prominet has agreed to pay BancAmerica Robertson Stephens $500,000 plus expenses, plus contingent consideration equal to 2% of the aggregate Merger valuation over $240 million, and has agreed to pay R. Stephen Cheheyl $75,000 plus expenses, plus $225,000 upon the closing of the Merger.

     For a description of the Stock Restriction Agreements between Prominet and its executive officers, see "-- Stock Restriction Agreements."

     For a description of stock options held by certain directors and executive officers of Prominet, see "-- 1996 Stock Option Plan."

                                 LEGAL MATTERS

     The legality of the Lucent Common Stock offered by this Proxy Statement/Prospectus will be passed upon for Lucent by Pamela F. Craven, Vice President -- Law. As of November 30, 1997, Pamela F. Craven owned 274 shares of Lucent Common Stock and options and stock units for 86,784 shares of Lucent Common Stock.

     Certain federal income tax consequences of the Merger for Prominet and its stockholders will be passed upon for Prominet by its counsel Hale and Dorr LLP. Peter B. Tarr, a Senior Partner of Hale and Dorr LLP, is Secretary of Prominet.

                                    EXPERTS

     The consolidated balance sheets as of September 30, 1996 and December 31, 1995 and the consolidated statements of income, changes in shareowners' equity, and cash flows for the nine-month period ended September 30, 1996 and the years ended December 31, 1995 and 1994, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements of Prominet as of December 31, 1996 and for the period from inception (February 2, 1996) through December 31, 1996 included in this Proxy Statement/Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants....................................................    F-2
Balance Sheet as of December 31, 1996 and September 30, 1997 (unaudited).............    F-3
Statement of Operations for the period from inception (February 2, 1996) through
  December 31, 1996 and September 30, 1996 (unaudited) and for the nine months ended
  September 30, 1997 (unaudited).....................................................    F-4
Statement of Changes in Redeemable Convertible Preferred Stock and Stockholders'
  Equity (Deficit) for the period from inception (February 2, 1996) through December
  31, 1996 and for the nine months ended September 30, 1997 (unaudited)..............    F-5
Statement of Cash Flows for the period from inception (February 2, 1996) through
  December 31, 1996 and September 30, 1996 (unaudited) and for the nine months ended
  September 30, 1997 (unaudited).....................................................    F-6
Notes to Financial Statements........................................................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Prominet Corporation

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in redeemable convertible preferred stock and stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Prominet Corporation (a development stage enterprise) at December 31, 1996, and the results of its operations and its cash flows for the period from inception (February 2, 1996) through December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Boston, Massachusetts
April 25, 1997, except as to Note 10,
which is as of December 9, 1997

                              PROMINET CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET

                                                                            DECEMBER 31,     SEPTEMBER 30,
                                                                                1996             1997
                                                                            ------------     -------------
                                                                                              (UNAUDITED)
                                                  ASSETS
Current assets:
  Cash and cash equivalents...............................................  $  2,554,428     $   1,263,908
  Marketable securities...................................................       999,375                --
  Accounts and other receivables..........................................            --           230,627
  Inventories.............................................................            --         1,434,486
  Restricted cash.........................................................        22,180                --
  Prepaid expenses and other current assets...............................       106,850           276,615
                                                                              ----------      ------------
          Total current assets............................................     3,682,833         3,205,636
Property and equipment, net...............................................     1,131,876         2,029,831
Other assets..............................................................        26,250           418,736
                                                                              ----------      ------------
                                                                            $  4,840,959     $   5,654,203
                                                                              ==========      ============
              LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of capital lease obligations and note payable...........  $    164,718     $     616,373
  Accounts payable........................................................       227,259           845,494
  Accrued engineering expenses............................................        94,800                --
  Accrued expenses........................................................        26,091           103,164
                                                                              ----------      ------------
          Total current liabilities.......................................       512,868         1,565,031
                                                                              ----------      ------------
Long term liabilities:
  Note payable............................................................            --           149,852
  Capital lease obligations...............................................       810,681           949,638
                                                                              ----------      ------------
          Total long term liabilities.....................................       810,681         1,099,490
                                                                              ----------      ------------
Series A redeemable convertible preferred stock, $.01 par value;
  10,100,000 and 10,185,000 shares authorized at December 31, 1996 and
  September 30, 1997 (unaudited), respectively; 9,836,067 and 9,921,067 issued and outstanding at December 31, 1996 and September 30, 1997
  (unaudited), respectively...............................................     6,000,000         6,051,850
                                                                              ----------      ------------
Series B redeemable convertible preferred stock, $.01 par value; 0 and
  4,076,484 shares authorized at December 31, 1996 and September 30, 1997
  (unaudited), respectively; 0 and 4,028,355 issued and outstanding at
  December 31, 1996 and September 30, 1997 (unaudited), respectively......            --         7,533,024
                                                                              ----------      ------------
Stockholders' deficit:
  Undesignated preferred stock, $.01 par value; 0 and 786,645 shares authorized at December 31, 1996 and September 30, 1997 (unaudited), respectively, none issued or outstanding at December 31, 1996 and
     September 30, 1997 (unaudited), respectively.........................            --                --
  Common stock, $.01 par value; 19,300,000 and 25,000,000 shares authorized at December 31, 1996 and September 30, 1997 (unaudited), respectively; 7,070,000 and 7,139,600 shares issued and outstanding at December 31, 1996 and September 30, 1997 (unaudited),
     respectively.........................................................        70,700            71,396
  Additional paid-in capital..............................................        32,500            34,198
  Deficit accumulated during the development stage........................    (2,585,790)      (10,700,786)
                                                                              ----------      ------------
          Total stockholders' deficit.....................................    (2,482,590)      (10,595,192)
                                                                              ----------      ------------
Commitments (Notes 9 & 10)................................................
                                                                              ----------      ------------
                                                                            $  4,840,959     $   5,654,203
                                                                              ==========      ============

   The accompanying notes are an integral part of these financial statements.

                              PROMINET CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF OPERATIONS

                                                PERIOD FROM       PERIOD FROM                         PERIOD FROM
                                                 INCEPTION         INCEPTION                           INCEPTION
                                                (FEBRUARY 2,     (FEBRUARY 2,                         (FEBRUARY 2,
                                                   1996)             1996)          NINE MONTHS          1996)
                                                  THROUGH           THROUGH            ENDED            THROUGH
                                                DECEMBER 31,     SEPTEMBER 30,     SEPTEMBER 30,     SEPTEMBER 30,
                                                    1996             1996              1997               1997
                                                ------------     -------------     -------------     --------------
                                                                  (UNAUDITED)       (UNAUDITED)       (UNAUDITED)
Revenue.......................................  $         --      $         --      $    111,540      $     111,540
Cost of revenue...............................            --                --           999,586            999,586
                                                 -----------       -----------       -----------
                                                          --                --          (888,046)          (888,046)
Costs and expenses:
  Research and development....................     2,234,168           990,634         5,009,230          7,243,398
  Sales and marketing.........................       217,212           106,808         1,789,056          2,006,268
  General and administrative..................       299,017           205,437           481,513            780,530
                                                 -----------       -----------       -----------
                                                   2,750,397         1,302,879         7,279,799         10,030,196
                                                 -----------       -----------       -----------
     Loss from operations.....................    (2,750,397)       (1,302,879)       (8,167,845)       (10,918,242)
Interest income...............................       181,266           119,306           165,419            346,685
Interest expense..............................       (16,659)             (986)          (92,999)          (109,658)
                                                 -----------       -----------       -----------
  Net loss....................................  $ (2,585,790)     $ (1,184,559)     $ (8,095,425)     $ (10,681,215)
                                                 ===========       ===========       ===========
Pro forma net loss per share (unaudited)......          (.18)                               (.42)
                                                 -----------                         -----------
Pro forma weighted average common and common
  equivalent shares outstanding (unaudited)...    14,233,198                          19,338,613
                                                 ===========                         ===========

   The accompanying notes are an integral part of these financial statements.

                              PROMINET CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

         STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                STOCKHOLDERS' EQUITY (DEFICIT)
                                                               ----------------------------------------------------------------
                                                                                                      DEFICIT
                                     REDEEMABLE CONVERTIBLE                                         ACCUMULATED       TOTAL
                                        PREFERRED STOCK            COMMON STOCK        ADDITIONAL    DURING THE    STOCKHOLDERS'
                                    ------------------------   ---------------------    PAID-IN     DEVELOPMENT       EQUITY
                                      SHARES       AMOUNT       SHARES     PAR VALUE    CAPITAL        STAGE        (DEFICIT)
                                    ----------   -----------   ---------   ---------   ----------   ------------   ------------
Issuance of common stock...........              $             7,070,000    $70,700     $ 32,500    $              $    103,200
Issuance of Series A redeemable
  convertible preferred stock......  9,836,067     6,000,000
Net loss...........................                                                                   (2,585,790)    (2,585,790)
                                    ----------    ----------   ---------    -------      -------    ------------   ------------
Balance at December 31, 1996.......  9,836,067     6,000,000   7,070,000     70,700       32,500      (2,585,790)    (2,482,590)
Issuance of Series A redeemable
  convertible preferred stock,
  issuance costs of $19,571
  (unaudited)......................     85,000        51,850
Issuance of Series B redeemable
  convertible preferred stock
  (unaudited)......................  4,028,355     7,533,024                                             (19,571)       (19,571)
Issuance of common stock upon
  exercise of stock options
  (unaudited)......................                               69,600        696        1,698                          2,394
Net loss (unaudited)...............                                                                   (8,095,425)    (8,095,425)
                                    ----------    ----------   ---------    -------      -------    ------------   ------------
Balance at September 30, 1997
  (unaudited)...................... 13,864,422   $13,584,874   7,139,600    $71,396     $ 34,198    $(10,700,786)  $(10,595,192)
                                    ==========    ==========   =========    =======      =======    ============   ============

   The accompanying notes are an integral part of these financial statements.

                              PROMINET CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                               PERIOD FROM
                                                INCEPTION          PERIOD FROM                               PERIOD FROM
                                              (FEBRUARY 2,          INCEPTION                                 INCEPTION
                                                  1996)         (FEBRUARY 2, 1996)      NINE MONTHS       (FEBRUARY 2, 1996)
                                                 THROUGH             THROUGH               ENDED               THROUGH
                                            DECEMBER 31, 1996   SEPTEMBER 30, 1996   SEPTEMBER 30, 1997   SEPTEMBER 30, 1997
                                            -----------------   ------------------   ------------------   ------------------
                                                                   (UNAUDITED)          (UNAUDITED)          (UNAUDITED)
Cash flows from operating activities
  Net loss................................     $(2,585,790)        $ (1,184,559)        $ (8,095,425)        $(10,681,215)
  Adjustment to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization.........         211,558              116,651              480,359              691,917
    Increase in accounts and other
      receivables.........................              --              (81,924)            (230,627)            (230,627)
    Increase in inventories...............              --                   --           (1,434,486)          (1,434,486)
    Increase in prepaid expenses and other
      current assets......................        (106,850)             (82,416)            (169,765)            (276,615)
    Increase in other assets..............         (26,250)                  --             (392,486)            (418,736)
    Increase in accounts payable..........         227,259               45,276              618,235              845,494
    Increase (decrease) in accrued
      expenses............................         120,891               24,316              (17,727)             103,164
                                               -----------          -----------          -----------          -----------
         Net cash used in operating
           activities.....................      (2,159,182)          (1,162,656)          (9,241,922)         (11,401,104)
                                               -----------          -----------          -----------          -----------
Cash flows from investing activities
  Purchases of marketable securities......        (999,375)            (999,375)          (4,913,000)          (5,912,375)
  Proceeds from sale of marketable
    securities............................              --                   --            5,912,375            5,912,375
  Increase (decrease) in restricted
    cash..................................         (22,180)             (22,180)              22,180                   --
  Cash paid for property and equipment....        (344,891)            (283,008)            (922,958)          (1,267,849)
                                               -----------          -----------          -----------          -----------
         Net cash (used in) provided by
           investing activities...........      (1,366,446)          (1,304,563)              98,597           (1,267,849)
                                               -----------          -----------          -----------          -----------
Cash flows from financing activities
  Principal payments of capital lease
    obligations...........................         (23,144)             (23,144)            (114,497)            (137,641)
  Proceeds from notes payable.............              --                   --              399,605              399,605
  Proceeds from issuance of redeemable
    convertible preferred stock, net of
    issuance costs........................       6,000,000            6,000,000            7,565,303           13,565,303
  Proceeds from issuance of common stock
    and exercise of stock options.........         103,200              103,200                2,394              105,594
                                               -----------          -----------          -----------          -----------
         Net cash provided by financing
           activities.....................       6,080,056            6,080,056            7,852,805           13,932,861
                                               -----------          -----------          -----------          -----------
  Net increase (decrease) in cash and cash
    equivalents...........................       2,554,428            3,612,837           (1,290,520)           1,263,908
  Cash and cash equivalents, beginning of
    period................................              --                   --            2,554,428                   --
                                               -----------          -----------          -----------          -----------
  Cash and cash equivalents, end of
    period................................     $ 2,554,428         $  3,612,837         $  1,263,908         $  1,263,908
                                               ===========          ===========          ===========          ===========
Supplemental disclosure of non-cash
  financing activities:
  Assets acquired under capital lease.....     $   998,543         $    690,303         $    455,356         $  1,453,899
Supplemental disclosure of cash flow
  information:
  Cash paid during the period for
    interest..............................          17,000                   --               92,999              109,999

   The accompanying notes are an integral part of these financial statements.

                              PROMINET CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF PRESENTATION

  Organization

     Prominet Corporation (the "Company"), a Delaware Corporation, was incorporated on February 2, 1996. The Company is engaged in the development and marketing of multi gigabit ethernet switches, a medium for connecting high speed computers and servers.

  Basis of Presentation

     Since its inception, the Company has devoted substantially all of its efforts to research and development, business and financial planning, raising capital and recruiting new employees. Accordingly, the Company is considered a development stage enterprise as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises."

     At December 31, 1996, the Company had an accumulated deficit of $2.6 million. In addition, the Company incurred a substantial loss for the nine months ended September 30, 1997 of approximately $8 million (unaudited) which was in accordance with the Company's plan. The Company's current business plan indicates that the Company will require additional financing in 1998 in order to fund its planned capital expenditures, continue its development efforts and continue to build the infrastructure necessary to support the Company's planned growth. If the Company does not obtain additional financing during 1998 it would have a material adverse effect on the Company's operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Significant accounting policies followed in the preparation of these financial statements are as follows:

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents, Marketable Securities and Restricted Cash

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company invests excess cash primarily in U.S. government debt securities which have strong credit ratings. These investments are subject to minimal credit and market risks. At December 31, 1996, the Company has classified its cash equivalent and marketable securities investments, totaling $2,554,428, and $999,375, respectively, as available-for-sale. Marketable securities classified as available-for-sale have contractual maturities of less than one year. These investments are carried at amortized cost, which approximates fair market value.

     Restricted cash represents time deposits held at a financial institution as collateral on the Company's facility lease agreement.

  Revenue Recognition

     Revenue is recognized upon shipment, when all subsequent contractual obligations have been satisfied and collection of the related receivable is probable.

                              PROMINET CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Inventories

     Inventories are stated at lower of cost or market, cost being determined using the first-in, first-out method.

  Research and Development and Software Development Costs

     Costs incurred in the research and development of the Company's products are expensed as incurred. Costs associated with the development of computer software are expensed prior to establishing technological feasibility. Capitalization of software development costs begins upon the establishment of technological feasibility as defined by SFAS No. 86, "Accounting for the Cost of Computer Software to Be Sold, Leased, or Otherwise Marketed" and continues until the product is released for sale. To date, costs incurred by the Company for software development that are eligible for capitalization have been immaterial.

  Property and Equipment

     Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Assets under capital leases are amortized over the shorter of their estimated useful lives or the term of the respective leases by use of the straight-line method. Maintenance and repair costs are expensed as incurred.

  Accounting for Stock-Based Compensation

     The Company accounts for stock-based awards to its employees using the intrinsic value based method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations and has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", through disclosure only (Note 7).

  Unaudited Pro Forma Net Loss Per Share

     Unaudited pro forma net loss per share is determined by dividing net loss by the weighted average number of common shares and common share equivalents outstanding during the period. Common share equivalents, comprised of common stock options and warrants and convertible preferred stock, have been excluded from the calculation as their effect is anti-dilutive.

     As described in Note 5, the preferred stock is convertible, at the option of the holder at any time after the date of issuance into common stock of the Company based upon a formula which currently would result in a 1-for-1 exchange. The unaudited pro forma net loss per share information included in the accompanying statement of operations for the year ended December 31, 1996 and for the nine months ended September 30, 1997 reflects the impact on unaudited pro forma net loss per share of such conversion as of the beginning of each period or date of issuance, if later, using the if-converted method.

     Historical net loss per share has not been presented on the basis that it is irrelevant due to the significant change in the Company's capital structure and resultant loss per share which will result upon conversion of the redeemable convertible preferred stock.

     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." The Company will implement SFAS No. 128 as required and, at this time, the future adoption is not expected to have a material effect on net loss per share. Had the Company computed net loss per share for the periods ended December 31, 1996 and the nine months ended September 30, 1997 in accordance with SFAS No. 128 the net loss per share would not have been different.

                              PROMINET CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Interim Financial Data (Unaudited)

     The interim financial data at and for the periods ended September 30, 1996 and 1997 included in the accompanying financial statements are unaudited; however, in the opinion of the Company, the interim financial data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The interim financial data are not necessarily indicative of the results of operation for a full fiscal year.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                    ESTIMATED
                                                     USEFUL
                                                      LIFE
                                                     (YEARS)    DECEMBER 31, 1996     SEPTEMBER 30, 1997
                                                    ---------   -----------------     ------------------
                                                                                         (UNAUDITED)
Computer equipment and software...................      3          $ 1,109,362            $2,025,293
Electronic equipment..............................      4              137,026               448,105
Office equipment..................................      4               97,046               248,350
                                                                    ----------            ----------
                                                                     1,343,434             2,721,748
                                                                    ----------            ----------
Less -- Accumulated depreciation and amortization............          211,558               691,917
                                                                    ----------            ----------
                                                                   $ 1,131,876            $2,029,831
                                                                    ==========            ==========

     Depreciation and amortization expense for the year ended December 31, 1996 and the period ended September 30, 1997 was $211,558 and $480,359 (unaudited), respectively. Included in the computer equipment and software and office equipment balances at December 31, 1996 is $932,279 and $66,264, respectively, of equipment held under capital leases. Included in the computer equipment and software and office equipment balances at September 30, 1997 is $1,230,760 (unaudited) and $223,873 (unaudited), respectively, of equipment held under capital leases. Accumulated amortization and amortization expense related to equipment held under capital leases was $199,952 at December 31, 1996. Accumulated amortization and amortization expense related to equipment held under capital leases was $548,969 (unaudited) and $349,017 (unaudited), respectively at September 30, 1997.

4.  INVENTORIES

     Inventories are summarized as follows:

                                                                  SEPTEMBER 30, 1997
                                                                      (UNAUDITED)
                                                                  -------------------
        Raw materials...........................................      $ 1,037,054
        Work in process.........................................          252,720
        Finished goods..........................................          144,712
                                                                       ----------
          Total inventories.....................................      $ 1,434,486
                                                                       ==========

5.  REDEEMABLE CONVERTIBLE PREFERRED STOCK

     On April 5, 1996, the Company sold 9,836,067 shares of its Series A redeemable convertible preferred stock ("Series A") at a purchase price of $.61 per share. Proceeds as a result of the sale totaled $6,000,000. On January 25, 1997, the Company sold an additional 85,000 shares of Series A preferred stock at a purchase price of $.61 per share.

                              PROMINET CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     On April 23, 1997, the stockholders approved an amendment to the Company's Articles of Incorporation to increase the number of authorized preferred shares from 10,100,000 to 15,000,000. Of the 4,900,000 increase, 85,000 have been designated Series A and 4,028,355 have been designated Series B. The remaining 786,645 preferred shares have not been designated.

     On April 25, 1997, the Company sold 4,028,355 shares of its Series B redeemable convertible preferred stock ("Series B") at a purchase price of $1.87 per share. Proceeds as a result of the sale totaled approximately $7,500,000.

     The Series A and Series B redeemable convertible preferred stock (the "Preferred Stock") have the following characteristics:

  Conversion Rights

     The Preferred Stock is convertible, at the option of the holder at any time after the date of issuance, into common stock of the Company based upon a formula which currently would result in a 1-for-1 exchange. The Preferred Stock will automatically convert into common stock upon the closing of an initial public offering, from which net proceeds equal or exceed $15,000,000 at a price per share equal to or greater than $3.00 per share.

  Dividend Rights

     The holders of shares of Preferred Stock shall receive dividends, when and if declared by the Board of Directors. In the event of a declaration and payment of dividends on common stock, dividends on the Preferred Stock (determined by the number of common shares into which the preferred shares are convertible) are payable in an amount equal to the per share amount of the dividend to common stockholders.

  Voting Rights

     Holders of the Preferred Stock are entitled to vote upon any matter submitted to the stockholders for a vote. Each share of Preferred Stock shall have one vote for each full share of common stock into which the respective share of Preferred Stock would be convertible on the record date of the vote.

  Liquidation Rights

     In the event of any liquidation, dissolution or winding up of the affairs of the Company (which includes a change in control as defined in the Company's Articles of Incorporation), the holders of the Series A and Series B preferred stock are entitled to receive, prior to and in preference to the holders of common stock, an amount equal to $.61 per share and $1.87 per share, respectively, plus any declared but unpaid dividends. In the event that the valuation of the Company, as determined in good faith by the Board of Directors, immediately prior to the liquidation, dissolution or winding up of the Company, is equal to or greater than $60,000,000, then the holders of Series B preferred stock shall not be entitled to any preferential amounts or remaining assets of the Company.

  Redemption Rights

     Each holder of shares of Series A and Series B preferred stock shall have the right to cause the Company to redeem the then outstanding Series A and Series B preferred stock on or after January 1, 2004, at a price currently equal to $.61 per share and $1.87 per share, respectively, plus any declared but unpaid dividends.

                              PROMINET CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Protection of Preferred Stock

     The Company must first obtain approval of the majority of preferred stockholders to amend the Articles of Incorporation of the Company if such amendment would adversely affect any of the rights, preferences or privileges of shares of Preferred Stock.

6.  COMMON STOCK

     Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to any preferential dividend rights of the preferred stockholders.

     At December 31, 1996, the Company has 13,032,790 shares of its common stock reserved for issuance upon conversion of the preferred stock and exercise of warrants and options.

     On April 23, 1997, the stockholders approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized common shares from 19,300,000 to 25,000,000.

  Restricted Stock Agreements

     The Company has executed stock restriction agreements with certain common stockholders. Pursuant to these agreements, the Company has an option to purchase a certain number of shares of common stock at the original purchase price per share in the event of termination of the stockholders employment by the Company. Shares subject to this agreement vest monthly generally over a five year period. At December 31, 1996, the aggregate number of unvested common shares is 4,823,011.

7.  1996 STOCK OPTION PLAN

     During 1996, the Board of Directors adopted and the stockholders approved the 1996 Stock Option Plan (the "Plan"). The Plan provides for the grant of incentive (ISOs) and nonqualified stock options. The Board of Directors administers the Plan and has sole discretion to grant options to purchase shares of the Company's common stock. The Board of Directors determines the term of each option, option price, number of shares for which each option is granted, whether restrictions will be imposed on the shares subject to options, and the rate at which each option is exercisable. The exercise price for options granted will be determined by the Board of Directors, except that for ISOs the exercise price shall not be less than the fair market value per share of the underlying common stock on the date granted (110% of fair market value for ISOs granted to holders of more than 10% of the voting stock of the Company). The term of the options shall be set forth in the applicable option agreement, except that in the case of ISOs the option term shall not exceed ten years (five years for ISOs granted to holders of more than 10% of the voting stock of the Company). A maximum of 3,000,000 shares of common stock have been reserved for issuance in accordance with the Plan.

     Activity for the period from adoption of the Plan through December 31, 1996 was as follows:

                                                               NUMBER OF      WEIGHTED AVERAGE
                                                                 SHARES        EXERCISE PRICE
                                                               ----------     ----------------
    Granted..................................................     824,500           $.05
    Exercised................................................          --
                                                               ----------
    Outstanding at December 31, 1996.........................     824,500            .05
                                                               ----------
    Exercisable at December 31, 1996.........................          --
                                                               ----------
    Available for future grant...............................   2,175,500
                                                               ----------
    Weighted average fair value of options granted during the
      period.................................................  $      .01
                                                               ==========

                              PROMINET CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes information about employee stock options outstanding at December 31, 1996:

                                                                    OPTIONS OUTSTANDING
                                                          ---------------------------------------
                                                               NUMBER               WEIGHTED
                                                           OUTSTANDING AT       AVERAGE REMAINING
                  RANGE OF EXERCISE PRICES                DECEMBER 31, 1996     CONTRACTUAL LIFE
    ----------------------------------------------------  -----------------     -----------------
         $.01...........................................       176,000                 9.2
         $.06...........................................       648,500                 9.7
                                                               -------
                                                               824,500
                                                               =======

     For the period ended December 31, 1996, there was no compensation expense recorded in the Company's statement of operations related to stock-based employee compensation awards. Had compensation expense for the Company's plan been based on the fair value of the options at the grant date, as prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation", the Company's net loss for the period from inception (February 2, 1996) through December 31, 1996 would not have been materially different.

     The fair value of each option grant was estimated on the date of grant using the Minimum Value Method based upon the following assumptions: dividend yield -- 0.0%; risk-free interest rate -- 6.0%; and weighted average expected option term -- 5 years.

     Because options vest over several years and additional option grants are expected to be made in future years, the pro forma impact of applying the provisions of FAS 123 may be material for future years.

8.  INCOME TAXES

     Deferred tax assets and liabilities are comprised of the following:

                                                                               DECEMBER 31, 1996
                                                                               -----------------
Deferred tax assets:
  Pre-operating costs capitalized for tax purposes...........................     $    13,000
  Net operating loss carryforwards...........................................       1,094,000
  Tax credit carryforwards...................................................          74,000
                                                                                  -----------
          Total deferred tax assets..........................................       1,181,000
Deferred tax liabilities:
  Property and equipment.....................................................         (71,000)
                                                                                  -----------
Net deferred tax asset.......................................................       1,110,000
Deferred tax asset valuation allowance.......................................      (1,110,000)
                                                                                  -----------
                                                                                  $        --
                                                                                  ===========

     The Company has generated taxable losses from operations since inception and, accordingly, has no taxable income available to offset the carryback of net operating losses.

     The Company has provided a full valuation allowance for the net deferred tax asset as the realization of these future benefits is not sufficiently assured (defined as a likelihood of slightly more than 50 percent) as of December 31, 1996. If the Company achieves profitability, the deferred tax asset will be available to offset future income tax liabilities.

     At December 31, 1996, the Company has federal net operating loss carryforwards of approximately $2,743,000 and research and development tax credit carryforwards of approximately $38,000 available to

                              PROMINET CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

reduce future tax liabilities, which expire in the year 2011. Under the Internal Revenue Code, certain substantial changes in the Company's ownership could result in an annual limitation on the amount of net operating loss and tax credit carryforwards which can be utilized in future years to offset future taxable income.

9.  COMMITMENTS

  Leases

     The Company leases office space and equipment under noncancelable operating and capital leases. During February 1997, the Company entered into a noncancelable operating lease for additional office space. The future minimum lease commitments under these leases are as follows at December 31, 1996:

                                                                      OPERATING       CAPITAL
                                                                        LEASES         LEASES
                                                                      ----------     ----------
1997................................................................  $  190,265     $  243,677
1998................................................................     226,695        369,513
1999................................................................     226,695        369,513
2000................................................................     226,695        163,126
2001................................................................     226,695             --
Thereafter..........................................................      66,119             --
                                                                      ----------     ----------
Total minimum lease payments........................................  $1,163,164      1,145,829
                                                                      ==========
Less -- amount representing interest................................                    170,430
                                                                                     ----------
Present value of minimum lease payments.............................                 $  975,399
                                                                                     ==========

     Rent expense under noncancellable operating leases was approximately $72,790 for the period ended December 31, 1996.

     The Company has a lease line agreement (the "agreement") with an unaffiliated third party (the "Lessor") for $2,000,000, of which approximately $1,000,000 was available for future leases at December 31, 1996. The term for each lease under the agreement ranges from forty-two to forty-eight months and bears interest at rates ranging from 7.43% to 9.12%, depending on the type of equipment leased.

     In connection with the agreement and the initial $1,000,000 of borrowings under the agreement, the Company issued warrants to purchase 98,361 shares of the Company's $.01 par value Series A preferred stock (Note 5). The warrants are exercisable at $.61 per share. The warrants are currently exercisable and expire on the earlier of ten years from the date of issuance or five years from the effective date of an initial public offering. The value of the warrants was not material and accordingly, no value was ascribed to them. The terms of the agreement also require the Company to issue additional warrants to purchase up to an additional 49,181 shares of Series A preferred stock for each $500,000 increment of leases entered into under the $2,000,000 line (Note 10).

10.  SUBSEQUENT EVENTS

  Equipment Line of Credit

     During January 1997, the Company received a $400,000 equipment line of credit (the "Equipment Line") from a bank. The Equipment Line is payable in 24 equal monthly installments of principal plus interest which is payable at a rate of prime plus 1.5%. The Equipment Line agreement contains certain financial covenants relating to financial reporting requirements and minimum balance requirements to be held at the bank.

                              PROMINET CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Revolving Line of Credit

     On October 8, 1997, the Company secured a $2.0 million revolving line of credit (the "Revolving Line") from a bank, maturing December 31, 1997. Interest is payable monthly at one half of one percentage point (0.50%) above the prime rate on the average daily balance outstanding. The Revolving Line contains certain covenants relating to financial reporting requirements and financial covenants, the most restrictive of which require the Company to maintain certain minimum financial ratios. At December 4, 1997, the Company had borrowed the entire $2.0 million against the credit agreements to be used for working capital.

  Subordinated Notes Payable

     On December 2, 1997 and as amended at December 9, 1997, the Company sold an aggregate principal amount of $4.0 million of senior subordinated secured notes bearing an annual interest rate of 8% with both principal and interest payable on the earlier of a merger or consolidation on the sale of all or substantially all of the Company's assets, closing of a preferred stock financing or May 31, 1998. The notes were issued with warrants to purchase 88,888 shares of common stock at $4.50 per share. The warrants are exercisable at the earlier of December 2, 2002, or upon merger or consolidation or sale of all or substantially all assets of the Company except that if a merger closes on or before March 31, 1998, the warrants will be terminated without exercise. The proceeds of the notes are being used for working capital.

  Facility Lease

     In October 1997, the Company entered into a five year lease for a new headquarters facility. The Company has a $250,000 letter of credit with a bank which secures the Company's security deposit for this lease. At September 30, 1997, other assets includes $250,000 of restricted cash which is collateral for the letter of credit.

  Series B Preferred Stock Warrant

     In June 1997, as a result of additional borrowing on the lease line agreement (Note 9), the Company issued warrants to purchase 16,043 shares of Series B preferred stock at an exercise price of $1.87. The warrants are currently exercisable and expire on the earlier of ten years from the date of issuance or the effective date of an initial public offering. The terms of the agreement also require the Company to issue additional warrants to purchase up to an additional 16,043 shares of Series B preferred stock if the remaining $500,000, or any portion thereof, of available borrowings are advanced to the Company.

                              PROMINET CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                            LUCENT TECHNOLOGIES INC.
                           PRANCER ACQUISITION, INC.
                                      AND
                              PROMINET CORPORATION

                          DATED AS OF DECEMBER 9, 1997

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
AGREEMENT AND PLAN OF MERGER............................................................    1
BACKGROUND..............................................................................    1
   1.  The Merger.......................................................................    1
       1.1    General...................................................................    1
       1.2    Certificate of Incorporation..............................................    2
       1.3    By-Laws...................................................................    2
       1.4    Directors and Officers....................................................    2
       1.5    Conversion of Securities..................................................    2
       1.6    Adjustment of the Exchange Ratios.........................................    3
       1.7    Dissenting Shares.........................................................    3
       1.8    Exchange Procedures; Distributions with Respect to Unexchanged Shares;
              Stock Transfer Books......................................................    3
       1.9    No Fractional Shares......................................................    5
       1.10   Return of Exchange Fund...................................................    5
       1.11   No Further Ownership Rights in Company Capital Stock......................    5
       1.12   Further Assurances........................................................    5
   2.  Approval by Stockholders.........................................................    5
       2.1    Approval by Stockholders..................................................    5
   3.  Representations and Warranties of the Company....................................    6
       3.1    Organization..............................................................    6
       3.2    Capitalization; Options and Other Rights..................................    6
       3.3    Authority.................................................................    6
       3.4    Charter Documents.........................................................    7
       3.5    Financial Statements......................................................    7
       3.6    Absence of Undisclosed Liabilities........................................    7
       3.7    Operations and Obligations................................................    8
       3.8    Properties................................................................    9
       3.9    Leases....................................................................    9
       3.10   Assets....................................................................    9
       3.11   Accounts Receivable; Inventory............................................    9
       3.12   Contracts.................................................................    9
       3.13   Absence of Default........................................................   10
       3.14   Insurance.................................................................   10
       3.15   Financial Projections.....................................................   11
       3.16   Litigation................................................................   11
       3.17   Compliance with Law.......................................................   11
       3.18   Intellectual Property.....................................................   11
       3.19   Tax Matters...............................................................   12
       3.20   Employee Benefit Plans....................................................   13
       3.21   Executive Employees.......................................................   14
       3.22   Employees.................................................................   14
       3.23   Environmental Laws........................................................   14
       3.24   Bank Accounts, Letters of Credit and Powers of Attorney...................   15
       3.25   Subsidiaries..............................................................   15
       3.26   Disclosure................................................................   15
       3.27   Information in Registration Statement.....................................   15
   4.  Representations and Warranties of Acquisition and Lucent.........................   16
       4.1    Organization..............................................................   16
       4.2    Authority.................................................................   16

                                                                                          PAGE
                                                                                          ----
       4.3    Capitalization............................................................   16
       4.4    Litigation................................................................   17
       4.5    SEC Filings; Lucent Financial Statements..................................   17
       4.6    Operations and Obligations................................................   17
   5.  Conduct Pending Closing..........................................................   18
       5.1    Conduct of Business Pending Closing.......................................   18
       5.2    Prohibited Actions Pending Closing........................................   18
       5.3    Access; Documents; Supplemental Information...............................   19
       5.4    No Solicitation...........................................................   20
       5.5    Registration; Other Actions...............................................   20
       5.6    Comfort Letters...........................................................   21
       5.7    Stock Exchange Listing....................................................   21
       5.8    Company Stock Options.....................................................   21
       5.9    Warrants..................................................................   22
       5.10   Affiliates................................................................   22
       5.11   Notification of Certain Matters...........................................   22
       5.12   Reorganization............................................................   22
       5.13   Indemnification...........................................................   22
       5.14   Actions by the Parties....................................................   23
   6.  Conditions Precedent.............................................................   23
       6.1    Conditions Precedent to Each Party's Obligation to Effect the Merger......   23
       6.2    Conditions Precedent to Obligations of Acquisition and Lucent.............   24
       6.3    Conditions Precedent to the Company's Obligations.........................   25
   7.  Non-Survival of Representation and Warranties....................................   25
       7.1    Representations and Warranties............................................   25
   8.  Escrow...........................................................................   25
       8.1    Escrow Fund...............................................................   25
       8.2    Timely Product Delivery...................................................   26
       8.3    Untimely Product Delivery.................................................   26
       8.4    Objections to Claims......................................................   26
       8.5    Stockholders' Representative..............................................   26
   9.  Brokers' and Finders' Fees.......................................................   27
       9.1    Company...................................................................   27
       9.2    Acquisition and Lucent....................................................   27
  10.  Expenses.........................................................................   27
  11.  Press Releases...................................................................   27
  12.  Contents of Agreement; Parties in Interest; etc..................................   27
  13.  Assignment and Binding Effect....................................................   28
  14.  Termination......................................................................   28
  15.  Definitions......................................................................   28
  16.  Notices..........................................................................   29
  17.  Amendment........................................................................   30
  18.  Governing Law....................................................................   30
  19.  No Benefit to Others.............................................................   30
  20.  Severability.....................................................................   30
  21.  Section Headings.................................................................   31
  22.  Schedules and Exhibits...........................................................   31
  23.  Extensions.......................................................................   31
  24.  Counterparts.....................................................................   31
GLOSSARY OF DEFINED TERMS...............................................................    i

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of December 9, 1997 by and among LUCENT TECHNOLOGIES INC., a Delaware corporation ("Lucent"), PRANCER ACQUISITION, INC., a Delaware corporation ("Acquisition"), and PROMINET, CORPORATION, a Delaware corporation (the "Company").

                                   BACKGROUND

     A. The Company is engaged principally in the design, development, production, marketing, distribution, maintenance and support of equipment used in high performance networks that implement wire speed switching and routing on standard ethernet interfaces (10/100/1,000).

     B. Acquisition is a wholly-owned subsidiary of Lucent and was formed to merge with and into the Company so that as a result of the merger the Company will survive and become a wholly-owned subsidiary of Lucent.

     C. The Board of Directors of each of Acquisition and the Company has determined that the merger of Acquisition with and into the Company (hereinafter referred to as the "Merger") in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"), and subject to the terms and conditions of this Agreement and Plan of Merger (the "Agreement"), is in the best interests of Acquisition and the Company and their respective stockholders.

     D. The Boards of Directors of Acquisition and the Company have approved this Agreement by resolutions dated December 8, 1997 (in the case of Acquisition) and December 5, 1997 and December 9, 1997 (in the case of the Company).

     E. The Company is a Delaware corporation with its registered office located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware and has authorized 25,000,000 shares of common stock, par value $.01 per share ("Company Common Stock"), and 15,000,000 shares of preferred shares, $.01 par value per share, of which 10,185,000 shares have been designated Series A Preferred Stock ("Series A Preferred Stock") and 4,076,484 shares have been designated Series B Preferred Stock ("Series B Preferred Stock"; the Series A Preferred Stock and Series B Preferred Stock are referred to as the "Company Preferred Stock" and the Company Common Stock and the Company Preferred Stock are referred to as the "Company Capital Stock").

     F. Acquisition is a Delaware corporation with its registered office located at 1013 Centre Road, Wilmington, Delaware, and has authorized an aggregate of 1,000 shares of common stock, no par value per share ("Acquisition Common Stock").

     G. Lucent is a Delaware corporation with its registered office located at 1013 Centre Road, Wilmington, Delaware.

     H. The parties intend that, for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "Plan of Reorganization".

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

  1.  The Merger

     1.1  General.

     (a) Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, (i) Acquisition shall be merged with and into the Company, (ii) the separate corporate existence of Acquisition shall cease and (iii) the Company shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware.

     (b) The Merger shall become effective at the time of filing of a Certificate of Merger, substantially in the form of Exhibit A attached hereto (the "Certificate of Merger"), with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL, at such later time as may be stated in the Certificate of Merger or such later date as the parties may mutually agree (the "Effective Time"). Subject to the terms and conditions of this Agreement, the Company and Acquisition shall duly execute and file the Certificate of Merger with the Secretary of State of the State of Delaware at the time of the Closing. The closing of the Merger (the "Closing") shall take place at the offices of Sidley & Austin, 875 Third Avenue, New York, N.Y. at 10:00 A.M., two business days after the date on which the last of the conditions set forth in Section 6 shall have been satisfied or waived, or on such other date, time and place as the parties may mutually agree (the "Closing Date").

     (c) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Acquisition shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     1.2 Certificate of Incorporation. The Certificate of Incorporation of Acquisition, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and by law.

     1.3 By-Laws. The By-laws of Acquisition, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein and by law.

     1.4 Directors and Officers. From and after the Effective Time, (a) the directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and (b) the officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified.

     1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holders of any of the following securities:

          (a) Each issued and outstanding share of common stock of Acquisition shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation;

          (b) Each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock owned by Acquisition or Lucent shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (c) Subject to the provisions of Sections 1.6 and 1.9, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares canceled in accordance with Section 1.5(b) and (ii) Dissenting Shares) shall be converted into (A) in the case of each share of Common Stock, 0.1027 (such number as adjusted in accordance with Section 1.6 (the "Common Stock Exchange Ratio")), (B) in the case of each share of Series A Preferred Stock, 0.1102 (such number as adjusted in accordance with Section 1.6 (the "Series A Exchange Ratio")), and (C) in the case of each share of Series B Preferred Stock, 0.1027 (such number as adjusted in accordance with Section 1.6 (the "Series B Exchange Ratio"); each of the Common Stock Exchange Ratio, the Series A Exchange Ratio and the Series B Exchange Ratio is referred to as a "Capital Stock Exchange Ratio" and together with the Warrant Exchange Ratios are collectively referred to as the "Exchange Ratios") of a validly issued, fully paid and nonassessable share of Lucent Common Stock including the corresponding percentage right (the "Right") to purchase shares of junior preferred stock, par value $1.00 per share, pursuant to the Rights Agreement dated as of April 4, 1996 between Lucent and First Chicago Trust Company of New York, as Rights Agent. All references in this Agreement to Lucent Common Stock to be received in accordance with the Merger shall be deemed, from and after the Effective Time, to include the Rights. All such shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto other than (i) the right to receive shares of Common Stock of Lucent to be issued in consideration therefor upon the surrender of such certificate, (ii) any dividends and other distributions in accordance with Section 1.8(c) and (iii) any cash, without interest, to be paid in lieu of any fractional share of Lucent Common Stock in accordance with Section 1.9.

     1.6 Adjustment of the Exchange Ratios. In the event that, prior to the Effective Date, any stock split, combination, reclassification or stock dividend with respect to the Lucent Common Stock, any change or conversion of Lucent Common Stock into other securities or any other dividend or distribution with respect to the Lucent Common Stock (other than regular quarterly dividends) should occur or, if a record date with respect to any of the foregoing should occur, appropriate and proportionate adjustments shall be made to each Exchange Ratio, and thereafter all references to an Exchange Ratio shall be deemed to be to such Exchange Ratio as so adjusted.

     1.7 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration set forth in Section 1.5(c). Such stockholders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under
Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the shares of Lucent Common Stock specified in Section 1.5(c), without any interest thereon, upon surrender, in the manner provided in Section 1.8, of the certificate or certificates that formerly evidenced by such Dissenting Shares less the number of shares of Lucent Common Stock allocable to such stockholder that have been deposited in the Escrow Fund in respect of Company Capital Stock pursuant to Sections 1.8(b) and 8.1.

     (b) The Company shall give Lucent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Lucent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     1.8 Exchange Procedures; Distributions with Respect to Unexchanged Shares; Stock Transfer Books. (a) As of the Effective Time, Lucent shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Capital Stock, certificates representing shares of the Lucent Common Stock to be issued pursuant to Section 1.5(c) in exchange for the shares of Company Capital Stock less the number of shares of Lucent Common Stock to be deposited in the Escrow Fund pursuant to Section 8.1. (Such shares of Lucent Common Stock, together with any dividends or distributions with respect thereto pursuant to Sections 1.8(c) and 1.9, are referred to herein as the "Exchange Fund").

     (b) As soon as practicable after the Effective Time, Lucent shall use its reasonable efforts to cause the Exchange Agent to send to each Person who was, at the Effective Time, a holder of record of certificates which represented outstanding Company Capital Stock (the "Certificates") which shares were converted into the right to receive Lucent Common Stock pursuant to Section 1.5(c), a letter of transmittal which (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and (ii) shall contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Exchange Agent of Certificates for cancellation, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Lucent Common Stock into which the Company Capital Stock represented by the surrendered Certificate shall have been converted at the Effective Time less such holder's pro rata portion of the number of shares of Lucent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 8,
(B) cash in lieu of any fractional share of Lucent Common Stock in accordance with Section 1.9 and (C) certain dividends and distributions in accordance with
Section 1.8(c), and the Certificates so surrendered shall then be canceled. Subject to Section 1.8(c) and Section 1.9, until surrendered as contemplated by this Section 1.8(b), each Certificate, from and after the Effective Time, shall be deemed to represent only the right to receive, upon such surrender, the number of shares of Lucent Common Stock into which such Company Capital Stock shall have been converted. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 8, Lucent shall cause to be distributed to the Escrow Agent certificates representing 432,210 shares of Lucent Common Stock which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates canceled pursuant to this Section 1.8. Such shares shall be beneficially owned by such holders, shall be held in escrow and shall be available to compensate Lucent as provided in
Section 8. To the extent not used for such purpose, such shares shall be released, as provided in Section 8.

     (c) No dividends or other distribution declared or made after the Effective Time with respect to the Lucent Common Stock with a record date after the Effective Time shall be paid to any holder entitled by reason of the Merger to receive certificates representing Lucent Common Stock and no cash payment in lieu of a fractional share of Lucent Common Stock shall be paid to any such holder pursuant to Section 1.9 until such holder shall have surrendered its Certificates pursuant to this Section 1.8. Subject to applicable law, following surrender of any such Certificate, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of Lucent Common Stock represented by the certificate received by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Lucent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender.

     (d) If any certificate representing shares of Lucent Common Stock or any cash is to be issued or paid to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition to such exchange that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such Person either (i) shall pay to the Exchange Agent any transfer or other taxes required as a result of the issuance of such certificates of Lucent Common Stock and the distribution of such cash payment to such Person or (ii) shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Lucent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as Lucent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Lucent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Lucent or the Exchange Agent. All amounts in respect of taxes received or withheld by Lucent shall be disposed of by Lucent in accordance with the Code or such state, local or foreign tax law, as applicable.

     (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the Surviving Corporation may impose, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Lucent Common Stock as determined under Section 1.5(c) and pay any cash, dividends and distributions as determined in accordance with Section 1.8(c) and Section 1.9 in respect of such Certificate. When authorizing such issue of shares of Lucent Common Stock (and payment of any such cash, dividends and distribution) in exchange for such Certificate, the Board of Directors of the Surviving Corporation (or any authorized officer thereof) may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as the Board of Directors may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (f) At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

     1.9 No Fractional Shares. No certificates or scrip representing fractional shares of Lucent Common Stock shall be issued upon the surrender for exchange of Certificates and such a fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of Lucent. In lieu of receiving any such fractional share, each holder of Company Capital Stock who would otherwise have been entitled thereto upon the surrender of Certificates for exchange will receive cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on the New York Stock Exchange, Inc. (the "NYSE") of Lucent Common Stock (as reported in the NYSE Composite Transactions) on the date on which the Effective Time shall occur (or, if the Lucent Common Stock shall not trade on the NYSE on such date, the first day of trading in Lucent Common Stock on the NYSE thereafter) by (ii) the fractional share to which such holder would otherwise be entitled. Lucent shall make available to the Exchange Agent the cash necessary for this purpose.

     1.10 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Company Capital Stock for six months after the Effective Time shall be delivered to Lucent, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Certificates in compliance herewith shall thereafter look only to Lucent for payment of their claim for shares of Lucent Common Stock, any cash in lieu of fractional shares of Lucent Common Stock and any dividends or distributions with respect to such shares of Lucent Common Stock. Neither Lucent nor the Company shall be liable to any former holder of Company Capital Stock for any such shares of Lucent Common Stock held in the Exchange Fund (and any cash, dividends and distributions payable in respect thereof) which is delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

     1.11 No Further Ownership Rights in Company Capital Stock. All certificates representing shares of Lucent Common Stock delivered upon the surrender for exchange of any Certificate in accordance with the terms hereof (including any cash paid pursuant to Section 1.8 or Section 1.10) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Stock previously represented by such Certificate.

     1.12 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Acquisition or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Acquisition, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Acquisition, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Acquisition, as applicable, and otherwise to carry out the purposes of this Agreement.

  2.  Approval by Stockholders

     2.1  Approval by Stockholders.  Each of Acquisition and the Company either
(a) shall call a meeting of its respective stockholders to be held as promptly as practicable after the date hereof for purposes of voting upon this Agreement or (b) shall solicit written consents of its respective stockholders in lieu thereof. Each of the Company and Acquisition will, through their respective boards of directors, recommend to their respective stockholders approval of this Agreement. The Company, Acquisition and Lucent each agree to execute and deliver such further documents and instruments and to do such other acts and things as may be required to complete all requisite corporate action in connection with the transactions contemplated by this Agreement.

  3. Representations and Warranties of the Company. The Company represents and warrants to Acquisition and Lucent as follows:

     3.1 Organization. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority and all necessary governmental approval to carry on its business as it has been and is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing, would not (a) have a material adverse effect on the assets, business, financial condition, operations or prospects of the Company and its Subsidiaries, (b) materially impair the ability of the Company to perform its obligations under this Agreement or (c) prevent or delay the consummation of transactions contemplated under this Agreement (each of the foregoing being a "Material Adverse Effect").

     3.2 Capitalization; Options and Other Rights. (a) The total authorized shares of capital stock of the Company consists of (i) 25,000,000 shares of Company Common Stock, of which 7,150,772 shares are issued and outstanding; (ii) 15,000,000 shares of Company Preferred Stock of which (A) 10,185,000 shares have been designated as Series A Preferred Stock and 9,921,067 shares are issued and outstanding and (B) 4,076,484 shares have been designated as Series B Preferred Stock and 4,028,355 shares are issued and outstanding (collectively, the "Shares"). All the Shares have been duly and validly authorized and issued and are fully paid and nonassessable. None of the Shares has been issued in violation of the preemptive rights of any stockholder of the Company. The Shares were issued in compliance in all material respects with all applicable Federal and state securities laws and regulations.

     (b) Except as set forth in Schedule 3.2, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between the Company and any Person, and, to the best knowledge of the Company, except as set forth on Schedule 3.2, none of the foregoing exist granting to any Person any interest in or the right to purchase or otherwise acquire from the Company or granting to the Company any interest in or the right to purchase or otherwise acquire from any Person, at any time, or upon the occurrence of any stated event, any securities of the Company, whether or not presently issued or outstanding, nor are there any outstanding securities of the Company or any other entity which are convertible into or exchangeable for other securities of the Company, nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from the Company or, to the best knowledge of the Company, any other Person any securities so convertible or exchangeable, nor, to the best knowledge of the Company, are there any proxies, agreements or understandings with respect to the voting of the Shares.

     (c) The warrants of the Company, each dated as of December 2, 1997, representing in the aggregate the right of the holders thereof to acquire 88,888 shares of Company Common Stock at a purchase price of $4.50 per share have been amended and restated to provide that (i) such warrants may not be exercised prior to the earlier of (A) the termination of this Agreement pursuant to
Section 14 and (B) April 1, 1998 and (ii) such warrants will be terminated without exercise if the Effective Time occurs on or prior to March 31, 1998 and each holder of such warrants has agreed to such amendment and restatement.

     3.3 Authority. (a) The Company has full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by the Company has been duly authorized and approved by the Company's Board of Directors and, except for (i) the approval of this Agreement by the stockholders of the Company and (ii) the filing of appropriate merger documents as required by the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     (b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger do not, and will not, (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Company or any of its Subsidiaries, (ii) violate any law, rule, regulation, order, writ, injunction, judgment or decree of any court, governmental authority or regulatory agency, except for violations which, individually or in the aggregate, will not have a Material Adverse Effect, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, indenture, lien, mortgage, lease, permit, guaranty or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of its properties may be bound, except (A) as set forth on Schedule 3.13 and (B) for violations, breaches or defaults which, individually or in the aggregate, will not have a Material Adverse Effect.

     (c) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of this Agreement will not, require any consent, approval, authorization or permission of, or filing with or notification to any governmental or regulatory authority, domestic or foreign, except (i) the filing and recordation of appropriate merger documents as required by the DGCL and (ii) any such consent, approval, authorization, permission, notice or filing which if not obtained or made would not have a Material Adverse Effect.

     3.4 Charter Documents. The Company has previously furnished to Lucent a true, complete and correct copy of the Certificate of Incorporation and the By-laws of each of the Company and its Subsidiaries and each such Certificate of Incorporation and By-laws is in full force and effect. Neither the Company nor any of its Subsidiaries in violation of any provision of its Certificate of Incorporation or any material violation of its By-laws.

     3.5 Financial Statements. (a) The Company has previously furnished to Lucent true and complete copies of the following financial statements of the Company (the "Financial Statements"):

          (i) audited balance sheet of the Company as of December 31, 1996 (the "Balance Sheet"), certified by Price Waterhouse LLP;

          (ii) audited statements of operations, cash flows and changes in redeemable preferred stock and stockholders' equity of the Company for the period from February 2, 1996 through December 31, 1996 each certified by Price Waterhouse LLP;

          (iii) unaudited balance sheet of the Company as of October 31, 1997;
     and

          (iv) unaudited statements of operations and cash flows of the Company for the 10-month period ended October 31, 1997.

     (b) The Financial Statements were prepared in accordance with GAAP. The Financial Statements were prepared on the basis of the books and records of the Company and present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of its operations, cash flow and changes in redeemable preferred stock and stockholders' equity for the period then ended in conformity with GAAP.

     3.6  Absence of Undisclosed Liabilities.  Except as disclosed on Schedule
3.6 or as set forth in the notes to the Financial Statements, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether absolute, accrued or contingent or otherwise) which is in excess of amounts shown or reserved therefor in the Financial Statements other than (a) liabilities or obligations not required under GAAP on a basis consistent with that of preceding accounting periods to be reported on such Financial

Statements and (b) liabilities or obligations incurred after the date of the Balance Sheet reasonably incurred in the ordinary course of business and consistent with past practice.

     3.7 Operations and Obligations. (a) Except as set forth in Schedule 3.7, since December 31, 1996,

          (i) there has been no event or condition that has had or reasonably could be expected to have a Material Adverse Effect (other than as a result of business and economic conditions generally affecting the data networking industry or as a result of the announcement of this transaction); and

          (ii) there has been no impairment, damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting in any material respect any of the Company's assets.

     (b) Except as set forth in Schedule 3.7, since December 31, 1996, each of the Company and its Subsidiaries has conducted its business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since December 31, 1996, except as set forth in such Schedule, neither the Company nor any of its Subsidiaries has:

          (i) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest;

          (ii) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any bonds, notes or other debt securities, or borrowed or agreed to borrow any funds, other than in the ordinary course of business consistent with past practice or entered into any lease the obligations of which, in accordance with generally accepted accounting principles, would be capitalized;

          (iii) paid any obligation or liability (absolute or contingent) other than current liabilities reflected on the Balance Sheet and current liabilities incurred since December 31, 1996 in the ordinary course of business consistent with past practice;

          (iv) declared or made, or agreed to declare or make, any payment of dividends or distributions to its stockholders or purchased or redeemed, or agreed to purchase or redeem, any Company Capital Stock or any equity interest in any of its Subsidiaries;

          (v) except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any agreement to which the Company or any of its Subsidiaries is a party and is or should be set forth on Schedule 3.12;

          (vi) undertaken or committed to undertake capital expenditures exceeding $50,000 for any single project or related series of projects;

          (vii) sold, leased (as lessor), transferred or otherwise disposed of, mortgaged or pledged, or imposed or suffered to be imposed any Lien on, any of the assets reflected on the Balance Sheet or any assets acquired by the Company or any of its Subsidiaries after December 31, 1996, except for inventory and personal property sold or otherwise disposed of for fair value in the ordinary course of its business consistent with past practice and except for Permitted Liens;

          (viii) canceled any debts owed to or claims held by the Company or any of its Subsidiaries (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice;

          (ix) accelerated or delayed collection of accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice;

          (x) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of its business consistent with past practice;

          (xi) entered into or become committed to enter into any other material transaction except in the ordinary course of business;

          (xii) maintained the levels of supplies or other materials included in the inventory of the Company or any of its Subsidiaries in accordance with past practice;

          (xiii) except for increases in the ordinary course of business consistent with past practice, instituted any increase in any compensation payable to any employee of the Company or any of its Subsidiaries or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to any such employees; or

          (xiv) made any change in the accounting principles or made any material change in accounting practices used by the Company, in each case, from those applied in the preparation of the Financial Statements.

     3.8 Properties. (a) Each of the Company and its Subsidiaries has good and valid title to all its properties and assets reflected on the Balance Sheet or acquired after the date thereof except for (i) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet, (ii) leasehold interests, in which event the Company or such Subsidiary has a valid leasehold interest and (iii) properties and assets which individually or in the aggregate are not material.

     (b) Neither the Company nor any or its Subsidiaries owns any real property.

     3.9 Leases. Schedule 3.9 lists all outstanding leases, both capital and operating, or licenses, pursuant to which the Company or any of its Subsidiaries has (i) obtained the right to use or occupy any real or personal property under arrangements where the remaining obligation is more than $50,000, or (ii) granted to any other Person the right to use any property described on Schedule
3.8 or 3.10.

     3.10 Assets. (a) Schedule 3.10 lists each material item of machinery, equipment, furniture, vehicles or other personal property owned by the Company or any of its Subsidiaries having an original cost of $25,000 or more.

     (b) Except as set forth in Schedule 3.10, the assets and properties owned or leased by the Company or any of its Subsidiaries constitute all the material assets and properties used by the Company or such Subsidiary in the operation of its business (including all books, records, computers and computer programs and data processing systems but excluding Intellectual Property Rights) and are in good and serviceable condition (subject, in each case, to normal wear and tear and obsolescence and except for assets the book value of which does not exceed $25,000 in the aggregate) and are suitable for the uses for which intended.

     3.11 Accounts Receivable; Inventory. (a) All accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions by the Company or such Subsidiary in the ordinary course of its business.

     (b) The inventories (and any reserves established with respect thereto) of the Company and its Subsidiaries as of November 30, 1997 are described in
Schedule 3.11. All such inventories (net of any such reserves) are of such quality as to be useable and saleable in the ordinary course of business (subject in the case of work-in-process inventory to completion in the ordinary course of business) and are reflected in the books and records of the Company or such Subsidiary at the lower of cost (determined under the first-in, first-out method) or market value. Such inventories are located at the locations set forth in Schedule 3.11.

     3.12 Contracts. Schedule 3.12 lists any of the following not otherwise listed on any other Schedule:

          (a) each written contract or commitment which creates an obligation on the part of the Company or any of its Subsidiaries in excess of $50,000;

          (b) each written debt instrument, including, without limitation, any loan agreement, line of credit, promissory note, security agreement or other evidence of indebtedness, where the Company or any of its Subsidiaries is a lender, borrower or guarantor, in a principal amount in excess of $50,000;

          (c) each written contract or commitment restricting the Company or any of its Subsidiaries from engaging in any line of business;

          (d) each written contract or commitment in excess of $10,000 to which the Company or any of its Subsidiaries is a party for any charitable contribution;

          (e) each written joint venture or partnership agreement to which the Company or any of its Subsidiaries is a party;

          (f) each written agreement in excess of $10,000 to which the Company or any of its Subsidiaries is a party with respect to any assignment, discounting or reduction of any receivables of the Company or such Subsidiary;

          (g) each written distributorship, sales agency, sales representative, reseller or marketing agreement to which the Company or any of its Subsidiaries is a party;

          (h) each agreement, option or commitment or right with, or held by, any third party to acquire any assets or properties, or any interest therein, of the Company or any of its Subsidiaries, having a value in excess of $50,000, except for contracts for the sale of inventory, machinery or equipment in the ordinary course of business;

          (i) each written employment contract entered into by the Company or any of its Subsidiaries; and

          (j) each supply agreement to which the Company or any of its Subsidiaries is a party that the Company or such Subsidiary could not readily replace without a Material Adverse Effect.

     Except as set forth on Schedule 3.12, (i) there are no oral contracts or commitments of the types described in this Section 3.12 which create an obligation on the part of the Company or any of its Subsidiaries in excess of $25,000 and (ii) there are no contracts or commitments between the Company or any of its Subsidiaries and any Affiliate.

     3.13 Absence of Default. Except as set forth in Schedule 3.13, each of the leases, contracts and other agreements listed or required to be listed in Schedules 3.9, 3.12, 3.18 and 3.21 that create obligations on any Person in excess of $50,000 constitutes a valid and binding obligation of the parties thereto and is in full force and effect and will continue in full force and effect after the Effective Time, in each case, without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other Person. Each of the Company and its Subsidiaries has fulfilled and performed in all material respects its obligations under each such lease, contract or other agreement to which it is a party to the extent such obligations are required by the terms thereof to have been fulfilled or performed through the date hereof (except for any such lease, contract or other agreement which, by its terms, will expire prior to the Effective Time) and neither the Company nor any such Subsidiary is, and, except as set forth in
Schedule 3.13, neither the Company nor any such Subsidiary is alleged in writing to be, in breach or default under, nor, except as set forth in Schedule 3.13, is there or is there alleged in writing to be any basis for termination of, any such lease, contract or other agreement. To the best knowledge of the Company, no other party to any such lease, contract or other agreement has breached or defaulted thereunder. No event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or, to the best knowledge of the Company, by any such other party. The Company is not currently renegotiating any such lease, contract or other agreement or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each such lease, contract or other agreement and any amendments thereto have heretofore been delivered to Lucent.

     3.14 Insurance. Schedule 3.14 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience since the inception of the Company with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Company or any of its Subsidiaries during the period from inception up to and including the date hereof. The Company shall use all commercially reasonable efforts to keep such insurance or comparable insurance in full force and effect through the Effective Date. Each of the Company and its Subsidiaries has complied in all material respects with each such insurance policy to which it is a party and has not failed to give any notice or present any claim thereunder in a due and timely manner. Except as disclosed in Schedule 3.14, the full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and, to the best knowledge of the Company, no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of the Company or any such Subsidiary thereunder. Each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement. As used in this Section 3.14, the term "best knowledge of the Company" shall mean the actual knowledge and constructive knowledge (to the extent such knowledge would have been obtained by the reasonable exercise of diligence in the ordinary course of business) of the Designated Group and each other person presently employed by the Company and charged by the Company with responsibility for insurance matters.

     3.15 Financial Projections. The Company has made available to Lucent certain financial projections with respect to the business of the Company and its Subsidiaries which projections were prepared by the Company for internal use only and based upon the assumptions reflected therein. The Company makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved or otherwise, except that the Company represents and warrants that such projections were prepared in good faith and are based on assumptions believed by it to be reasonable.

     3.16 Litigation. (a) Except as set forth in Schedule 3.16, as of the date hereof: (i) there are no actions, suits, arbitrations, legal or administrative proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (ii) neither the Company nor any such Subsidiary nor any assets, properties or business of the Company or such Subsidiary, is subject to any judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal. Except as set forth in Schedule 3.16, neither the Company nor any such Subsidiary is the plaintiff in any such proceeding and neither the Company nor any such Subsidiary is contemplating commencing legal action against any other Person.

     (b) Neither the Company nor any of its Subsidiaries is a party to any suit, action, arbitration or legal, administrative, governmental or other proceeding or investigation pending or, to the best of its knowledge, threatened, which reasonably could have a Material Adverse Effect.

     (c) There is no judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal to which the Company or any of its Subsidiaries is subject which reasonably could have a Material Adverse Effect.

     3.17  Compliance with Law.  Except as set forth in Schedule 3.17:

          (a) each of the Company and its Subsidiaries has complied in all material respects with, and is not in violation of, in any material respect, any law, ordinance or governmental rule or regulation (collectively, "Laws") to which it or its business is subject; and

          (b) each of the Company and its Subsidiaries has obtained all licenses, permits, certificates or other governmental authorizations (collectively "Authorizations") necessary for the ownership or use of its assets and properties or the conduct of its business other than Authorizations (i) which are ministerial in nature and which the Company or such Subsidiary has no reason to believe would not be issued in due course and (ii) which, the failure of the Company or such Subsidiary to possess, would not subject the Company and its Subsidiaries to penalties other than fines not to exceed $25,000 in the aggregate ("Immaterial Authorizations"); and

          (c) neither the Company nor any of its Subsidiaries has received notice of violation of, or knows of any violation of, any Laws to which it or its business is subject or any Authorization necessary for the ownership or use of its assets and properties or the conduct of its business (other than Immaterial Authorizations).

     3.18 Intellectual Property. (a) The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade secrets, trade names, service marks, copyrights and other proprietary intellectual property rights and computer programs (the "Intellectual Property Rights") which are material to the conduct of the business of the Company and its Subsidiaries.

     (b) Other than as disclosed on Schedule 3.18, to the best knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other Person. Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or any such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other Person) which has not been settled or otherwise fully resolved. To the Company's best knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of the Company or any of its Subsidiaries.

     (c) Except as disclosed on Schedule 3.18, assuming that Lucent continues to operate the business of the Company and its Subsidiaries as presently conducted and proposed to be conducted, then, to the Company's best knowledge, Lucent's use of the Intellectual Property Rights or other proprietary information which is material to the conduct of the business of the Company and its Subsidiaries will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property Rights or other proprietary information of any other Person.

     (d) Each employee, agent, consultant or contractor who has materially contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company, any of its Subsidiaries or any predecessor in interest thereto either: (i) is a party to a "work-for-hire" agreement under which the Company or such Subsidiary is deemed to be the original owner/author of all property rights therein; or
(ii) has executed an assignment or an agreement to assign in favor of the Company, such Subsidiary or such predecessor in interest, as applicable all right, title and interest in such material.

     (e) As used in this Section 3.18, all references to "best knowledge" refers to the best knowledge of the Designated Group, Allen Zubatkin, Ira Steckler, Phillip Gailinas, Paul Phillips and Ray Samora.

     3.19 Tax Matters. (a) Except as set forth on Schedule 3.19, (i) each of the Company and its Subsidiaries has filed all Tax Returns required to be filed;
(ii) all such Tax Returns are complete and accurate in all material respects and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by the Company and any of its Subsidiaries have been timely paid or the Company has established adequate reserves therefor; (iv) neither the Company nor any of its Subsidiaries has waived or been requested to waive any statute of limitations in respect of Taxes; (v) none of the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service ("IRS") or the appropriate state, local or foreign taxing authority; (vi) there is no action, suit, investigation, audit, claim or assessment pending, proposed or threatened with respect to Taxes of the Company or any of its Subsidiaries; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (viii) Tax indemnity arrangements, if any, will terminate prior to Closing and the Surviving Corporation will not have any liability thereunder on or after Closing; (ix) there are no Liens for Taxes upon the assets of the Company except Liens relating to current Taxes not yet due;
(x) all Taxes which the Company or any of its Subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company or such Subsidiary in accordance with GAAP; and (xi) except as may be limited as a result of the transactions contemplated by this Agreement, none of the net operating carryforwards ("NOLs") of the Company and its Subsidiaries constitute separate return limitation year ("SRLY") or consolidated return change of ownership ("CRCO") losses immediately prior to the Effective Time, none of the NOLs will be limited immediately prior to the Effective Time, by
Section 382 or 384 of the Code and the regulations thereunder, and none of the NOLs constitutes "dual consolidated losses" immediately prior to the Effective Time (as defined in Section 1503 of the Code and the regulations thereunder).

     (b) No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired or to be acquired by the Company or any of its Subsidiaries.

     (c) Neither the Company nor any of its Subsidiaries (i) has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code; (ii) has any knowledge that the IRS has proposed any such adjustment or change in accounting method with respect to the Company; and (iii) has any application pending with the IRS or any other tax authority requesting permission for any change in accounting method.

     (d) Except as set forth in Schedule 3.19, neither the Company nor any of its Subsidiaries owns an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

     (e) Neither the Company nor any of its Subsidiaries is a party (other than as an investor) to any industrial development bond.

     3.20 Employee Benefit Plans. (a) Schedule 3.20 contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to as "Welfare Plans") and all other Benefit Plans (together with the Pension Plans and Welfare Plans, the "Plans") maintained, or contributed to, by the Company, any of its Subsidiaries or any Person that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company, such Subsidiaries and each such other Person, a "Commonly Controlled Entity") for the benefit of any current or any former employees, officers or directors of the Company. The Company has made available to Lucent true, complete and correct copies of (i) each Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Plan (if any such report was required), (iii) the most recent summary plan description for each Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Plan and (v) all correspondence with the IRS or the United States Department of Labor relating to any outstanding controversy or audit. Except as would not have a Material Adverse Effect on the Company, (i) each Plan has been administered in accordance with its terms and (ii) the Company, each of its Subsidiaries and all Plans are in compliance with applicable provisions of ERISA and the Code.

     (b) Except as would not have a Material Adverse Effect on the Company, all Pension Plans that are intended to be qualified under Section 401(a) of the Code have been the subject of determination, opinion, notification or advisory letters from the IRS to the effect that such Pension Plans are so qualified and are exempt from Federal income taxes under Section 501(a) of the Code, and no such determination letter has been revoked nor has any event occurred since the date of such Plan's most recent determination letter that would adversely affect its qualification or materially increase its costs.

     (c) Neither the Company, nor any of its Subsidiaries nor any Commonly Controlled Entity has maintained, contributed to or been obligated to contribute to any Plan that is subject to Title IV of ERISA.

     (d) Neither the Company nor any of its Subsidiaries has any liability or obligation under any Welfare Plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by Part 6 of Title I of ERISA.

     (e) Schedule 3.20 lists all outstanding Stock Options, showing for each such Option: (i) the number of shares issuable, (ii) the number of vested shares, (iii) the date of expiration and (iv) the exercise price.

     (f) Schedule 3.20 lists all shares of Company Capital Stock issued pursuant to any Restricted Stock Purchase Agreement including (i) the date such shares were sold, (ii) the purchase price per share, (iii) the number of shares issued,
(iv) the number of such shares which, as of the date hereof, have vested and (v) the vesting schedule for such shares which, as of the date hereof, have not vested. All Restricted Stock Purchase Agreement are for the purchase of Company Common Stock.

     (g) Except as set forth on Schedule 3.20, no employee of the Company or any of its Subsidiaries will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Plan as a result of the transactions contemplated by this Agreement.

     3.21 Executive Employees. (a) Schedule 3.21 lists the names, titles and current annual salary rates of and bonuses paid or payable to all present officers and employees of each of the Company and its Subsidiaries whose 1997 annual base salary exceeds $75,000 ("Executive Employees").

     (b) Except as set forth in Schedules 3.20 or 3.21, neither the Company nor any of its Subsidiaries has any employment agreement with, or maintains any employee benefit plan (within the meaning of Section 3(3) of ERISA) with respect to, any of its Executive Employees. Except as set forth in Schedules 3.20 or 3.21, there are no agreements with respect to Executive Employees which would obligate the Company or any of its Subsidiaries to make any payment or provide any benefit the deduction of which is limited by Section 280G of the Code or that could be subject to tax under Section 4999 of the Code.

     3.22 Employees. (a) Each of the Company and its Subsidiaries has complied in all material respects with all applicable laws, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, and neither the Company nor any of its Subsidiaries is liable for any arrears of wages or any taxes or penalties for failure to comply with any such laws, rules or regulations; (b) the Company believes that the Company's and its Subsidiaries' relations with their respective employees is satisfactory; (c) there are no controversies pending or, to the best knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees, which controversies have or could have a Material Adverse Effect; (d) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any such Subsidiary, nor, to the best knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (e) there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any current union representation questions involving employees of the Company or any of its Subsidiaries; (f) there is no strike, slowdown, work stoppage or lockout existing, or, to the best knowledge of the Company, threatened, by or with respect to any employees of the Company or any of its Subsidiaries; (g) no charges are pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices with respect to the Company or any of its Subsidiaries; (h) there are no claims pending against the Company or any of its Subsidiaries before any workers' compensation board; and (i) neither the Company nor any of its Subsidiaries has received notice that any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation of or relating to the Company or any of its Subsidiaries and, to the best knowledge of the Company, no such investigation is in progress. As used in this Section 3.22, the term "best knowledge of the Company" shall mean the actual knowledge and constructive knowledge (to the extent such knowledge would have been obtained by the reasonable exercise of diligence in the ordinary course of business) of the officers of the Company.

     3.23 Environmental Laws. The Company has not received any notice or claim (and is not aware of any facts that would form a reasonable basis for any claim), or entered into any negotiations or agreements with any other Person, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is the subject of any investigation by any governmental or regulatory authority, domestic or foreign, relating to any material or potentially material liability or remedial action under any Environmental Laws. There are no pending or, to the best knowledge of the Company, threatened, actions, suits or proceedings against the Company, any of its Subsidiaries or any of their respective properties, assets or operations asserting any such material liability or seeking any material remedial action in connection with any Environmental Laws. As used in this Section 3.23 , the term "best knowledge of the Company" shall mean the actual knowledge and constructive knowledge (to the extent such knowledge would have been obtained by the reasonable exercise of diligence in the ordinary course of business) of the Designated Group and each other person presently employed by the Company and charged by the Company with responsibility for compliance with Environmental Laws.

     3.24  Bank Accounts, Letters of Credit and Powers of Attorney.  Schedule
3.24 lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of each of the Company and its Subsidiaries (including the name of the Bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company or any of its Subsidiaries (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Lucent true, correct and complete copies of each letter of credit and each power of attorney described on Schedule 3.24.

     3.25 Subsidiaries. (a) Schedule 3.25 sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of the Company, (ii) the total number of shares of each class of capital stock of each Subsidiary authorized, the number of shares outstanding and the number of shares owned by the Company or any other Subsidiary of the Company and (iii) a complete list of the directors and officers of the Company and each Subsidiary. All the issued and outstanding capital stock in each Subsidiary have been duly and validly authorized and issued and are fully paid, nonassessable and free of pre-emptive rights. None of the outstanding capital stock in any Subsidiary has been issued in violation of the preemptive rights of any shareholder of such Subsidiary. The shares of each Subsidiary were issued in compliance in all material respects with all applicable Federal and state securities laws and regulations, and are owned free and clear of all Liens.

     (b) Except as set forth in Schedule 3.25, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any Person any interest in or the right to purchase or otherwise acquire from the Company or any Subsidiary, at any time, or upon the occurrence of any stated event, any capital stock of or equity interest in any Subsidiary, whether or not presently issued or outstanding, nor are there any outstanding capital stock of or equity interest in any Subsidiary or any other entity which are convertible into or exchangeable for other capital stock of or equity interests in any Subsidiary nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from any Subsidiary or any other Person any capital stock or equity interests so convertible or exchangeable, nor are there any proxies, agreements or understandings with respect to the voting of the capital stock of or equity interests in any Subsidiary. Except for the Company's ownership of the Subsidiaries as disclosed on Schedule 3.25, the Company does not, directly or indirectly, have any ownership or other interest in, or control of, any Person, nor is the Company or any Subsidiary controlled by or under common control with any Person.

     3.26 Disclosure. None of the representations or warranties of the Company contained herein, none of the information contained in the Schedules referred to in this Section 3, and none of the other information or documents furnished or to be furnished to Lucent or Acquisition by the Company or any of its Subsidiaries or pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. There is no fact which adversely affects or in the future is likely to adversely affect the assets or business of the Company or any of its Subsidiaries in any material respect which has not been set forth or referred to in this Agreement, the schedules hereto or in other written material previously delivered to Lucent in connection with the transactions contemplated under this Agreement.

     3.27 Information in Registration Statement. None of the information supplied or to be supplied by the Company or any of its Subsidiaries for the purpose of inclusion in the registration statement on Form S-4 with the Securities and Exchange Commission (the "SEC") by Lucent under the Securities Act of 1933 (together with the rules and regulations thereunder, the "Securities Act"), for the purpose of registering shares of Lucent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") will, at the time the Registration Statement is filed with the SEC, at the time the Registration Statement becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  4. Representations and Warranties of Acquisition and Lucent. Each of Acquisition and Lucent represents and warrants to the Company as follows:

     4.1 Organization. Each of Lucent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2 Authority. (a) Each of Lucent and Acquisition has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by it has been duly authorized and approved (i) in the case of Acquisition, by its Board of Directors and (ii) in the case of Lucent, all necessary corporate action and, except for (A) the adoption of this Agreement by the stockholders of Acquisition and (B) the filing of appropriate merger documents as required by the DGCL, no other corporate proceedings on the part of either Lucent or Acquisition is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each of Lucent and Acquisition and is the legal, valid and binding obligation of each of Lucent and Acquisition enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The filing of the Registration Statement has been duly authorized by Lucent.

     (b) The execution, delivery, performance by each of Lucent and Acquisition of this Agreement and the consummation of the Merger do not, and will not, (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of either Lucent or Acquisition, (ii) violate any law, rule, regulation, order, writ, injunction, judgement or decree of any court, governmental authority, or regulatory agency, except for violations which, individually or in the aggregate, will not have a Material Adverse Effect on Lucent and Acquisition taken as a whole, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, indenture, lien, mortgage, lease, permit, guaranty or other agreement, instrument or obligation, oral or written, to which Lucent or Acquisition is a party or by which any of the properties of Lucent or Acquisition may be bound, except for violations, breaches or defaults which, individually or in the aggregate, will not have a Material Adverse Effect on Lucent, its Subsidiaries and Acquisition taken as a whole.

     (c) The execution and delivery of this Agreement by each of Lucent and Acquisition does not, and the performance by each of Lucent and Acquisition of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) the filing and recordation of appropriate merger documents as required by the DGCL; (ii) any such consent, approval, authorization, permission, notice or filing which is required under the Securities Act, the Securities and Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the "Exchange Act") and applicable state securities laws; and (iii) any such consent, approval, authorization, permission, notice or filing which if not obtained or made would not have a Material Adverse Effect on Lucent or Acquisition.

     4.3 Capitalization. (a) The total authorized shares of capital stock of Lucent consists of (i) 3,000,000,000 shares of Common Stock, par value $.01 per share (the "Lucent Common Stock") and (ii) 250,000,000 shares of Lucent Preferred Stock, par value $1.00 per share the ("Lucent Preferred Stock"). At the close of business on September 30, 1997, 642,070,130 shares of Lucent Common Stock were issued and outstanding and no shares of Lucent Preferred Stock were issued and outstanding. All the outstanding shares of Lucent Common Stock have been duly and validly authorized and issued and are fully paid and nonassessable. None of the shares of Lucent Common Stock has been issued in violation of the preemptive rights of any stockholder of the Company. The shares of Lucent Common Stock were issued in compliance in all material respects with all applicable Federal and state securities laws and regulations.

     (b) Except for Lucent plans providing for the issuance of Lucent Common Stock to officers, directors and employees of Lucent or as set forth in Schedule 4.3, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any Person any interest in or the right to purchase or otherwise acquire from Lucent or granting to Lucent any interest in or the right to purchase or otherwise acquire from any Person, at any time, or upon the occurrence of any stated event, any securities of Lucent, whether or not presently issued or outstanding, nor are there any outstanding securities of Lucent or for any other entity which are convertible into or exchangeable for other securities of Lucent, nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from Lucent any securities so convertible or exchangeable.

     4.4 Litigation. (a) Neither Lucent nor Acquisition is a party to any suit, action, arbitration or legal, administrative, governmental or other proceeding or investigation pending or, to its knowledge threatened, which reasonably could adversely affect or restrict its ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

     (b) There is no judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal to which Lucent or Acquisition is subject which might adversely affect or restrict its ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

     4.5 SEC Filings; Lucent Financial Statements. (a) Since October 1, 1996, Lucent and each of its Subsidiaries has filed all forms, reports and documents required to be filed with the SEC under the Securities Act or the Exchange Act. All such required forms, reports and documents are referred to herein as the "Lucent SEC Reports." As of their respective dates, the Lucent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Lucent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to made the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Except as disclosed in the Lucent SEC Reports, the financial statements (including, in each case, any related notes thereto) contained in the Lucent SEC Reports, including any Lucent SEC Reports filed after the date hereof but before the Closing, (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented the consolidated financial position of Lucent and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and to any other adjustments described therein. The balance sheet of Lucent contained in the Lucent SEC Reports, as of June 30, 1997 is hereinafter referred to as the "Lucent Balance Sheet." As of June 30, 1997, neither Lucent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed under GAAP on the Lucent Balance Sheet or in the related notes which, if not so disclosed, individually or in the aggregate, would result in a Material Adverse Effect.

     4.6 Operations and Obligations. Except as described in the Lucent SEC Reports, since the date of the Lucent Balance Sheet, (i) except as a result of the transactions contemplated by this Agreement or in connection with the acquisition by Lucent or any of its Subsidiaries of all or substantially all the capital stock or all or substantially all the assets of another Person, there has not been any development that has had or reasonably would be expected to have a Material Adverse Effect on Lucent and its Subsidiaries taken as a whole;
(ii) there has not been any material change by Lucent in its accounting methods, principles or practices, except as required by changes in GAAP; or (iii) except as a result of the transactions contemplated by this Agreement or in connection with the acquisition by Lucent or any of its Subsidiaries of all or substantially all the capital stock or all or substantially all the assets of another Person, there has not been any material revaluation by Lucent of any of its assets including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable which would have a Material Adverse Effect.

  5.  Conduct Pending Closing.

     5.1 Conduct of Business Pending Closing. From the date hereof until the Closing, the Company shall (and shall cause each of its Subsidiaries to):

          (a) maintain its existence in good standing;

          (b) maintain the general character of its business and properties and conduct its business in the ordinary and usual manner consistent with past practices, except as expressly permitted by this Agreement;

          (c) maintain business and accounting records consistent with past practices; and

          (d) use its reasonable best efforts (i) to preserve its business intact, (ii) to keep available to the Company the services of its present officers and employees, and (iii) to preserve for the Company or such Subsidiary the goodwill of its suppliers, customers and others having business relations with the Company or such Subsidiary.

     5.2 Prohibited Actions Pending Closing. Unless otherwise provided for herein or approved by Lucent in writing, from the date hereof until the Closing, the Company shall not (and shall not permit any of its Subsidiaries to):

          (a) amend or otherwise change its Certificate of Incorporation or By-laws;

          (b) issue or sell or authorize for issuance or sale (other than any issuance of Company Capital Stock upon the exercise of any outstanding option or warrant to purchase Company Capital Stock which option or warrant was issued prior to the date hereof in accordance with the terms of the relevant stock option or warrant agreement), or grant any options or make other agreements with respect to, any shares of its capital stock or any other of its securities, except for those provisions of the agreement with the Exchange Agent which provisions are in furtherance of this Agreement;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (other than the repurchase of Company Common Stock pursuant to Restricted Stock Agreements which are in effect on November 1, 1997);

          (e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except (x) in the ordinary course of business and consistent with past practice, (it being understood that any loan, advance or indebtedness similar to the 8% subordinated indebtedness of the Company incurred on December 2, 1997 would not be deemed to be in the ordinary course of business and consistent with past practices); (y) for indebtedness incurred by the Company under its existing line of credit with Silicon Valley Bank for working capital (or any extension of such line; of credit on terms and conditions identical to those currently in effect; provided that the Company shall have given Lucent not less than 10 days' prior notice of such extension and of any incurrence under such line; and
     (z) additional indebtedness in an amount not to exceed $5,000,000 which shall be certified in good faith by the Company's Chief Executive Officer as being required for on-going operations (and not for the repayment of indebtedness other than under the Silicon Valley Bank line of credit which is then due and payable and cannot be extended); provided that the Company shall first request, in writing, that Lucent provide such financings, which request shall include the proposed terms for such financing which the Company is able to obtain from third parties (the "Offered Terms"). If, within five business days after such request, Lucent fails to respond or elects, in writing, not to provide such financing on terms which are equivalent or are more favorable to the Company than the Offered Terms, the Company may for a period of 10 business days thereafter obtain such financing from third parties on the Offered Terms;

          (f) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice;
     (iii) authorize any capital commitment which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $100,000; or
     (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in Section 5.2(e) or this Section 5.2(f);

          (g) mortgage, pledge or subject to Lien, any of its assets or properties or agree to do so except for Permitted Liens;

          (h) assume, guarantee or otherwise become responsible for the obligations of any other Person or agree to so do;

          (i) enter into or agree to enter into any employment agreement;

          (j) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees who are not officers of the Company or any of its Subsidiaries, or grant any severance or termination pay to, or enter into any severance agreement with any director, officer or other employee of the Company or such Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee;

          (k) take any action, other than in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables);

          (l) make any Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

          (m) settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by this Agreement;

          (n) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

          (o) except in connection with the sale of the Company's products in the ordinary course of business and consistent with past practice, sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of the Intellectual Property Rights; or

          (p) announce an intention, commit or agree to do any of the foregoing.

     5.3 Access; Documents; Supplemental Information. (a) From and after the date hereof until the Closing, the Company shall afford, shall cause its Subsidiaries to afford and, with respect to clause (ii) below, shall use its best efforts to cause the independent certified public accountants for the Company to afford, (i) to the officers, independent certified public accountants, counsel and other representatives of Acquisition and Lucent, upon reasonable notice free and full access at all reasonable times to the properties, books and records including tax returns filed and those in preparation of the Company or any of its Subsidiaries and the right to consult with the officers, employees, accountants, counsel and other representatives of the Company or any of its Subsidiaries in order that Acquisition and Lucent may have full opportunity to make such investigations as they shall reasonably desire to make of the operations, properties, business, financial condition and prospects of the Company and its Subsidiaries, (ii) to the independent certified public accountants of Acquisition and Lucent, free and full access at all reasonable times to the work papers and other records of the accountants relating to the Company and its Subsidiaries, and (iii) to Acquisition and Lucent and their representatives, such additional financial and operating data and other information as to the properties, operations, business, financial condition and prospects of the Company and its Subsidiaries as Acquisition and Lucent shall from time to time reasonably require.

     (b) From the date of this Agreement through and including the Closing, Acquisition, Lucent and the Company agree to furnish to each other copies of any notices, documents, requests, court papers, or other materials received from any governmental agency or any other third party with respect to the transactions contemplated by this Agreement, except where it is obvious from such notice, document, request, court paper or other material that the other party was already furnished with a copy thereof.

     (c) The Company shall deliver to Lucent, without charge, the following financial information (the "Supplemental Financial Information"): (i) within 45 days after each fiscal quarter ending after the date hereof and prior to the Effective Time, the unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such quarter and the unaudited consolidated and consolidating statements of operations, cash flow and redeemable preferred stock and stockholders' equity of the Company for such quarter and for the portion of the fiscal year then completed, (ii) within 90 days after each fiscal year ending after the date hereof and prior to the Effective Time, the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such year and the audited consolidated statements of operations, cash flow and redeemable preferred stock and stockholders' equity of the Company for such year, in each case prepared in accordance with GAAP certified by Price Waterhouse LLP and consolidating financial statements with respect to the foregoing, and (iii) promptly upon the reasonable request by Lucent, such additional financial information as may be required in connection with any filing by Lucent pursuant to the requirements of federal or state securities laws. Such Supplemental Financial Information shall present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries for the period covered, subject in the case of unaudited financials to normal year-end adjustments.

     (d) Lucent shall deliver to the Company, without charge, a copy of any filing made by Lucent with the SEC under the Exchange Act, including, without limitation, any Form 10-Q, 8-K or 10-K, not later than five business days after the date of such filing with the SEC.

     5.4 No Solicitation. The Company shall not, nor shall it authorize or permit any of its affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its affiliates to (a) solicit, initiate, or encourage the submission of, any Acquisition Proposal (as hereinafter defined), (b) enter into any agreement with respect to any Acquisition Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation, of which the Company or any of its Affiliates had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee, or other adviser or representative of the Company or any of its Affiliates, whether or not such Person is purporting to act on behalf of the Company or any of its Affiliates or otherwise, shall be deemed to be a breach of this Section 5.4 by the Company and its Affiliates. The Company promptly shall advise Lucent of any Acquisition Proposal and inquiries with respect to any Acquisition Proposal. "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or any of its Affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the Company or any of its Affiliates, any voting securities of the Company or any of its Affiliates or a substantial portion of the assets of the Company (other than sales of the Company's products in the ordinary course of business consistent with past practice).

     5.5 Registration; Other Actions. (a) As promptly as practicable after the date hereof, Lucent shall prepare and file the Registration Statement with the SEC. Lucent acknowledges that the Company and its counsel may participate in the preparation of the Registration Statement, provided that the final determination of any issues related thereto shall be made by Lucent. Lucent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Lucent shall also take such actions (other than qualifying to do business in any jurisdiction in which Lucent is now not so qualified) as may be required to be taken under any applicable state securities laws in connection with the issuance of Lucent Common Stock in the Merger and upon the exercise of the Substitute Options. The Company shall furnish all information concerning the Company and the holders of Company Capital Stock as may be reasonably requested in connection with any of the foregoing.

     (b) Each party hereto agrees, subject to applicable laws relating to the exchange of information, promptly to furnish the other parties hereto with copies of written communications (and memoranda setting forth the substance of all oral communications) received by such party, or any of its Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental or regulatory authority, domestic or foreign, relating to or in respect of the transactions contemplated under this Agreement.

     5.6 Comfort Letters. The Company shall use its reasonable best efforts to cause to be delivered to Lucent a "comfort" letter of Price Waterhouse LLP, the Company's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Lucent and the Company, in form and substance reasonably satisfactory to Lucent and reasonably customary in scope and substance for letters delivered by independent public accounts in connection with transactions such as those contemplated by this Agreement.

     5.7 Stock Exchange Listing. Lucent shall use all reasonable best efforts to list on the NYSE, upon official notice of issuance, the shares of Lucent Common Stock to be issued in connection with the Merger and upon exercise of Substitute Options.

     5.8 Company Stock Options. (a) Concurrent with the Effective Time, each stock option to purchase Company Common Stock (the "Stock Options") which is outstanding immediately prior to the Effective Time pursuant to the Company's 1996 Stock Option Plan in effect on the date hereof (the "Stock Plan") shall be assumed by Lucent and become and represent an option (a "Substitute Option") to purchase the number of shares of Lucent Common Stock (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Stock Option immediately prior to the Effective Time by
(ii) the Common Stock Exchange Ratio, which Stock Options shall have an exercise price per share of Lucent Common Stock (rounded up to the nearest tenth of a cent) equal to the exercise price per share of Common Stock immediately prior to the Effective Time divided by the Common Stock Exchange Ratio. Lucent shall pay cash to holders of Stock Options in lieu of issuing fractional shares of Lucent Common Stock upon the exercise of Substitute Options for shares of Lucent Common Stock. After the Effective Time, except as provided herein, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related Stock Option immediately prior to the Effective Time. The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Stock Options in lieu of the substitution therefor of Substitute Options, as described in this Section 5.8.

     (b) The adjustments provided herein with respect to any "Stock Options" that are "Incentive Stock Options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

     (c) As soon as practicable after the Effective Time, Lucent shall deliver to the holders of Stock Options appropriate notices setting forth such holders' rights pursuant to the Stock Plan and the agreements evidencing the grants of such Stock Options and that such Stock Options and agreements shall be assumed by Lucent and shall continue in effect on the same terms and conditions (subject to the adjustment set forth in this Section 5.8).

     (d) At the Effective Time, each Restricted Stock Purchase Agreement (each such Agreement as may have been modified pursuant to a letter between Lucent and the individual party thereto, a "Restricted Stock Agreement") set forth on
Schedule 5.8 shall be assumed by Lucent and each share of restricted Company

Common Stock which is outstanding and unvested thereunder at or immediately prior to the Effective Time pursuant to the Stock Plan shall become the right to
0.1027 (as adjusted in accordance with Section 1.6) share of Lucent Common Stock subject to the same restrictions and vesting as set forth in each such Restricted Stock Agreement (the "Substitute Restricted Stock"). As soon as practicable after the date on which all Substitute Restricted Stock under such holder's Restricted Stock Agreement shall vest, Lucent shall pay to each holder of such restricted Common Stock, in lieu of issuing fractional shares of Lucent Common Stock, cash in an amount rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on the NYSE of Lucent Common Stock (as reported on the NYSE Composite Transactions) on the date of such vesting (or, if the Lucent Common Stock shall not trade on the NYSE on such date, the first day of trading of Lucent Common Stock on the NYSE thereafter) by (ii) the fractional shares to which such holder would otherwise be entitled.

     (e) No later than 60 days after the Effective Time, Lucent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares subject to the Substitute Options. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained in accordance with the relevant requirements of the Securities Act and the Exchange Act) at least for so long as any Substitute Options remain outstanding.

     5.9 Warrants. Prior to the mailing of the Proxy Statement/Prospectus included as part of the Registration Statement, the Company shall have received from each holder of an outstanding warrant to purchase shares of Company Capital Stock (each, a "Warrant") an agreement that, as of the Effective Time, such Warrant shall be converted into a right of the holder thereof to receive the consideration set forth in the next sentence at the same time as payment for shares of Company Capital Stock is made in connection with the Merger. In consideration for entering such agreement and the conversion of its Warrant, each holder of a Warrant shall be entitled to receive the number of shares of Lucent Common Stock (decreased to the nearest full share) equal to the number of shares of Company Capital Stock subject to such Warrant immediately prior to the Effective Time multiplied by (i) in the case of Warrants having an exercise price per share of less than $1.00, 0.1027 (the "Warrant A Exchange Ratio") and
(ii) in the case of Warrants having an exercise price per share equal to or greater than $1.00 but less than $2.00, 0.0796 (the "Warrant B Exchange Ratio"). The Warrant A Exchange Ratio and the Warrant B Exchange Ratio are collectively referred to as the "Warrant Exchange Ratios." Lucent shall pay cash (without interest) to holders of Warrants in lieu of issuing fractional shares of Lucent Common Stock in an amount, rounded to the nearest whole cent, computed in the manner set forth in Section 1.9.

     5.10 Affiliates. Prior to the Closing, the Company shall deliver to Lucent a letter identifying all Persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such Person to execute and deliver to Lucent, on or before the Closing Date, an agreement substantially in the form of Exhibit F.

     5.11 Notification of Certain Matters. The Company shall give prompt notice to Lucent, and Lucent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (iii) any failure of the Company, Lucent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available to the party receiving such notice.

     5.12 Reorganization. Each of Lucent and the Company shall use its best efforts to cause the business combination to be effected by the Merger to be qualified as a "reorganization" described in Section 368(a) of the Code. Lucent shall take no action, and shall not cause the Surviving Corporation to take any action, following the Effective Time that would have the effect of causing the Merger to fail to so qualify.

     5.13 Indemnification. From and after the Effective Time, Lucent shall, or shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to indemnify each person who is or was a director or officer (an "Indemnified Party") of the Company or any of its Subsidiaries pursuant to any indemnifications provision of the Company's Certificate of Incorporation or By-laws as each is in effect on the date hereof. All rights to such indemnification in favor or any Indemnified Party, as provided in the Company's Certificate of Incorporation and By-laws in effect at the date hereby shall survive the Merger and shall continue in full force and effect, without amendment thereto, for a period of six years from the Effective Time.

     5.14 Actions by the Parties. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use its reasonable best efforts to take or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective in the most expeditious manner practicable, the transactions contemplated by this Agreement including (i) the obtaining of all necessary actions and non-actions, waivers and consents, if any, from any governmental agency or authority and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any governmental agency or authority; (ii) the obtaining of all necessary consents, approvals or waivers from any other Person; (iii) the defending of any claim, investigation, action, suit or other legal proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) the execution of additional instruments necessary to consummate the transactions contemplated by this Agreement. Each party will promptly consult with the other and provide necessary information (including copies thereof) with respect to all filings made by such party with the any agency or authority in connection with this Agreement and the transactions contemplated hereby.

  6.  Conditions Precedent.

     6.1  Conditions Precedent to Each Party's Obligation to Effect the
Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date of the following conditions:

          (a) Stockholder Approval. The Merger shall have been duly approved by the requisite vote of the outstanding shares of the Capital Stock of the Company (and, in the case of the Series A Preferred Stock and the Series B Preferred Stock, by holders of more than 80% of the holders of each such Series, voting as a class, that the Merger will not be deemed a liquidation, dissolution or winding up with respect to such Series entitling such holder of Series A Preferred Stock and Series B Preferred Stock to cash distributions; provided that nothing contained in this parenthetical shall affect the right of any holder of Series A Preferred Stock or Series B Preferred Stock to receive the liquidation preference with respect to such Series which preference is reflected in the Series A Exchange Rate and Series B Exchange Rate, respectively) and the common stock, $.01 par value per share, of Acquisition entitled to vote thereon in accordance with the DGCL and the Certificate of Incorporation and By-laws of each of the Company and Acquisition, respectively.

          (b) Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental or regulatory authority, domestic or foreign, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Lucent or the Company (as Surviving Corporation), assuming the Merger had taken place, shall have been obtained, made or occurred.

          (c) Representation Letters. Each of the Company and Lucent shall have executed and delivered a letter of representation relating to certain tax matters substantially in the form of Exhibits B-1 and B-2. Stockholders of the Company owning not less than 65% of the Company Capital Stock shall have executed and delivered a letter of representation substantially in the form of Annex II to Exhibit B-1. Each of the stockholders of the Company (other than any stockholder who shall have indicated properly in writing in accordance with Section 262 of the DGCL that he intends to demand appraisal for his shares of Company Capital Stock) shall have executed and delivered a letter, in form and substance acceptable to Lucent and Acquisition, agreeing to the appointment of the Stockholders' Representative.

          (d) No Injunction. No action or proceeding shall have been commenced seeking any temporary restraining order, preliminary or permanent injunction or other order from any court of competent jurisdiction or seeking any other legal restraint or prohibition preventing the consummation of the Merger or any of the transactions contemplated hereunder other than any of the foregoing which shall have been dismissed with prejudice.

          (e) Escrow Agreement. Each of Lucent, Acquisition, the Company, the Escrow Agent and the Stockholders' Representative shall have entered into an Escrow Agreement substantially in the form of Exhibit E (the "Escrow Agreement").

          (f) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Lucent or the Company, threatened by the SEC. All necessary state securities authorizations shall have been received.

          (g) Stock Exchange Listing. The shares of Lucent Common Stock issuable in accordance with the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     6.2 Conditions Precedent to Obligations of Acquisition and Lucent. All obligations of Acquisition and Lucent under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

          (a) Performance of Obligations; Representations and Warranties. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. Each of the Company's representations and warranties contained in Section 3 of this Agreement to the extent it is qualified by Material Adverse Effect and the representations contained in Section 3.18 shall be true and correct and each of the Company's representations and warranties to the extent it is not so qualified by Material Adverse Effect, shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. Lucent and Acquisition shall have received a certificate dated the Closing Date and signed by the Chairman, President or a Vice-President of the Company, certifying that, the conditions specified in this Section 6.2(a) have been satisfied.

          (b) Opinion of Counsel. Lucent and Acquisition shall have received the favorable written opinion dated the Closing Date of Hale and Dorr LLP, counsel to the Company, in form satisfactory to Lucent and Acquisition.

          (c) Resignations. The Company shall have delivered to Lucent and Acquisition the written resignation of each director and officer of the Company as shall be requested in writing by Lucent. The Company also shall have delivered to Lucent the written resignation of all Trustees of all the benefit plans of the Company as shall be requested in writing by Lucent.

          (d) No Material Adverse Change. There shall have been no material adverse change in the assets, business, financial condition, operations or prospects of the Company and no event or events shall have occurred that could reasonably be expected to have a Material Adverse Effect (other than (i) conditions generally affecting the data networking industry or (ii) resulting from the announcement of the transaction) on the Company and Lucent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

          (e) Consents. The Company shall have received all necessary consents or waivers, in form and substance satisfactory to Lucent and Acquisition, from the other parties (i) to each contract or agreement listed on Schedule 6.2(e) and (ii) all other contracts, leases or agreements to which the Company is a party, except, in the case of any consents required under clause (ii) of this Section 6.2(e), where the failure to receive such consent would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

          (f) Employment Agreement. Each of the individuals listed on Schedule 6.2(f) shall have entered into employment agreements with Lucent, each substantially in the form of Exhibit C hereto, and such agreements shall be in full force and effect.

          (g) Non-Competition Agreements.  Each of the individuals listed on
     Schedule 6.2(g) shall have entered into Non-Competition Agreements with the Surviving Corporation, each substantially in the form of Exhibit D hereto, and such agreements shall be in full force and effect.

          (h) Affiliates. Lucent shall have received from each person named in the letter referred to in Section 5.10, an executed copy of an agreement substantially in the form of Exhibit F.

     6.3 Conditions Precedent to the Company's Obligations. All obligations of the Company under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

          (a) Performance of Obligations; Representations and
     Warranties. Acquisition and Lucent shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing. Each of the representations and warranties of Acquisition and Lucent contained in Section 4 of this Agreement to the extent it is qualified by Material Adverse Effect shall be true and correct and each of the representations and warranties of Acquisition and Lucent to the extent it is not so qualified by Material Adverse Effect shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing except for changes permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. The Company shall have received certificates dated the Closing Date and signed by the President or a Vice-President of Acquisition and an authorized signatory of Lucent, certifying that the conditions specified in this Section 6.3(a) have been satisfied.

          (b) Opinion of Counsel. The Company shall have received the favorable written opinion dated the Closing Date of Sidley & Austin, special counsel to Acquisition and Lucent, and internal counsel to Acquisition and Lucent, each in form satisfactory to the Company.

          (c) No Material Adverse Change. There shall have been no material adverse change in the assets, business, financial condition, operations or prospects of Lucent and no event or events shall have occurred that could reasonably be expected to have a Material Adverse Effect (other than (i) conditions generally affecting the data networking industry or (ii) resulting from the announcement of this transaction) on Lucent and the Company shall have received a certificate signed on behalf of Lucent by an authorized signatory thereof.

  7.  Non-Survival of Representation and Warranties.

     7.1 Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section shall not limit any covenant or agreement by the parties which contemplates performance after the Effective Time.

  8.  Escrow.

     8.1 Escrow Fund. Within ten business days after the Effective Time, 432,210 shares of Lucent Common Stock shall be registered in the name of, and be deposited with, a bank or trust company designated as the escrow agent by Lucent (which designation shall be reasonably acceptable to the Company (the "Escrow Agent")), such deposit (as it may be adjusted from time to time as a result of stock splits or combinations) to constitute an escrow fund (the "Escrow Fund") and to be governed by the terms set forth herein and in the Escrow Agreement. The shares of Lucent Common Stock deposited with the Escrow Agent pursuant to this Section 8.1 on behalf of such holder shall be equal to 19.18% of such holder's shares of Lucent

Common Stock, including Substitute Restricted Stock, issued pursuant to Section 1, Section 5.8(d) and Section 5.9 (the "Proportionate Amount"); provided that such percentage shall be adjusted, as necessary, so that in all events 432,210 shares of Lucent Common Stock shall be deposited with the Escrow Agent. Of each holder's Proportionate Amount, the number of shares of Substitute Restricted Stock, if any, to be deposited with the Escrow Agent on behalf of any stockholder of the Company shall be equal to 19.18% (as such percentage may be adjusted pursuant to the immediately preceding sentence) of such holder's Substitute Restricted Stock.

     8.2 Timely Product Delivery. If Lucent and the Stockholders' Representative agree that Product Delivery has occurred on or before June 30, 1998, then such parties shall jointly execute and deliver a written notice to the Escrow Agent directing the delivery of all shares which constitute the Escrow Fund to the stockholders entitled thereto.

     8.3 Untimely Product Delivery. If Product Delivery fails to occur by June 30, 1998, Lucent may at any time or from time to time thereafter deliver one or more notices of such failure (a "Lucent Notice") to the Escrow Agent (with a copy of such notice to the Stockholders' Representative). If the Stockholders' Representative agrees with such notice or, within 10 days after receipt of such notice, fails to object by written notice to the Escrow Agent and Lucent, then the Escrow Agent shall deliver to Lucent from the Escrow Fund the number of shares of Lucent Common Stock set forth in the table below (as such number of shares may be adjusted for stock splits or combinations):

                           PRODUCT DELIVERY AFTER                  NUMBER OF SHARES
            -----------------------------------------------------  ----------------
            June 30, 1998........................................       172,884
            July 31, 1998........................................       302,547
            August 31, 1998......................................       432,210

If Product Delivery occurs after June 30, 1998 but prior to August 31, 1998, the parties shall deliver a written notice to the Escrow Agent directing the delivery of any portion of the Escrow Fund not delivered to Lucent to the stockholders entitled thereto.

     8.4 Objections to Claims. (a) If the Stockholders' Representative shall object to a Lucent Notice within such 10-day period, then Lucent and the Stockholders' Representative shall use their good faith efforts to resolve such dispute. If Lucent and the Stockholders' Representative resolve such dispute, the parties shall deliver a written notice to the Escrow Agent directing the delivery of the Escrow Fund.

     (b) If Lucent and the Stockholders' Representative are unable to resolve such dispute within 30 days after the Stockholders' Representative objects to such Lucent Notice, either Lucent or the Stockholders' Representative may, by written notice to the other, demand arbitration of such dispute. Any such arbitration shall be conducted by JAMS/Endispute, Inc. or such other alternative dispute service ("Arbitration Service") as shall be reasonable acceptable to Lucent and the Stockholders' Representative. The Arbitration Service shall select one arbitrator reasonable acceptable to Lucent and the Stockholders' Representative who shall be expert in the area of development and production of data networking products. The decision by the arbitrator as to whether Product Delivery has occurred, shall be binding and conclusive and, notwithstanding any other provisions of this Section 8, the Escrow Agent shall be entitled to act in accordance with such decision and make payments out of the Escrow Fund in accordance therewith.

     (c) The arbitration shall be held in New York, New York. The costs of any such arbitration shall be borne one-half for the account of Lucent and one-half by the stockholders. Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction.

     8.5 Stockholders' Representative. (a) Menachem E. Abraham is hereby appointed as representative ("Stockholders' Representative") for and on behalf of the holders of the Company Capital Stock (the "Company Stockholders") to take all actions necessary or appropriate in the judgment of the Stockholders' Representative for the accomplishment of the terms of this Section 8. The holders of a majority in interest of the Escrow Fund may replace the Stockholders' Representative upon not less than 10 days' prior written notice to Lucent. No bond shall be required of the Stockholders' Representative and the Stockholders'

Representative shall receive no compensation for his services. Notices of communications to or from the Stockholders' Representative shall constitute notice to or from each of the Company Stockholders.

     (b) The Stockholders' Representative shall not be liable for any act done or omitted in such capacity while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall severally indemnify the Stockholders' Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

     (c) Any decision, act, consent or instruction of the Stockholders' Representative shall constitute a decision of all Company Stockholders for whom shares of Lucent Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Company Stockholder, and the Escrow Agent and Lucent may rely upon any decision, act, consent or instruction of each and every such Company Stockholder. The Escrow Agent and Lucent are hereby relieved from any liability to any person for acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Representative.

  9.  Brokers' and Finders' Fees.

     9.1 Company. The Company represents and warrants to Acquisition and Lucent that no broker, investment banker or financial advisor other than BancAmerica Robertson Stephens and R. Stephen Cheheyl is entitled to a brokerage fee, financing commission or other commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby. The terms of the Company's arrangements with BancAmerica Robertson Stephens and R. Stephen Cheheyl are set forth in Schedule 9.1. The Company agrees that if the transactions contemplated by this Agreement are not consummated (other than as a result of a breach or default by Lucent or Acquisition), it shall indemnify and hold Acquisition and Lucent harmless against any and all claims, losses, liabilities, costs or expenses which may be asserted against them as a result of the Company's or any of its Affiliates' dealings, arrangements or agreements with any such Person.

     9.2 Acquisition and Lucent. Acquisition and Lucent represent and warrant to the Company that no broker, investment banker or financial advisor is entitled to any brokerage fee, financing commission or other commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby. Acquisition and Lucent agree that if the transactions contemplated hereby are not consummated (other than as a result of a breach or default by the Company), they shall jointly and severally indemnify and hold the Company harmless against any and all claims, losses, liabilities, costs or expenses which may be asserted against them, as a result of Acquisition's or Lucent's or any of their respective Affiliates' dealings, arrangements or agreements with any such Person.

  10. Expenses. Each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, except that all printing expenses and SEC filing fees shall be divided equally between Lucent and the Company.

  11. Press Releases. Except as required by law or Lucent's listing agreement with the NYSE, Lucent, Acquisition and the Company shall not issue any press release or otherwise make public any information with respect to this Agreement nor the transactions contemplated hereby, prior to the Closing, without the prior written consent of the other parties to this Agreement.

  12. Contents of Agreement; Parties in Interest; etc. This Agreement and the agreements referred to or contemplated herein and the letter agreement dated September 9, 1997 concerning confidentiality (the "Confidentiality Agreement") set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, such other agreements and the Exhibits hereto and the Confidentiality Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

  13. Assignment and Binding Effect. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, that Acquisition may assign its rights and obligations under this Agreement to any directly or indirectly wholly-owned Subsidiary of Lucent, upon written notice to the Company if the assignee shall assume the obligations of Acquisition hereunder and Lucent shall remain liable for its obligations hereunder. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

  14. Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time whether before or after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company or the stockholders of Acquisition:

          (a) by the mutual agreement of the Board of Directors of Acquisition and the Company and the appropriate corporate authority of Lucent;

          (b) by Lucent, Acquisition or the Company if (i) the Effective Time shall not have occurred by March 31, 1998; provided that the right to terminate this Agreement under this Section 14(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) by the Company, in the event Lucent or Acquisition materially breaches its obligations under this Agreement, unless such breach is cured within 15 days after notice to Lucent by the Company; or

          (d) by Lucent or Acquisition, in the event the Company materially breaches its obligations under this Agreement unless such breach is cured within 15 days after notice by Lucent or Acquisition.

  15. Definitions. As used in this Agreement the terms set forth below shall have the following meanings:

     (a) "Affiliate" of a Person means any other Person who (i) directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person or (ii) owns more than 5% of the capital stock or equity interest in such Person. "Control" means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

     (b) "Benefit Plan" shall mean any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, arrangement or understanding (whether or not legally binding) providing material benefits to any current or former employee, officer or director of the Company.

     (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (d) "Designated Group" shall mean Menachem E. Abraham, Steven E. Horowitz, Stephen Metzger, Brian Ramelson, Joshua Weiss, Douglas Ruby and Timothy Lieto.

     (e) "Environmental Laws" shall mean all applicable federal, state, local or foreign laws, rules and regulations, orders, decrees, judgments, permits, filings and licenses relating (i) to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of Hazardous Substances and (ii) the health or safety of employees in the workplace environment, all as amended from time to time, and shall also include any common law theory based on nuisance, trespass, negligence or other tortious conduct.

     (f) "Exchange Agent" shall mean The Bank of New York or another bank or trust company designated as the exchange agent by Lucent (which designation shall be reasonably acceptable to the Company).

     (g) "GAAP" shall mean generally accepted accounting principles.

     (h) "Hazardous Substances" shall mean any and all hazardous and toxic substances, wastes or materials, any pollutants, contaminants, or dangerous materials (including, but not limited to, polychlorinated biphenyls, PCBs, friable asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Laws.

     (i) "Introduction Criteria" shall mean the criteria utilized by Lucent in introducing its new products in the data networking industry, including, without limitation, that any such product (a) has industry-leading reliability, (b) can be manufactured in high volumes at reasonable production costs, (c) contains state-of-the-art features and functionality, (d) has general industry-wide interoperability, and (e) provides significant value by offering high performance capability for a reasonable purchase price.

     (j) "Liens" shall mean any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

     (k) "Permitted Liens" shall mean (a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; (b) pledges or deposits made in the ordinary course of business; (c) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; and (d) similar Liens and encumbrances which are incurred in the ordinary course of business and which do not in the aggregate materially detract from the value of such assets or properties or materially impair the use thereof in the operation of such business.

     (l) "Person" shall mean any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or government agency or authority.

     (m) "Product Delivery" shall mean the date on which the Company's P550 Cajun switch with integrated routing satisfies the Introduction Criteria.

     (n) "Subsidiary" of a Person shall mean any corporation, partnership, joint venture or other entity in which such person (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

     (o) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

     (p) "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

  16. Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 16) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

     If to Acquisition or Lucent:

     Lucent Technologies Inc.
     c/o Business Communications Systems
     211 Mount Airy Road
     Basking Ridge, New Jersey 07920-2332
     Att: President

     with copies to:

     Lucent Technologies Inc.
     c/o Business Communications Systems
     211 Mount Airy Road
     Basking Ridge, New Jersey 07920-2332
     Att: General Counsel, Business Communications Systems

     If to the Company:

     Prominet Corporation
     400 Nickerson Road
     Marlborough, Massachusetts 01752
     Att: President and Chief Executive Officer

     with a copy to:

     Hale and Dorr LLP
     60 State Street
     Boston, Massachusetts 02107
     Att: Peter B. Tarr, Esq.

or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

  17. Amendment. This Agreement may be amended, modified or supplemented at any time prior to the Effective Time by the respective Boards of Directors of the parties hereto notwithstanding the approval hereof by the stockholders of the Company or the stockholders of Acquisition, as applicable, except as provided in Section 251(d) of the DGCL. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the parties hereto.

  18. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York as applied to contracts made and fully performed in such state, except insofar as the DGCL shall be mandatorily applicable to the Merger and the rights of the stockholders of the Company in connection therewith.

  19. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person.

  20. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the

Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

  21. Section Headings. All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

  22. Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

  23. Extensions. At any time prior to the Effective Time, Lucent and Acquisition, on the one hand, and the Company on the other may by corporate action, extend the time for compliance by or waive performance of any representation, warranty, condition or obligation of the other party.

  24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Company, Acquisition and Lucent may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

                                          LUCENT TECHNOLOGIES INC.

                                          By:       /s/ CARL PAVARINI

                                            ------------------------------------
                                                 Title: Vice President

                                          PRANCER ACQUISITION, INC.

                                          By:        /s/ PAUL DICZOK

                                            ------------------------------------
                                                 Title: Treasurer and Chief
                                                        Financial Officer

                                          PROMINET CORPORATION

                                          By:    /s/ MENACHEM E. ABRAHAM

                                            ------------------------------------
                                                 Title: President, Chief
                                                        Executive
                                                  Officer and Treasurer

                           GLOSSARY OF DEFINED TERMS

                               DEFINED TERM                                 LOCATION OF DEFINITION
--------------------------------------------------------------------------  ----------------------
Acquisition...............................................................  Preamble
Acquisition Common Stock..................................................  Recitals
Acquisition Proposal......................................................  Section 5.4
Affiliate.................................................................  Section 15(a)
Agreement.................................................................  Recitals
Arbitration Service.......................................................  Section 8.4(b)
Authorizations............................................................  Section 3.17(b)
Balance Sheet.............................................................  Section 3.5(a)
Benefit Plan..............................................................  Section 15(b)
Capital Stock Exchange Ratio..............................................  Section 1.5(c)
Certificate of Merger.....................................................  Section 1.1(b)
Certificates..............................................................  Section 1.7(b)
Closing...................................................................  Section 1.1(b)
Closing Date..............................................................  Section 1.1(b)
Code......................................................................  Section 15(c)
Common Stock Exchange Ratio...............................................  Section 1.5(c)
Commonly Controlled Entity................................................  Section 3.20(a)
Company...................................................................  Preamble
Company Capital Stock.....................................................  Recitals
Company Common Stock......................................................  Recitals
Company Preferred Stock...................................................  Recitals
Confidentiality Agreement.................................................  Section 12
CRCO......................................................................  Section 3.19(a)
DGCL......................................................................  Recitals
Designated Group..........................................................  Section 15(d)
Dissenting Shares.........................................................  Section 1.7(a)
Effective Time............................................................  Section 1.1(b)
Environmental Laws........................................................  Section 15(e)
ERISA.....................................................................  Section 3.20(a)
Escrow Agent..............................................................  Section 8.1
Escrow Agreement..........................................................  Section 6.1(e)
Escrow Fund...............................................................  Section 8.1
Exchange Act..............................................................  Section 4.2(c)
Exchange Agent............................................................  Section 15(f)
Exchange Fund.............................................................  Section 1.7(a)
Exchange Ratio............................................................  Section 1.5(c)
Executive Employees.......................................................  Section 3.21(a)
Financial Statements......................................................  Section 3.5(a)
GAAP......................................................................  Section 15(g)
Hazardous Substances......................................................  Section 15(h)
Immaterial Authorizations.................................................  Section 3.17(b)
Indemnified Party.........................................................  Section 5.13
Intellectual Property Rights..............................................  Section 3.18(a)
Introduction Criteria.....................................................  Section 15(i)
IRS.......................................................................  Section 3.19
Laws......................................................................  Section 3.17(a)

                               DEFINED TERM                                 LOCATION OF DEFINITION
--------------------------------------------------------------------------  ----------------------
Liens.....................................................................  Section 15(j)
Lucent....................................................................  Preamble
Lucent Balance Sheet......................................................  Section 4.5(b)
Lucent Financials.........................................................  Section 4.5(b)
Lucent Common Stock.......................................................  Section 4.3
Lucent Notice.............................................................  Section 8.3
Lucent Preferred Stock....................................................  Section 4.3
Lucent SEC Reports........................................................  Section 4.5(a)
Material Adverse Effect...................................................  Section 3.1
Merger....................................................................  Recitals
NOLS......................................................................  Section 3.19(a)
NYSE......................................................................  Section 1.8
Pension Plans.............................................................  Section 3.20(a)
Permitted Liens...........................................................  Section 15(k)
Person....................................................................  Section 15(l)
Plans.....................................................................  Section 3.20(a)
Product Delivery..........................................................  Section 15(m)
Proportionate Amount......................................................  Section 8.1
Registration Statement....................................................  Section 3.27
Restricted Stock Agreement................................................  Section 5.8(d)
Right.....................................................................  Section 1.5(c)
SEC.......................................................................  Section 3.27
Securities Act............................................................  Section 3.27
Series A Exchange Ratio...................................................  Section 1.5(c)
Series A Preferred Stock..................................................  Recitals
Series B Exchange Ratio...................................................  Section 1.5(c)
Series B Preferred Stock..................................................  Recitals
Shares....................................................................  Section 3.2(a)
SRLY......................................................................  Section 3.19(a)
Stock Options.............................................................  Section 5.8(a)
Stock Plan................................................................  Section 5.8(a)
Stockholders' Representative..............................................  Section 8.5
Subsidiary................................................................  Section 15(n)
Substitute Option.........................................................  Section 5.8(a)
Substitute Restricted Stock...............................................  Section 5.8(d)
Supplemental Financial Information........................................  Section 5.3(c)
Surviving Corporation.....................................................  Section 1.1(a)
Tax.......................................................................  Section 15(o)
Tax Return................................................................  Section 15(p)
Warrant...................................................................  Section 5.9
Warrant A Exchange Ratio..................................................  Section 5.9
Warrant B Exchange Ratio..................................................  Section 5.9
Warrant Exchange Ratios...................................................  Section 5.9
Welfare Plans.............................................................  Section 3.20

                                                                      APPENDIX B

                        DELAWARE GENERAL CORPORATION LAW

                            DELAWARE CODE ANNOTATED
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

Section 262 Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251 of this title), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      Appendix C



                            Form of Proxy Cards

                     THIS PROXY IS SOLICITED ON BEHALF OF
                THE BOARD OF DIRECTORS OF PROMINET CORPORATION

                       SPECIAL MEETING OF STOCKHOLDERS


        The undersigned stockholder of Prominet Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus each dated December 18, 1997, revokes all prior proxies and hereby appoints MENACHEM E. ABRAHAM and JOSHUA WEISS, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the Special Meeting of Stockholders of Prominet Corporation to be held on January 21, 1998 at 10:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts and at any postponement or adjournment thereof, and to vote all shares of Common Stock of Prominet Corporation which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.


        IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. ATTENDANCE OF THE UNDERSIGNED AT THE MEETING OR AT ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED SHALL REVOKE THIS PROXY IN WRITING.

[SEE REVERSE SIDE]

   -------
  |       |
   -------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

1. Approval and adoption of the Agreement and Plan of Merger pursuant to which the Company will become a wholly owned subsidiary of Lucent Technologies Inc.


    For  [ ]                   Against  [ ]                        Abstain  [ ]


THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


SIGNATURE(S)___________________________________________________________________

DATE___________________________________________________________________________

SIGNATURE(S)___________________________________________________________________

DATE___________________________________________________________________________

NOTE:(This Proxy should be marked, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE  [X]









                                                                               |
                                                                               |
                                                                         -------

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

                     THIS PROXY IS SOLICITED ON BEHALF OF
                THE BOARD OF DIRECTORS OF PROMINET CORPORATION

                       SPECIAL MEETING OF STOCKHOLDERS


        The undersigned stockholder of Prominet Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus each dated December 18, 1997, revokes all prior proxies and hereby appoints MENACHEM E. ABRAHAM and JOSHUA WEISS, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the Special Meeting of Stockholders of Prominet Corporation to be held on January 21, 1998 at 10:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts and at any postponement or adjournment thereof, and to vote all shares of Series B Convertible Preferred Stock of Prominet Corporation which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

        IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. ATTENDANCE OF THE UNDERSIGNED AT THE MEETING OR AT ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED SHALL REVOKE THIS PROXY IN WRITING.

[SEE REVERSE SIDE]

   -------
  |       |
   ------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1. Approval and adoption of the Agreement and Plan of Merger pursuant to which the Company will become a wholly owned subsidiary of Lucent Technologies Inc.

    For  [ ]                    Against  [ ]                        Abstain  [ ]

2. Approval of determination that the Merger shall not be deemed a liquidation, dissolution or winding up for purposes of Article FOURTH, Section B2(c) of the Certificate of Incorporation.

    For  [ ]                    Against  [ ]                        Abstain  [ ]

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


SIGNATURE(S)____________________________________________________________________

DATE____________________________________________________________________________

SIGNATURE_______________________________________________________________________

DATE____________________________________________________________________________

NOTE: (This Proxy should be marked, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE  [X]









                                                                               |
                                                                               |
                                                                         ------
PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

                     THIS PROXY IS SOLICITED ON BEHALF OF
                THE BOARD OF DIRECTORS OF PROMINET CORPORATION

                       SPECIAL MEETING OF STOCKHOLDERS



        The undersigned stockholder of Prominet Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus each dated December 18, 1997, revokes all prior proxies and hereby appoints MENACHEM E. ABRAHAM and JOSHUA WEISS, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the Special Meeting of Stockholders of Prominet Corporation to be held on January 21, 1998 at 10:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts and at any postponement or adjournment thereof, and to vote all shares of Common Stock of Prominet Corporation which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.


        IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. ATTENDANCE OF THE UNDERSIGNED AT THE MEETING OR AT ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED SHALL REVOKE THIS PROXY IN WRITING.

[SEE REVERSE SIDE]

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1. Approval and adoption of the Agreement and Plan of Merger pursuant to which the Company will become a wholly owned subsidiary of Lucent Technologies Inc.


    For  [ ]                    Against  [ ]                        Abstain  [ ]


2. Approval of determination that the Merger shall not be deemed a liquidation, dissolution or winding up for purposes of Article FOURTH, Section C2(c) of the Certificate of Incorporation.


    For  [ ]                    Against  [ ]                        Abstain  [ ]


THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


SIGNATURE(S)____________________________________________________________________

DATE____________________________________________________________________________

SIGNATURE_______________________________________________________________________

DATE____________________________________________________________________________

NOTE: (This Proxy should be marked, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE  [X]









                                                                               |
                                                                               |
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PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     The Lucent Certificate provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of Lucent or is or was serving at the request of Lucent as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by Lucent to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Lucent to provide broader indemnification rights than said law permitted Lucent to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have Lucent pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the Certificate, Lucent By-Law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of Lucent thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. The Certificate also specifically authorizes Lucent to maintain insurance and to grant similar indemnification rights to employees or agents of Lucent.

     The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.


     The Lucent Certificate provides that a director of Lucent will not be personally liable to Lucent or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL, as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to Lucent or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following is a list of Exhibits included as part of this Registration Statement. Lucent agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request. Items marked with an asterisk are filed herewith.


 +2.1  Agreement and Plan of Merger dated as of October 14, 1997 among Lucent Technologies
       Inc., Prancer Acquisition, Inc. and Prominet Corporation. (included as Appendix A to the Proxy Statement/Prospectus).
  3.1  Restated Certificate of Incorporation of Lucent is hereby incorporated by reference to
       Exhibit No. (3.1) to Amendment No. 3 to the Registration Statement on Form S-1 of
       Lucent filed with the SEC on April 1, 1996 (Registration No. 333-00703) ("Amendment
       No. 3").
  3.2  By-Laws of Lucent are hereby incorporated by reference to Exhibit No. (3.2) to
       Amendment No. 3.
  4.3  Rights Agreement between Lucent and The Bank of New York (as successor to First
       Chicago Trust Company of New York), as Rights Agent, dated as of April 4, 1996 in hereby incorporated by reference to Exhibit No. (4.2) to Amendment No. 3.
 +5.1  Opinion of Lucent Vice President -- Law, as to the legality of the securities being registered, dated December 15, 1997.
 *8.1  Opinion of Hale and Dorr LLP, as to certain United States federal income tax consequences of the Merger.
+11.1  Statement re Computation of Per Share Earnings.
*23.1  Consent of Price Waterhouse LLP, dated December 18, 1997.
*23.2  Consent of Coopers & Lybrand L.L.P., dated December 18, 1997.
+23.3  Consent of Lucent Vice President -- Law (included as part of Exhibit 5.1).
*23.4  Consent of Hale and Dorr LLP (included as part of Exhibit 8.1).
+24.1  Powers of Attorney.


---------------
* Filed herewith


+ Previously filed with Initial Registration Statement on Form S-4 on December
  15, 1997.


ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c)(1) The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

     (f) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Murray Hill, New Jersey, on the 18th day of December, 1997.


                                          LUCENT TECHNOLOGIES INC.

                                          By:      /s/ JAMES S. LUSK

                                          --------------------------------------
                                          Name: James S. Lusk
                                          Title: Vice President and Controller

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the date indicated.

Principal Executive Officer:

Richard A. McGinn
Chief Executive Officer

Principal Financial Officer:

Donald K. Peterson
Executive Vice President
and Chief Financial Officer


Principal Accounting Officer:                             By: /s/ JAMES S. LUSK
                                              ----------------------------------------------
                                              (James S. Lusk, attorney-in-fact)*
James S. Lusk
Vice President and Controller
Directors:                                    December 18, 1997
Paul A. Allaire
Carla A. Hills
Drew Lewis
Richard A. McGinn
Paul H. O'Neill                               *by power of attorney
Donald S. Perkins
Henry B. Schacht
Franklin A. Thomas
John A. Young.

                                     INDEX


 EXHIBIT
   NO.                                      DESCRIPTION                                  PAGE
----------                                                                               -----
   +2.1     Agreement and Plan of Merger dated as of October 14, 1997 among Lucent
            Technologies Inc., Prancer Acquisition, Inc. and Prominet Corporation.
            (included as Appendix A to the Proxy Statement/Prospectus).
    3.1     Restated Certificate of Incorporation of Lucent is hereby incorporated by reference to Exhibit No. (3.1) to Amendment No. 3 to the Registration
            Statement on Form S-1 of Lucent filed with the SEC on April 1, 1996
            (Registration No. 333-00703) ("Amendment No. 3").
    3.2     By-Laws of Lucent are hereby incorporated by reference to Exhibit No. (3.2)
            to Amendment No. 3.
    4.3     Rights Agreement between Lucent and The Bank of New York (as successor to
            First Chicago Trust Company of New York), as Rights Agent, dated as of
            April 4, 1996 in hereby incorporated by reference to Exhibit No. (4.2) to
            Amendment No. 3.
   +5.1     Opinion of Lucent Vice President -- Law, as to the legality of the securities being registered, dated December 15, 1997.
   *8.1     Opinion of Hale and Dorr LLP, as to certain United States federal income tax consequences of the Merger.
  +11.1     Statement re Computation of Per Share Earnings.
  *23.1     Consent of Price Waterhouse LLP, dated December 18, 1997.
  *23.2     Consent of Coopers & Lybrand L.L.P., dated December 18, 1997.
  +23.3     Consent of Lucent Vice President -- Law (included as part of Exhibit 5.1).
  *23.4     Consent of Hale and Dorr LLP (included as part of Exhibit 8.1).
  +24.1     Powers of Attorney.


---------------
* Filed herewith


+ Previously filed with Initial Registration Statement on Form S-4 on December
  15, 1997.